EXHIBIT 2.1

SECURITIES PURCHASE AGREEMENT

by and among

CAPITALSOURCE INC.,

CHR HUD BORROWER LLC,

CSE MORTGAGE LLC,

CSE SLB LLC,

CSE SNF HOLDING LLC

and

OMEGA HEALTHCARE INVESTORS, INC.

November 17, 2009

TABLE OF CONTENTS

SECTION 1.	ACQUISITION OF ACQUIRED COMPANY SECURITIES, CASABLANCA OPTION AND HUD COMPANY SECURITIES	2

SECTION 2.	PURCHASE AND SALE OF ACQUIRED COMPANY SECURITIES AND CASABLANCA OPTION	2

2.1	Purchase Price	2

2.2	Additional Adjustments and Apportionments	4

2.3	Payments and Computations	6

SECTION 3.	PURCHASE AND SALE OF HUD COMPANY SECURITIES	6

3.1	Purchase Price	6

3.2	Additional Adjustments and Apportionments	9

3.3	Delta Notes	11

SECTION 4.	SELLERS’ REPRESENTATIONS AND WARRANTIES	11

4.1	Organization and Good Standing	11

4.2	Power and Authorization	12

4.3	Capitalization	12

4.4	No Conflicts and Consents	13

4.5	Limited Operations, Assets and Liabilities; Financial Statements	14

4.6	Real Property	14

4.7	Taxes	16

4.8	Litigation	18

4.9	Labor Matters	18

4.10	Contracts and Commitments	19

4.11	Existing Condition	19

4.12	Compliance with Laws and Permits	19

4.13	Environmental	20

4.14	Transactions With Affiliates	22

4.15	Insurance	22

4.16	Indebtedness	23

4.17	Operator Matters	24

4.18	Intellectual Property	25

4.19	Medicare, Medicaid and Participation	25

4.20	Health Care Compliance	26

4.21	Investment Representations and Ownership of Buyer Common Stock	26

4.22	Brokers	26

4.23	St. Petersburg Property	26

SECTION 5.	REPRESENTATIONS AND WARRANTIES OF BUYER	27

5.1	Organization and Good Standing	27

5.2	Power and Authorization	27

5.3	Validity of Contemplated Transactions	27

5.4	Consents	28

5.5	Litigation	28

5.6	Sufficient Funds	28

5.7	Capitalization; Stock Consideration	28

5.8	SEC Documents; Financial Statements	29

5.9	Existing Condition	29

5.10	Brokers	29

5.11	Taxes	29

5.12	Operator Matters	31

SECTION 6.	COVENANTS OF THE PARTIES	31

6.1	Conduct of Business Pending Closing	31

6.2	Access	34

6.3	Consents and Cooperation	35

6.4	No Solicitation	35

6.5	Disclosure Schedule	37

6.6	Notices of Certain Events	37

6.7	Seller Releases	38

6.8	Datasite Materials and Portfolio Records	38

6.9	Property Financial Statements	39

6.10	Public Announcements	39

6.11	Confidentiality	39

6.12	Right of First Refusal	40

6.13	Estoppel Certificates	40

6.14	Intercreditor Arrangements	41

6.15	Title Searches; Title Commitments	41

6.16	Seller Cooperation with Transaction Financing	42

6.17	HUD Audits	42

6.18	Deferred Closing Option	43

6.19	Synthetic Debt	44

6.20	HUD Portfolio Loan	44

6.21	Qualifications	44

6.22	Delivery of Purchase Price	45

SECTION 6A	TAX COVENANTS	45

6A.1	Tax Matters – Pre-Closing Periods	45

6A.2	Acquired Companies Tax Compliance Matters	45

6A.3	Terms	48

SECTION 7.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS – CORE PORTFOLIO CLOSING	49

7.1	Deliveries at the Core Portfolio Closing	49

7.2	Representations and Warranties	49

7.3	Performance of Covenants	49

7.4	No Material Adverse Effect	49

7.5	Approvals	50

7.6	Legal Matters	50

7.7	Outstanding Indebtedness	50

7.8	Title Insurance	50

SECTION 7A:	CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS – HUD PORTFOLIO CLOSING	50

7A.1	Deliveries at HUD Portfolio Closing	51

7A.2	Representations and Warranties	51

7A.3	Performance of Covenants	51

7A.4	No Material Adverse Effect	51

7A.5	Approvals	51

7A.6	Legal Matters	52

7A.7	Outstanding Indebtedness	52

7A.8	HUD Financing	52

7A.9	Title Insurance	52

SECTION 8.	CONDITIONS PRECEDENT TO SELLERS’ OBLIGATIONS – CORE PORTFOLIO CLOSING	53

8.1	Deliveries at Closing	53

8.2	Representations and Warranties	53

8.3	Performance of Covenants	53

8.4	[Intentionally Omitted]	53

8.5	Legal Matters	53

8.6	Assumed Indebtedness	54

8.7	Registration Rights Agreement	54

SECTION 8A	CONDITIONS PRECEDENT TO SELLERS’ OBLIGATIONS – HUD PORTFOLIO CLOSING	54

8A.1	Deliveries at HUD Portfolio Closing	54

8A.2	Representations and Warranties	54

8A.3	Performance of Covenants	54

8A.4	Approvals	55

8A.5	Legal Matters	55

8A.6	Assumed HUD Portfolio Indebtedness	55

SECTION 9.	CORE PORTFOLIO CLOSING	55

9.1	Time and Place of the Core Portfolio Closing; Extension	55

9.2	Deliveries at the Core Portfolio Closing by Sellers	55

9.3	Deliveries at the Core Portfolio Closing by the Buyer	57

9.4	Transfer Taxes	58

SECTION 9A	HUD PORTFOLIO CLOSING	59

9A.1	Time and Place of HUD Portfolio Closing; Extension	59

9A.2	Deliveries at the HUD Portfolio Closing by Sellers	59

9A.3	Deliveries at the HUD Portfolio Closing by the Buyer	61

SECTION 10.	TERMINATION AND ABANDONMENT	62

10.1	Termination	62

10.2	Effect of Termination	64

v

SECTION 11.	INDEMNIFICATION	64

11.1	Survival	64

11.2	Indemnification	65

11.3	Environmental Remediation	69

SECTION 12.	CERTAIN ADDITIONAL COVENANTS AND AGREEMENTS	70

12.1	Casualty	70

12.2	Condemnation Pending Closing	71

12.3	Additional Covenants	71

12.4	St. Petersburg Property	72

12.5	Limit Violations	73

SECTION 13.	DEFINITIONS	73

SECTION 14.	GENERAL PROVISIONS	88

14.1	Construction	88

14.2	Further Assurances	88

14.3	Costs and Expenses	89

14.4	Notices	89

14.5	Assignment and Benefit	90

14.6	Amendment, Modification and Waiver	90

14.7	Governing Law; Consent to Jurisdiction	91

14.8	Section Headings and Defined Terms	91

14.9	Severability	91

14.10	Counterparts	91

14.11	Entire Agreement	91

14.12	Waiver of Jury Trial	92

14.13	Remedies	92

14.14	Facility Inspections	92

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of November 17, 2009, by and among CapitalSource Inc., a Delaware corporation (“CapitalSource”), CHR HUD Borrower LLC, a Delaware limited liability company (“CHR HUD Borrower”), CSE Mortgage LLC, a Delaware limited liability company (“CSE Mortgage”), CSE SLB LLC, a Delaware limited liability company (“CSE SLB”), CSE SNF Holding LLC, a Delaware limited liability company (“SNF Holding”) and Omega Healthcare Investors, Inc., a Maryland corporation (the “Buyer”).  Capitalized terms used in this Agreement shall have the respective meanings ascribed to them in Section 13 hereof.  CapitalSource, CHR HUD Borrower, CSE Mortgage, CSE SLB, and SNF Holding are collectively referred to herein as the “Sellers.”

R E C I T A L S:

WHEREAS, CSE Mortgage, CSE SLB and SNF Holding beneficially own 100% of the issued and outstanding equity, membership and similar interests (the “Acquired Company Securities”) of the entities listed on Schedule I hereto (the “Acquired Companies”);

WHEREAS, each Acquired Company owns, directly or indirectly, the healthcare property or properties identified by the physical address set forth immediately opposite such Acquired Company’s name on Schedule I hereto (the “Acquired Properties”);

WHEREAS, CHR HUD Borrower and SNF Holding beneficially own 100% of the issued and outstanding equity, membership and similar interests (the “HUD Company Securities”) of the entities listed on Schedule II hereto (the “HUD Companies”);

WHEREAS, each HUD Company owns, directly or indirectly, the healthcare property or properties identified by the physical address set forth immediately opposite such HUD Company’s name on Schedule II hereto (the “HUD Properties”);

WHEREAS, CSE SLB owns 100% of the membership interests (the “Casablanca Units”) of CSE Casablanca Holdings LLC, a Delaware limited liability company (“Casablanca Holdings”), which in turn owns, through various direct and indirect subsidiaries (the “Casablanca Subsidiaries”), the various healthcare properties identified by the physical addresses listed on Schedule III hereto (each a “Casablanca Property” and collectively, the “Casablanca Properties”); and

WHEREAS, at the Core Portfolio Closing, each of the Sellers, as applicable, desires to sell to the Buyer, and the Buyer desires to purchase from each Seller, as applicable, the Acquired Company Securities owned by such Seller, on the terms and conditions set forth in this Agreement;

WHEREAS, at the Core Portfolio Closing, CSE SLB desires to sell to the Buyer, and the Buyer desires to purchase from CSE SLB, an option (the “Casablanca Option”) to acquire 100% of the Casablanca Units on the terms and conditions set forth in this Agreement and in the option agreement in the form attached hereto as Exhibit A (“Casablanca Option Agreement”); and

WHEREAS, at the HUD Portfolio Closing, each of the Sellers, as applicable, desires to sell to the Buyer, and the Buyer desires to purchase from each Seller, as applicable, the HUD Company Securities owned by such Seller, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

SECTION 1.	ACQUISITION OF ACQUIRED COMPANY SECURITIES, CASABLANCA OPTION AND HUD COMPANY SECURITIES

Subject to the terms and conditions of, and on the basis of and in reliance upon the covenants, agreements and representations and warranties set forth in, this Agreement, (i) at the Core Portfolio Closing, Sellers, as applicable, shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase and acquire from such Sellers, free and clear of all Encumbrances except for Permitted Securities Encumbrances, the Acquired Company Securities and the Casablanca Option, and (ii) at the HUD Portfolio Closing, Sellers, as applicable, shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase and acquire from such Sellers, free and clear of all Encumbrances except for Permitted Securities Encumbrances, the HUD Company Securities.

SECTION 2.	PURCHASE AND SALE OF ACQUIRED COMPANY SECURITIES AND CASABLANCA OPTION

2.1	Purchase Price.

(a)   The aggregate purchase price for the Acquired Company Securities and the Casablanca Option payable by the Buyer to Sellers shall be $294,392,470 (the “Base Purchase Price”), consisting of:

(i)       an amount in cash equal to $161,440,791 (the “Cash Consideration”);

(ii)      $50,820,000 (the “Initial Stock Value”), increased or decreased in accordance with Sections 2.1 and 2.2 (such adjusted Initial Stock Value, the “Adjusted Stock Value,” and such adjustments, the “Closing Adjustments”), in the form of a number of shares of Buyer Common Stock (such shares, the “Stock Consideration”) calculated pursuant to Section 2.1(b), of which $25,000,000 of the Stock Consideration shall constitute the consideration for the Casablanca Option;

(iii)     $59,353,561 of Indebtedness of Sellers or the Acquired Companies assumed by the Buyer, which such Indebtedness shall be designated in a certificate delivered from Sellers no later than five (5) Business Days prior to the Core Portfolio Closing Date (the “Assumed Indebtedness”); and

(iv) a promissory note made by the Buyer to Sellers in the principal amount of $22,778,117 in substantially the form attached hereto as Exhibit B-1 (the “Note”).

The Base Purchase Price as adjusted pursuant to this Agreement is referred to as the “Final Purchase Price.”  The allocation of the Final Purchase Price among the Acquired Companies agreed to by the Buyer and Sellers is set forth on Schedule 2.1(a) hereto.  The Cash Consideration, Stock Consideration and the Note shall be paid to Sellers or their Affiliates as directed by Sellers in a notice delivered no less than three (3) Business Days prior to the Core Portfolio Closing.

(b)   The number of shares of Buyer Common Stock that comprise the Stock Consideration shall equal the Adjusted Stock Value divided by the average VWAP for the five Trading Day period ending with the Trading Day immediately prior to the Core Portfolio Closing Date (the “Core Portfolio Closing Date VWAP”); provided, however, that the Core Portfolio Closing Date VWAP (i) shall equal 110% of the Initial VWAP if the Core Portfolio Closing Date VWAP is greater than 110% of the Initial VWAP and (ii) shall equal 90% of the Initial VWAP if the Core Portfolio Closing Date VWAP is less than 90% of the Initial VWAP.  The “Initial VWAP” shall equal $16.93.

(c)   On the Core Portfolio Closing Date, the Initial Stock Value shall be (i) increased, dollar-for-dollar, to the extent the aggregate principal amount of Assumed Indebtedness is less than $59,353,561, or (ii) decreased, dollar-for-dollar, to the extent the aggregate principal amount of Assumed Indebtedness is greater than $59,353,561.

(d)   Notwithstanding the foregoing, if CapitalSource notifies Buyer at least two (2) Business Days prior to the Core Portfolio Closing Date that CapitalSource reasonably anticipates that, following the various adjustments required pursuant to Sections 2.1 and 2.2 hereof,  the aggregate dollar value of the Stock Consideration (the “Closing Stock Value Amount”) valued at the VWAP as of the day prior to the date such notice is delivered (the “Closing Stock Value”) may be greater than 25% of the sum of (A) the Cash Consideration, plus (B) the Closing Stock Value Amount, plus (C) the amount of the Assumed Indebtedness, plus (D) the principal amount of the Note (the dollar amount of such excess, the “Excess Stock Value”), then the number of shares of Buyer Common Stock comprising the Stock Consideration shall be reduced by an amount that equals the Excess Stock Value divided by the Closing Stock Value, and the Excess Stock Value shall be paid by the Buyer to Sellers in the form of a new promissory note made by the Buyer to Sellers in the principal amount of such Excess Stock Value (the “Adjustment Note”) in the form attached hereto as Exhibit B-2.

(e)   Tax Treatment of the Purchase and Sale of Acquired Company Securities.  Solely for U.S. federal Income Tax purposes, the Buyer and each Seller, as applicable, shall treat the purchase and sale of the Acquired Company Securities as a purchase and sale of each of the Acquired Properties and other assets owned by the Acquired Companies.  The purchase price for Income Tax purposes of the Acquired Properties and other assets shall equal the Final Purchase Price (plus any other items constituting consideration for purposes of Section 1060 of the Code), minus the value of the Stock Consideration issued in respect of the Casablanca Option.  The allocation of such purchase price to the Acquired Properties and other assets of the Acquired Companies shall be agreed to by the Buyer and Sellers within ninety (90) days after the Core Portfolio Closing Date for such Acquired Company Securities. The Buyer and Sellers and each of their respective Affiliates shall take all actions and properly and timely file all Tax Returns (including, but not limited to, IRS Form 8594 (Asset Acquisition Statement) consistent with such allocation).  None of the Sellers or the Buyer shall take any position for U.S. federal Income Tax purposes (whether in audits, Tax Returns or otherwise) that is inconsistent with the allocation unless required to do so by applicable Law. In the event that any Tax authority disputes such allocation, Sellers or the Buyer, as the case may be, shall promptly notify the other party of the nature of such dispute.

2.2	Additional Adjustments and Apportionments.

(a)   Sellers and the Buyer hereby acknowledge and agree that, as of the Core Portfolio Closing Date:  (i) certain costs and expenses, including any Taxes (franchise, income or other), relating to the Acquired Companies and the Acquired Properties, (A) may have accrued during and be applicable for the period ending at 12:01 a.m. (New York time) on the Core Portfolio Closing Date (such period, the “Pre-Closing Period”) but will not have been paid by Sellers or the applicable Acquired Company prior to the end of the Pre-Closing Period (such accrued expenses, if any, that are unpaid as of the end of the Pre-Closing Period being hereinafter referred to as “Accrued Expenses”) or (B) will not accrue until, or may be applicable for, the period after 12:01 a.m. (New York time) on the Core Portfolio Closing Date (the “Post-Closing Period”) but will have been paid by Sellers or one or more of the applicable Acquired Companies prior to the beginning of the Post-Closing Period (such unaccrued expenses, if any, that have been prepaid as of the beginning of the Post-Closing Period being hereinafter referred to as “Prepaid Expenses”); and (ii) certain items of income and revenue relating to the Acquired Companies and the Acquired Properties, including, without limitation, rental income (excluding Past Due Rent), (A) may have accrued during or be applicable for the Pre-Closing Period but will not have been paid during the Pre-Closing Period (such accrued income, revenue and other amounts, if any, that are unpaid as of the end of the Pre-Closing Period, the “Accrued Income”) or (B) will not accrue until, or may be applicable for, the Post-Closing Period but will have been paid prior to the Post-Closing Period (such unaccrued income, revenue and other amounts, if any, that have been prepaid as of the beginning of the Post-Closing Period being hereinafter referred to as “Prepaid Income”).  Subject to the other provisions herein contained, the Accrued Expenses, Prepaid Expenses, Accrued Income and Prepaid Income shall be apportioned (on the basis of a 365 day year) to Sellers with respect to the Pre-Closing Period and the Buyer with respect to the Post-Closing Period.  Notwithstanding the foregoing, “Accrued Income” shall exclude any rent as to which the Tenant is fifteen (15) days or more past due as of the Core Portfolio Closing Date (“Past Due Rent”), and “Accrued Expenses” shall exclude any accrued, but unpaid costs or expenses for which a Tenant is obligated to reimburse any of the Acquired Companies pursuant to the terms of a Property Lease; provided, however, that in the event a Tenant is, as of the Core Portfolio Closing Date, in default of (and all applicable cure periods have expired), or disputing any obligation to pay such costs or expenses, the amount thereof shall be payable by Sellers for purposes of establishing the apportionments contemplated by this Section 2.2(a).  Subsequent to the Core Portfolio Closing Date, the Buyer shall use its commercially reasonable efforts to enforce the terms of the applicable Property Lease and shall remit to Sellers the amount of any such defaulted or disputed costs and expenses together with any Past Due Rent actually collected by the Buyer less all fees and expenses incurred by the Buyer in collecting such monies.  In addition to the foregoing, any amounts held by Sellers or any of the Acquired Companies as deposits as set forth on Section 4.6(e) of Sellers’ Disclosure Schedule, (excluding any amount set forth on Schedule 2.2(c)), will be paid (if not already held in an account of the Acquired Companies) over to the Buyer on the Core Portfolio Closing Date, or contributed to the Acquired Companies on or prior to the Core Portfolio Closing Date.

(b)   Not later than ten (10) Business Days prior to the Core Portfolio Closing Date, Sellers shall prepare and deliver to the Buyer a written statement setting forth, as of the Core Portfolio Closing Date, a reasonably detailed good faith calculation of  the Accrued Expenses, Prepaid Expenses, Accrued Income and Prepaid Income for each of the Acquired Companies and Acquired Properties.  The Buyer shall have the right to review such written statement and shall notify Sellers of any objection thereto within three (3) Business Days after the receipt thereof.  Sellers and the Buyer shall negotiate in good faith to attempt to resolve any objection made by the Buyer, provided that if the parties are unable to agree upon a reasonably detailed calculation of such amounts at least five (5) Business Days prior to the Core Portfolio Closing Date, the Buyer and Sellers shall promptly cause an independent accountant to be mutually agreed upon by the Buyer and Sellers (the “Accountant”), to review this Agreement and the disputed amounts for the purposes of calculating such disputed amounts (it being understood that in making such calculation, the Accountant shall be functioning as an expert and not as an arbitrator).  In making such calculation, the Accountant shall consider only those amounts in the Sellers’ calculation of the Accrued Expenses, Prepaid Expenses, Accrued Income and Prepaid Income as to which Buyer has disagreed.  The Accountant shall deliver to the Buyer and Sellers, as promptly as practicable, a report setting forth its estimation of each disputed amount.  The fees and expenses of any such Accountant shall be shared equally between the Buyer and CapitalSource.  If the Buyer does not notify Sellers of any objection within such three Business Day period, the Buyer shall be deemed to have agreed with the apportionments specified in Sellers’ written statement.  If, after the Core Portfolio Closing, an error or omission in the calculation of the Accrued Expenses, Prepaid Expenses, Accrued Income or Prepaid Income is found by one of the parties hereto, such error or omission shall be promptly corrected, and the party hereto who received any over-payment as a result thereof shall pay the amount of such over-payment in cash to the party hereto entitled thereto; provided, however, that such obligation to correct apportionments shall only survive the Core Portfolio Closing for a period of 365 days; provided, further, that any disagreement with respect to such calculation shall be resolved pursuant to the procedures set forth in this Section 2.2(b).

(c)   The Initial Stock Value shall be (i) (A) reduced by the excess, if any, of the aggregate amount of Accrued Expenses over the aggregate amount of Prepaid Expenses and (B) increased by the excess, if any, of the aggregate amount of Prepaid Expenses over the aggregate amount of Accrued Expenses, and (ii) (A) reduced by the excess, if any, of the aggregate amount of Prepaid Income over the aggregate amount of Accrued Income and (B) increased by the excess, if any, of the aggregate amount of Accrued Income over the aggregate amount of Prepaid Income, in the case of each of the foregoing clauses (i) and (ii), as such amounts are mutually agreed or finally resolved in accordance with Section 2.2(b).  In addition, the Initial Stock Value shall be increased by the amounts held by third parties as of the Core Portfolio Closing Date with respect to all amounts related to the matters set forth on Schedule 2.2(c) hereof as of the Core Portfolio Closing Date, as set forth in a certificate delivered by Sellers to the Buyer no less than ten (10) Business Days prior to the Core Portfolio Closing Date.

2.3	Payments and Computations.

All payments to be made under this Agreement by any party hereto shall be paid by wire transfer of immediately available funds to the account or accounts designated by the party receiving such payment.  All computations of interest with respect to any amounts due from or to either party hereto pursuant to this Agreement will be made on the basis of a year of 365 days, in each case for the actual number of days (excluding the first day, but including the last day) occurring in the period for which such interest is payable.  All calculations of shares of Buyer Common Stock issuable pursuant to Section 2 and Section 3 of this Agreement shall (i) be equitably adjusted for any stock split, stock dividend, extraordinary cash dividend, recapitalization, reclassification, recombination or the like with respect to the entire class of Buyer Common Stock that occurs between the date of this Agreement and the applicable Closing Date, and (ii) rounded down to the largest whole number of shares.

SECTION 3.	PURCHASE AND SALE OF HUD COMPANY SECURITIES

3.1	Purchase Price.

(a)   (i) If the New HUD Indebtedness has been obtained and closed on or prior to March 31, 2010, then the aggregate purchase price for the HUD Company Securities payable by the Buyer to Sellers at the HUD Portfolio Closing shall be $270,396,701 (the “Base HUD Portfolio Purchase Price”), consisting of:

(A) an amount in cash equal to $65,102,704 (the “HUD Portfolio Cash Consideration”);

(B) $0 (the “Initial HUD Portfolio Stock Value”), increased or decreased in accordance with Sections 3.1 and 3.2 (such adjusted Initial HUD Portfolio Stock Value, the “HUD Portfolio Adjusted Stock Value,” and such adjustments, the “HUD Portfolio Closing Adjustments”), in the form of a number of shares of Buyer Common Stock (such shares, the “HUD Portfolio Stock Consideration”) calculated pursuant to Section 3.1(b); and

(C) up to $205,293,997 of Indebtedness of Sellers or the HUD Companies assumed by the Buyer, which such Indebtedness shall be designated in a certificate delivered by Sellers no later than five (5) Business Days prior to the HUD Portfolio Closing Date (the “Assumed HUD Portfolio Indebtedness”); and

(ii) If the New HUD Indebtedness has not been obtained and closed on or prior to March 31, 2010, then (x) the provisions of Section 3.1(a)(i) above shall not be applicable, (y) notwithstanding anything set forth in Section 3.1(a)(i) above, any terms that are defined both in this Section 3.1(a)(ii) and Section 3.1(a)(i) shall have the meanings ascribed thereto in this Section 3.1(a)(ii) for all purposes of this Agreement, and (z) the aggregate purchase price for the HUD Company Securities payable by the Buyer to Sellers shall be $260,396,701 (the “Base HUD Portfolio Purchase Price”), consisting of:

(A) an amount in cash equal to $88,559,209 (the “HUD Portfolio Cash Consideration”);

(B)     $65,099,175 (the “Initial HUD Portfolio Stock Value”), increased or decreased in accordance with Sections 3.1 and 3.2 (such adjusted Initial HUD Portfolio Stock Value, the “Adjusted HUD Portfolio Stock Value,” and such adjustments, the “HUD Portfolio Closing Adjustments”), in the form of a number of shares of Buyer Common Stock (such shares, the “HUD Portfolio Stock Consideration”) calculated pursuant to Section 3.1(b);

(C)     up to $75,687,797 of Indebtedness assumed by the Buyer, which such Indebtedness shall be designated in a certificate delivered by Sellers no later than five (5) Business Days prior to the HUD Portfolio Closing Date (the “Assumed HUD Portfolio Indebtedness”); and

(D)     either (1) a promissory note made by one or more of the HUD Companies (that are not obligated for any Assumed HUD Portfolio Indebtedness) determined pursuant to Section 6.20, to the Sellers in a principal amount of $31,050,520 in substantially the form attached hereto as Exhibit B-2 (the “HUD Portfolio Note”), which HUD Portfolio Note shall be guaranteed by the Buyer, or (2) at the election of Sellers upon notice delivered no less than ten (10) Business Days prior to the HUD Portfolio Closing Date, an increase in the Initial HUD Portfolio Stock Value pursuant to (B) above in  an amount specified in such notice up to $31,050,520 with a corresponding reduction in the principal amount of the HUD Portfolio Note; provided, however that Sellers may not elect to increase the Initial HUD Portfolio Stock Value in excess of the amount which would result in the issuance of Buyer Common Stock in an amount that when added to the Buyer Common Stock beneficially owned by Sellers as reported on the most recent Schedule 13D or Schedule 13G filed by Sellers or their Affiliates, would result in Sellers or any of their Affiliates beneficially owning more than 9.89% of the Buyer Common Stock upon the HUD Portfolio Closing Date.

The Base HUD Portfolio Purchase Price as adjusted pursuant to this Agreement is referred to as the “HUD Portfolio Final Purchase Price.”  The HUD Portfolio Cash Consideration, HUD Portfolio Stock Consideration and the HUD Portfolio Note shall be paid to Sellers or their Affiliates as directed by Sellers in a notice delivered no less than three (3) Business Days prior to the HUD Portfolio Closing.

(b)   The number of shares of Buyer Common Stock that comprise the HUD Portfolio Stock Consideration shall equal the HUD Portfolio Adjusted Stock Value divided by the average VWAP for the five Trading Day period ending with the Trading Day immediately prior to the HUD Portfolio Closing Date (the “HUD Portfolio Closing Date VWAP”); provided, however, that the HUD Portfolio Closing Date VWAP (i) shall equal 110% of the Initial VWAP if the HUD Portfolio Closing Date VWAP is greater than 110% of the Initial VWAP and (ii) shall equal 90% of the Initial VWAP if the HUD Portfolio Closing Date VWAP is less than 90% of the Initial VWAP.

(c)   (i) If the New HUD Indebtedness has been obtained and closed on or prior to March 31, 2010, then on the HUD Portfolio Closing Date, the Initial HUD Portfolio Stock Value shall be (i) increased, dollar-for-dollar, to the extent the aggregate principal amount of Assumed HUD Portfolio Indebtedness is less than $205,293,997 or (ii) decreased, dollar-for-dollar, to the extent the aggregate principal amount of Assumed HUD Portfolio Indebtedness is greater than $205,293,997.

(ii) If the New HUD Indebtedness has not been obtained and closed on or prior to March 31, 2010, then on the HUD Portfolio Closing Date, the Initial HUD Portfolio Stock Value shall be (i) increased, dollar-for-dollar, to the extent the aggregate principal amount of Assumed HUD Portfolio Indebtedness is less than $75,687,797 or (ii) decreased, dollar-for-dollar, to the extent the aggregate principal amount of Assumed HUD Portfolio Indebtedness is greater than $75,687,797.

(d)   Notwithstanding the foregoing, if CapitalSource notifies Buyer at least two (2) Business Days prior to the HUD Portfolio Closing Date that CapitalSource reasonably anticipates that, following the various adjustments required pursuant to Sections 3.1 and 3.2 hereof, the aggregate dollar value of the HUD Portfolio Stock Consideration (the “Closing HUD Portfolio Stock Value Amount”) valued at the VWAP as of the day prior to the date such notice is delivered (the “Closing HUD Portfolio Stock Value”) may be greater than 25% of the sum of (A) the HUD Portfolio Cash Consideration, plus (B) the Closing HUD Portfolio Stock Value Amount, plus (C) the amount of the Assumed HUD Portfolio Indebtedness, plus (D) the principal amount of the HUD Portfolio Note (the dollar amount of such excess, the “HUD Portfolio Excess Stock Value”), then the number of shares of Buyer Common Stock comprising the HUD Portfolio Stock Consideration shall be reduced by an amount that equals the Excess Stock Value divided by the Closing HUD Portfolio Stock Value, and the HUD Portfolio Excess Stock Value shall be paid by the Buyer to Sellers in the form of a new promissory note made by the Buyer to Sellers in the principal amount of the HUD Portfolio Excess Stock Value (the “HUD Portfolio Adjustment Note”) in the form attached hereto as Exhibit B-2.

(e)   Tax Treatment of the Purchase and Sale of HUD Company Securities.  Solely for U.S. federal Income Tax purposes, the Buyer and each Seller, as applicable, shall treat the purchase and sale of the HUD Company Securities as a purchase and sale of each of the HUD Properties.  The purchase price for Income Tax purposes of the HUD Properties and other assets shall equal the HUD Portfolio Final Purchase Price (plus any other items constituting consideration for purposes of Section 1060 of the Code).  The allocation of such purchase price to the HUD Properties and other assets of the HUD Companies shall be agreed to by the Buyer and the Sellers within ninety (90) days after the HUD Portfolio Closing Date.  The Buyer and Sellers and each of their respective Affiliates shall take all actions and properly and timely file all Tax Returns (including, but not limited to, IRS Form 8594 (Asset Acquisition Statement)) consistent with such allocation.  None of the Sellers or the Buyer shall take any position for Income Tax purposes (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable Law. In the event that any Tax authority disputes such allocation, Sellers or the Buyer, as the case may be, shall promptly notify the other party of the nature of such dispute.

(f)   If, as of March 31, 2010, Sellers have obtained the New HUD Indebtedness but the various requirements that are conditions precedent to the Buyer’s assumption of such indebtedness (including, without limitation, the Seller Consents) have not been fulfilled, the HUD Portfolio Closing Date shall be automatically extended; provided, that such extension shall not effect the rights of the parties to terminate this Agreement pursuant to Section 10.1(a)(i).

3.2	Additional Adjustments and Apportionments.

(a)   Sellers and the Buyer hereby acknowledge and agree that, as of the HUD Portfolio Closing Date: (i) certain costs and expenses, including any Taxes (franchise, income or other), relating to the HUD Companies and the HUD Properties, (A) may have accrued during and be applicable for the period ending at 12:01 a.m. (New York time) on the HUD Portfolio Closing Date (such period, the “Pre-HUD Portfolio Closing Period”) but will not have been paid by Sellers or the applicable HUD Company prior to the end of the Pre-HUD Portfolio Closing Period (such accrued expenses, if any, that are unpaid as of the end of the Pre-HUD Portfolio Closing Period being hereinafter referred to as “Accrued HUD Portfolio Expenses”) or (B) will not accrue until, or may be applicable for, the period after 12:01 a.m. (New York time) on the HUD Portfolio Closing Date (the “Post-HUD Portfolio Closing Period”) but will have been paid by Sellers or one or more of the applicable HUD Companies prior to the beginning of the Post-HUD Portfolio Closing Period (such unaccrued expenses, if any, that have been prepaid as of the beginning of the Post-HUD Portfolio Closing Period being hereinafter referred to as “Prepaid HUD Portfolio Expenses”); and (ii) certain items of income and revenue relating to the HUD Companies and the HUD Properties, including, without limitation, rental income (excluding Past Due Rent), (A) may have accrued during or be applicable for the Pre-HUD Portfolio Closing Period but will not have been paid during the Pre-HUD Portfolio Closing Period (such accrued income, revenue and other amounts, if any, that are unpaid as of the end of the Pre-HUD Portfolio Closing Period, the “Accrued HUD Portfolio Income”) or (B) will not accrue until, or may be applicable for, the Post-HUD Portfolio Closing Period but will have been paid prior to the Post-HUD Portfolio Closing Period (such unaccrued income, revenue and other amounts, if any, that has been prepaid as of the beginning of the Post-HUD Portfolio Closing Period being hereinafter referred to as “Prepaid HUD Portfolio Income”).  Subject to the other provisions herein contained, the Accrued HUD Portfolio Expenses, Prepaid HUD Portfolio Expenses, Accrued HUD Portfolio Income and Prepaid HUD Portfolio Income shall be apportioned (on the basis of a 365 day year) to Sellers with respect to the Pre-HUD Portfolio Closing Period and the Buyer with respect to the Post-HUD Portfolio Closing Period.  Notwithstanding the foregoing, “Accrued HUD Portfolio Income” shall exclude any Past Due Rent, and “Accrued HUD Portfolio Expenses” shall exclude any accrued, but unpaid costs or expenses for which a Tenant is obligated to reimburse any of the HUD Companies pursuant to the terms of a Property Lease;  provided, however, that in the event a Tenant is, as of the HUD Portfolio Closing Date, in default of (and all applicable cure periods have expired), or disputing any obligation to pay such costs or expenses, the amount thereof shall be payable by Sellers for purposes of establishing the apportionments contemplated by this Section 3.2(a).  Subsequent to the HUD Portfolio Closing Date, the Buyer shall use its commercially reasonable efforts to enforce the terms of the applicable Property Lease and shall remit to Sellers the amount of any such defaulted or disputed costs together with any Past Due Rent actually collected by the Buyer less any fees and expenses incurred by the Buyer in collecting such monies.  In addition to the foregoing, any amounts held by Sellers or any of the HUD Companies as deposits as set forth on Section 4.6(e) of Sellers’ Disclosure Schedule (excluding any amount set forth on Schedule 2.2(c)), will be paid (if not already held in an account of the HUD Companies) over to the Buyer on the HUD Portfolio Closing Date, or contributed to the HUD Companies on or prior to the HUD Portfolio Closing Date.

(b)   Not later than ten (10) Business Days prior to the HUD Portfolio Closing Date, Sellers shall prepare and deliver to the Buyer a written statement setting forth, as of the HUD Portfolio Closing Date, a reasonably detailed good faith calculation of the Accrued HUD Portfolio Expenses, Prepaid HUD Portfolio Expenses, Accrued HUD Portfolio Income and Prepaid HUD Portfolio Income for each of the HUD Companies and HUD Properties.  The Buyer shall have the right to review such written statement and shall notify Sellers of any objection thereto within three (3) Business Days after the receipt thereof.  Sellers and the Buyer shall negotiate in good faith to attempt to resolve any objection made by the Buyer, provided that if the parties are unable to agree upon a reasonably detailed calculation of such amounts at least five (5) Business Days prior to the HUD Portfolio Closing Date, the Buyer and Sellers shall promptly cause the Accountant to review this Agreement and the disputed amounts for the purposes of calculating such disputed amounts (it being understood that in making such calculation, the Accountant shall be functioning as an expert and not as an arbitrator).  In making such calculation, the Accountant shall consider only those amounts in the Sellers’ calculation of the Accrued HUD Portfolio Expenses, Prepaid HUD Portfolio Expenses, Accrued HUD Portfolio Income and Prepaid HUD Portfolio Income as to which Buyer has disagreed.  The Accountant shall deliver to the Buyer and Sellers, as promptly as practicable, a report setting forth its estimation of each disputed amount.  The fees and expenses of any such Accountant shall be shared equally between the Buyer and CapitalSource.  If the Buyer does not notify Sellers of any objection within such three Business Day period, the Buyer shall be deemed to have agreed with the apportionments specified in Sellers’ written statement.  If, after the HUD Portfolio Closing, an error or omission in the calculation of the Accrued HUD Portfolio Expenses, Prepaid HUD Portfolio Expenses, Accrued HUD Portfolio Income or Prepaid HUD Portfolio Income is found by one of the parties hereto, such error or omission shall be promptly corrected, and the party hereto who received any over-payment as a result thereof shall pay the amount of such over-payment in cash to the party hereto entitled thereto; provided, however, that such obligation to correct apportionments shall survive only the HUD Portfolio Closing for a period of 365 days; provided, further, that any disagreement with respect to such calculation shall be resolved pursuant to the procedures set forth in this Section 3.2(b).

(c)   The Initial HUD Portfolio Stock Value shall be (i) (A) reduced by the excess, if any, of the aggregate amount of Accrued HUD Portfolio Expenses over the aggregate amount of Prepaid HUD Portfolio Expenses and (B) increased by the excess, if any, of the aggregate amount of Prepaid HUD Portfolio Expenses over the aggregate amount of Accrued HUD Portfolio Expenses, and (ii) (A) reduced by the excess, if any, of the aggregate amount of Prepaid HUD Portfolio Income over the aggregate amount of Accrued HUD Portfolio Income and (B) increased by the excess, if any, of the aggregate amount of Accrued HUD Portfolio Income over the aggregate amount of Prepaid HUD Portfolio Income, in the case of each of the foregoing clauses (i) and (ii), as such amounts are mutually agreed or finally resolved in accordance with Section 3.2(b).  In addition, the Initial HUD Portfolio Stock Value shall be increased by the amounts held by third parties as of the HUD Portfolio Closing Date with respect to all amounts related to the matters set forth on Schedule 2.2(c) hereof as of the HUD Portfolio Closing Date, as set forth in a certificate delivered by Sellers to the Buyer no less than ten (10) Business Days prior to the HUD Portfolio Closing Date.

3.3	Delta Notes.

Pursuant to those eleven Property Leases listed on Section 4.6(e) of Sellers’ Disclosure Schedule, where the Tenant is either Delta Health Group, Inc. or  Pensacola Health Trust, Inc. (the “Delta Leases”), the Tenant thereunder is obligated to pay percentage rent to the applicable HUD Portfolio Company.  It is anticipated that prior to the HUD Portfolio Closing Date, each of the Delta Leases will be amended to remove the requirement that the Tenant pay percentage rent.  In the event such lease amendments have not been entered into prior to the HUD Portfolio Closing Date, the Buyer shall collect and remit to the Sellers under the Delta Purchase Agreement all payments required to be made to such Sellers by CHR HUD Borrower, as successor by merger to CSE SNF Holding II LLC, pursuant to Section 2.9 of the Delta Purchase Agreement (as in effect on November 16, 2009, and a true and correct copy of which agreement has been provided by CHR HUD Borrower to the Buyer) and shall indemnify CHR HUD Borrower in the event it fails to remit any such payments; provided, however, that in no event shall Buyer be obligated to make any such payments (or to indemnify CHR HUD Borrower, or otherwise be liable, for failing to make such payments) except to the extent of collected funds actually received from Tenants under the Delta Leases as payments of percentage rent thereunder.   At the HUD Portfolio Closing, the Buyer and CHR HUD Borrower shall enter into an agreement in form and substance reasonably acceptable to each with respect to the foregoing.  For avoidance of doubt, the parties acknowledge and agree that the Buyer has not agreed to assume any obligations under the Delta Purchase Agreement, including but not limited to those set forth in Section 2.9 thereof.

SECTION 4.	SELLERS’ REPRESENTATIONS AND WARRANTIES

As a material inducement to the Buyer to enter into and perform its obligations under this Agreement, Sellers hereby jointly and severally represent and warrant, except as set forth in Sellers’ Disclosure Schedule, to the Buyer as of the date hereof and as of the Core Portfolio Closing Date (except as otherwise herein indicated) as follows.  For purposes of this Section 4, any reference to “Acquired Company” shall include in addition to the Acquired Companies, the HUD Companies, Casablanca Holdings and the Casablanca Subsidiaries and each Subsidiary of the foregoing, and any reference to “Acquired Property” shall include each HUD Property and each Casablanca Property and any reference to “Acquired Company Securities” shall include the HUD Company Securities and the Casablanca Units, in each case unless the context specifically provides otherwise.

4.1	Organization and Good Standing.

CapitalSource is a corporation, CSE Mortgage, CSE SLB, CHR HUD Borrower and SNF Holding are each a limited liability company, and each Acquired Company is a limited liability company, partnership, limited partnership or Delaware statutory trust (as the case may be), in each case duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and each Seller and each Acquired Company has all necessary power and authority to conduct its business as presently conducted and to own and lease the Acquired Properties and assets used in connection therewith and to perform all of its obligations under each agreement and instrument by which it is bound.  Each Seller and each Acquired Company is qualified to do business and is in good standing in each jurisdiction where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on the Acquired Companies either individually or in the aggregate.  Section 4.1 of Sellers’ Disclosure Schedule sets forth all jurisdictions in which each Seller and each Acquired Company is qualified to do business, in each case identifying the entity or entities so qualified to do business in such jurisdictions.

4.2	Power and Authorization.

Each Seller has all requisite organizational power and authority to enter into and perform its obligations under this Agreement and under the other Transaction Documents to which it is a party.  The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all necessary corporate, partnership, limited liability company or other action.  This Agreement has been duly and validly executed and delivered by each Seller and constitutes the legal, valid and binding obligation of each Seller, enforceable against each of them in accordance with its terms and, when executed and delivered as contemplated herein, each Transaction Document to which each Seller is a party will constitute the legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, in each case subject to applicable bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally, general equitable principles, the discretion of courts in granting equitable remedies and matters of public policy.

4.3	Capitalization.

(a)   Sellers are the beneficial owners of the Acquired Company Securities and the HUD Company Securities and CSE SLB is the beneficial owner of the Casablanca Units, free and clear of all liens, charges, security interests and other adverse claims of any kind except as set forth on Section 4.3(a) of Sellers’ Disclosure Schedule regarding Acquired Company Securities securing the CSE Indebtedness (the “Permitted Securities Encumbrances”).  Upon payment of the Final Purchase Price, the Buyer will own good, valid and marketable title to the Acquired Company Securities and the Casablanca Option, free and clear of all liens, charges, security interests, rights of first refusal or first offer, and other adverse claims of any kind, other than those arising solely through the Buyer’s acts and except for the Permitted Securities Encumbrances listed on Section 4.3(a) of Sellers’ Disclosure Schedule.

(b)   The Acquired Company Securities and the HUD Company Securities represent all of the issued and outstanding equity interests of the Acquired Companies and the HUD Companies, respectively, and the Casablanca Units represent all of the issued and outstanding equity interests of Casablanca Holdings, and in each case, are owned, beneficially, by Sellers as set forth in Section 4.3(b) of Sellers’ Disclosure Schedule.  Casablanca Holdings or its direct or indirect wholly owned subsidiaries own 100% of the issued and outstanding equity, partnership, membership and similar interests of each of the Casablanca Subsidiaries.  Except as set forth on Section 4.3(b) of Sellers’ Disclosure Schedule, there are no outstanding offers, options, warrants, rights, agreements or commitments of any kind (contingent or otherwise), including rights of first refusal, first offer or employee benefit arrangements, relating to the issuance, conversion, registration, voting, sale, repurchase or transfer of any equity interests or other securities of any Acquired Company or obligating Sellers or any Acquired Company to purchase or redeem any such equity interests or other securities. All of the Acquired Company Securities, the HUD Company Securities, Casablanca Units and equity interests in the Casablanca Subsidiaries have been duly authorized, are validly issued and outstanding, are fully paid and nonassessable and have been issued and are held in compliance with all applicable securities and other Laws.  No securities (including, without limitation, the Acquired Company Securities, the HUD Company Securities and Casablanca Units) issued by any Acquired Company since the date of its formation were, and as of the Core Portfolio Closing Date (or, in the case of the HUD Companies or Casablanca Holdings or the Casablanca Subsidiaries, as of the HUD Portfolio Closing Date or the Casablanca Option Closing Date, respectively) will have been, issued in violation of any, contractual, statutory or common law preemptive rights.  Except as set forth on Section 4.3(b) of Sellers’ Disclosure Schedule, there are no dividends or distributions which have accrued or been declared but are unpaid on the Casablanca Units, any Acquired Company Securities, HUD Company Securities or any equity interests in the Casablanca Subsidiaries.

(c)   Section 4.3(c) of Sellers’ Disclosure Schedule sets forth for each Acquired Company as of the Core Portfolio Closing Date: (i) its name, jurisdiction; (ii) the amount of each class or series of its authorized equity interests; and (iii) the amount of issued and outstanding interest of each class or series of its equity interests, the names of each record holder thereof, and the amount or percentage interest thereof held by such holder.  Except as set forth on Section 4.3(c) of Sellers’ Disclosure Schedule, all of the outstanding equity interests of each Acquired Company are or on the Core Portfolio Closing Date will be directly or indirectly beneficially owned by Sellers.

4.4	No Conflicts and Consents.

Subject to obtaining or making (as applicable) all of the consents, authorizations, waivers by or filings with any Governmental Entity or other Person set forth in Section 4.4 of Sellers’ Disclosure Schedule (collectively, the “Seller Consents”) on or before the Core Portfolio Closing, or as otherwise disclosed on Section 4.4 of Sellers’ Disclosure Schedule, the execution, delivery and performance by each Seller of the Transaction Documents to which it is a party do not and will not (with or without the passage of time or the giving of notice): (i) violate or conflict with the declaration of trust, articles or certificate of incorporation, articles or certificate of formation or organization, bylaws, limited liability company operating agreement, partnership agreement or other organizational document of Sellers or any Acquired Company; (ii) violate or conflict with any Law binding upon, or any Permit applicable to, Sellers or any Acquired Company or any Acquired Property; (iii) violate or conflict with, result in a breach of, constitute a default or otherwise cause any loss of benefit under any Contract to which any Seller or Acquired Company is a party, or by which any of them or any of their assets is otherwise bound (including, without limitation, any Contracts set forth in Section 4.10 of Sellers’ Disclosure Schedule); (iv) result in the creation of an Encumbrance on the Acquired Company Securities, the HUD Company Securities or any Acquired Property, or give rise to any penalty, acceleration of remedies, or right of termination or otherwise cause any alteration of any rights or obligations of any party under any Contract, first refusal or first offer to which any Seller or Acquired Company is a party or by which any of them or any of their assets are otherwise bound; or (v) require any consent, notice, authorization, waiver by or filing with any Governmental Entity or other Person, except with respect to clauses (ii), (iii) and (iv), for such violations, conflicts, breaches, defaults or losses as would not have a Material Adverse Effect on the Acquired Companies either individually or in the aggregate.  Other than the Seller Consents, no consent, authorization, waiver by or filing with any Governmental Entity or other Person is required in connection with the execution, delivery and performance of the Transaction Documents (as applicable) by Sellers or any Acquired Company or the consummation by Sellers or any Acquired Company of the transactions contemplated thereby.

4.5	Limited Operations, Assets and Liabilities; Financial Statements.

(a)   Each Acquired Company was formed or organized solely for the purpose of engaging in, and has since its formation or organization engaged solely in, the business of investing in, owning and/or leasing the Acquired Properties.  Except as set forth on Section 4.5(a) of Sellers’ Disclosure Schedule, no Acquired Company owns, or has owned since its date of formation or organization, any assets or properties (whether real, personal, tangible, intangible or mixed) other than the Acquired Properties and, as of immediately prior to the Core Portfolio Closing Date, none of the Acquired Companies will own any assets or properties other than the Acquired Properties.

(b)   Except for obligations secured by Permitted Encumbrances, liabilities reflected on the Financial Statements, the Indebtedness, and liabilities or obligations of the Acquired Companies specifically set forth in Section 4.5(b) of Sellers’ Disclosure Schedule, as of the Core Portfolio Closing, none of the Acquired Companies will have any material liabilities or obligations (including, without limitation, any Excluded Liabilities), whether accrued, absolute, contingent or otherwise.

(c)   Set forth in Section 4.5(c) of Sellers’ Disclosure Schedule are (i) the audited combined balance sheet and statements of income of the carve-out of CapitalSource as of and at December 31, 2008 and December 31, 2007 and for the three years ended December 31, 2008 (the “Annual Audited Carve-out Financials”) and (ii) the unaudited combined balance sheet and statements of income of the Carve-out of CapitalSource as of and for the six months ended June 30, 2009 and 2008 (together with the Annual Audited Carve-out Financials, the “Carve-out Financial Statements”). The Carve-out Financial Statements have been prepared in accordance with GAAP as applicable to the carve-out of CapitalSource (except, in the case of interim statements, for the absence of notes thereto and subject to normal year-end adjustments) and present fairly the consolidated financial position of the carve-out of CapitalSource as of and at the dates indicated and the results of operations for the periods specified.

4.6	Real Property.

(a)   Section 4.6(a) of the Sellers’ Disclosure Schedule sets forth a true, accurate and complete list of the addresses of all of the Acquired Properties, the HUD Properties and the Casablanca Properties.

(b)   Each Acquired Company (as applicable) has or will have as of immediately prior to the Core Portfolio Closing, insurable title in fee simple or leasehold, as set forth on Section 4.6(b) of Sellers’ Disclosure Schedule, to all of its Acquired Properties, free and clear of any Encumbrance except for any Permitted Encumbrances.  Except as set forth on Section 4.6(b) of the Sellers’ Disclosure Schedule, each Acquired Company (as applicable) is the named insured under an owner’s policy of title insurance in the amount set forth on Section 4.6(b) of the Sellers’ Disclosure Schedule insuring fee simple title to the applicable Acquired Property subject only to Permitted Encumbrances.  None of the Permitted Encumbrances constitute a default by an Acquired Company, as landlord, under any of the Property Leases.  Sellers have provided to the Buyer true, accurate and complete copies of all existing surveys and title insurance policies, to the extent in the possession of or otherwise available to Sellers. Except as set forth in Section 4.6(b) of the Sellers’ Disclosure Schedule, no Seller or any Acquired Company (during the period of ownership of the Acquired Companies by Sellers) has received written notice that (i) any building or structure, to the extent of the premises owned or leased by any Acquired Company, or (ii) any appurtenance thereto or equipment therein, or (iii) the ownership, operation or maintenance thereof violates in any material respect any restrictive covenant or any rule adopted by any national, state or local association or board of insurance underwriters. No Seller or any Acquired Company (during the period of ownership of the Acquired Companies by Sellers) has received written notice of any pending or threatened condemnation proceeding, special assessment (other than a special assessment that is the obligation of a Tenant under the terms of a Property Lease), tax certiorari (other than a tax certiorari that is the obligation of a Tenant under the terms of a Property Lease) or similar proceeding with respect to any Acquired Property.  To the Knowledge of Sellers, the applicable covenants, easements or rights-of-way affecting any Acquired Property do not in any material respect impair any Acquired Company’s ability to use such Acquired Property in the operation of its business as conducted presently and as of immediately prior to the Core Portfolio Closing.  Each Acquired Company (as applicable) has, in all material respects, sufficient access to public roads, streets or the like or valid perpetual easements over private streets, roads or other private property for such ingress to and egress from the Acquired Properties to use them in the operation of the business of the applicable Acquired Company as conducted presently and as of immediately prior to the Core Portfolio Closing.  For the purposes of this Section 4.6(b), “insurable title” is deemed to be such title as a nationally reputable title company will insure at standard rates.

(c)           No Seller or any Acquired Company (during the period of ownership of the Acquired Companies by Sellers) has received any unresolved written notice (i) of any pending or contemplated rezoning proceeding directly affecting any Acquired Property, or (ii) from any utility company or municipality of any fact or condition that would be reasonably likely to result in the discontinuation of presently available sewer, water, electric, gas, telephone or other utilities or services for any Acquired Property, or that assert the current use of any of the Acquired Properties violate any applicable zoning ordinances or interfere with any such utility company’s or municipality’s easement rights with respect to any such Acquired Property.

(d)   No Seller or any Acquired Company is or, other than as entered into in accordance with Section 6.1(b), as of immediately prior to the Closing will be, party to any lease or license with respect to any Acquired Property other than: (i) the Property Leases, (ii) immaterial leases entered into in the ordinary course of business, consistent with past practice and (iii) leases terminable with 30 days notice without any penalty or premium.

(e)   Section 4.6(e) of Sellers’ Disclosure Schedule sets forth a complete and accurate list of each Property Lease including, without limitation, each Property Lease relating to each Acquired Property, HUD Property and Casablanca Property and the monthly rent payable thereunder as of October 1, 2009.   A true copy of each Property Lease has been delivered to the Buyer.  Except as set forth on Section 4.6(e) of Sellers’ Disclosure Schedule, each Property Lease is in full force and effect and has not been modified, supplemented or amended in any way.  Neither any Seller nor any Acquired Company has received any written notice from any Tenant that such Tenant desires to terminate or amend a Property Lease.  The Acquired Companies are the sole landlord parties under the Property Leases.  Except as set forth on Section 4.6(e) of Sellers’ Disclosure Schedule, neither any Seller nor any Acquired Company (during the period of ownership of the Acquired Companies by Sellers) has received any written notification from any Tenant that an Acquired Company is in default under any Property Lease.  No Acquired Company is in default under any Property Lease.  Except as set forth on Section 4.6(e) of Sellers’ Disclosure Schedule, no Acquired Company (during the period of ownership of the Acquired Companies by Sellers) has given notice to any Tenant that such Tenant or any of its Affiliates are in default under any Property Lease.  Except as set forth on Section 4.6(e) of Sellers’ Disclosure Schedule, to Sellers’ Knowledge, no Tenant or any of such Tenant’s Affiliates are in default under any Property Lease to which such Tenant is a party.  A complete and accurate list of all security deposits (specifying the nature of such deposit), tax reserves, insurance reserves, capital expenditure reserves, and any other deposits and reserves maintained by any Seller or an Acquired Company in connection with each Property Lease is set forth on Section 4.6(e) of Sellers’ Disclosure Schedule.

(f)            No part of any Acquired Property, including, without limitation, any building or improvement thereon, is subject to any purchase option, right of first refusal or first offer or other similar right, except as set forth on Section 4.6(f) of Sellers’ Disclosure Schedule.  The rights of first refusal arising under the Property Leases described in Section 4.6(f) of Sellers’ Disclosure Schedule will not give rise to any rights to acquire the underlying property in the context of the consummation of the transactions contemplated by this Agreement, other than the rights of first refusal with respect to the Mayer Leases.

(g)           All brokerage commissions and other compensation and fees for which any Seller or Acquired Company would be liable at or after Core Portfolio Closing by reason of the acquisition of any Acquired Property have been or will be paid in full on or before the Core Portfolio Closing.

4.7	Taxes.

Except as would not have a Material Adverse Effect on the Acquired Companies either individually or in the aggregate and except as set forth on Section 4.7 of Sellers’ Disclosure Schedule:

(a)           Each Acquired Company is and has been since the date of its formation or organization characterized for U.S. federal Income Tax purposes as either (i) a disregarded entity that is not subject to Income Tax separately from its owner within the meaning of Treasury Regulation Section 301.7701-3(b)(1)(ii), (ii) a partnership within the meaning of Treasury Regulation Section 301.7701-3(b)(1)(i), or (iii) a qualified REIT subsidiary within the meaning of Code Section 856(i)(2), and not as a corporation or an association taxable as a corporation.

(b)           Each Acquired Company has timely filed or caused to be timely filed (after giving effect to any filing extensions) all Tax Returns required to be filed by it and all such Tax Returns were true, correct, and complete in all material respects, and each Acquired Company has paid all Taxes required to be paid by it (whether or not shown as due on such Tax Returns), other than Taxes which are being contested in good faith by appropriate proceedings and are adequately reserved against or provided for (in accordance with GAAP) in its financial statements.  Each Acquired Company has withheld and paid all withholding Taxes required to be withheld or paid by it.

(c)           There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the Acquired Companies’ Securities or Acquired Properties.

(d)   None of the Sellers nor any Acquired Company has received written notice of any Proceeding, investigation, audit or claim now pending against or with respect to any Acquired Company in respect of any Tax or assessment, nor, to the Knowledge of Sellers, has any claim for additional Tax or assessment been asserted against or with respect to any Acquired Company by any Tax authority.

(e)           To the Knowledge of Sellers, no claim (whether or not in writing) has been made by any Tax authority in a jurisdiction where any Acquired Company has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction.

(f)            With respect to each Acquired Company, (i) there is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns, (ii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of any of the Acquired Companies which is currently in effect, (iii) none of the Acquired Companies is a party to any agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters and (iv) no ruling with respect to Taxes has been requested by or on behalf of any of the Acquired Companies.

(g)           No Seller or any Acquired Company is a “foreign person” within the meaning of Section 1445 of the Code.

(h)           Each Acquired Company has adequately reserved for all material Taxes not yet due and payable, except for Taxes of which the failure to pay would not either (i) result in any Encumbrance (other than a Permitted Encumbrance) on the Acquired Company Securities or any Acquired Property or (ii) result in the Buyer becoming liable or responsible therefor in any respect.

(i)            No Acquired Company is a party to or bound by any Tax allocation, indemnity or sharing agreement (other than such an agreement or arrangement exclusively between or among Sellers and one or more of the Acquired Companies).

4.8	Litigation.

Except for the Seller Consents or as set forth on Section 4.8 of Sellers’ Disclosure Schedule, there are no Proceedings involving any Acquired Company or their respective directors (or persons in similar positions), trustees, officers, interest or equity holders, partners or members in their capacities as such, pending or, to Sellers’ Knowledge, threatened except for such Proceedings as would not have a Material Adverse Effect on the Acquired Companies either individually or in the aggregate.  None of the Proceedings listed on Section 4.8 of Sellers’ Disclosure Schedule, if determined in a manner adverse to the Acquired Company that is a party thereto, would give rise to a Material Adverse Effect on the Acquired Companies either individually or in the aggregate.  Except for the Seller Consents, no Seller nor any Acquired Company is bound by any judgment, award, determination, order, writ, injunction or decree of any court or federal, state, municipal or governmental department or any commission, board, bureau, agency, instrumentality, administrator or arbitrator, which has had or would have a Material Adverse Effect on the Acquired Companies either individually or in the aggregate.

4.9	Labor Matters.

(a)   No Seller and none of the Acquired Companies is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, and no Seller or Acquired Companies are obligated by any agreement to recognize or bargain with any labor union or organization.  No Seller or Acquired Company is the subject of a proceeding or threatened proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel any Seller or Acquired Company to bargain with any labor organization as to wages or conditions of employment.  There is no strike, slowdown, picketing, work stoppage or other material labor dispute or disputes involving any Seller or Acquired Company pending.  There is no activity involving any of Sellers’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.  None of the Acquired Companies has now, or has had or will have at any time prior to the Core Portfolio Closing Date, any employees.

(b)   There are no Employee Benefit Plans sponsored, maintained or contributed to, or required to be contributed to, by any Acquired Company.  Each Acquired Company and each ERISA Affiliate of an Acquired Company does not sponsor, maintain or contribute to, or is not required to contribute to, any Employee Benefit Plan for which an Acquired Company has or could have any liability, and no facts exist which could reasonably be expected to result in any Acquired Company incurring any liability with respect to an Employee Benefit Plan, including, without limitation, liability under Title IV of ERISA.  Neither the execution or delivery of this Agreement or any of the other Transaction Documents nor the consummation of the transactions contemplated hereby or thereby will, either by itself or in conjunction with a subsequent event, result in any payment that will not be deductible under Section 280G of the Code.

4.10	Contracts and Commitments.

Section 4.10 of Sellers’ Disclosure Schedule sets forth a complete and accurate list of each material Contract (as amended and in effect) to which any Acquired Company is a party, or by which any of them or any of their respective assets are bound.  Sellers have provided to the Buyer true, accurate and complete copies of such material Contracts.  Except as set forth on Section 4.10 of Sellers’ Disclosure Schedule and except as would not have a Material Adverse Effect on the Acquired Companies either individually or in the aggregate, (i) none of the Sellers (to the extent a party to any such Contract) nor any Acquired Company is in breach or default with respect to any such material Contract, (ii) to the Knowledge of Sellers, no other party thereto is in breach or default with respect to any such material Contract and (iii) no event has occurred which, with due notice or lapse of time or both, would constitute such a default. Except as set forth on Section 4.10 of Sellers’ Disclosure Schedule, no Seller or any Acquired Company has received any written notice of any material breach or material default with respect to any Contract.

4.11	Existing Condition.

Except as set forth on Section 4.11 of Sellers’ Disclosure Schedule, since January 1, 2009 and until the date hereof, the Acquired Companies have conducted their respective businesses in the ordinary course consistent with past practice, and there has not occurred with respect to the Acquired Companies either individually or in the aggregate:  (a) any Material Adverse Effect on the Acquired Companies or any event, change or effect which would reasonably be expected to have a Material Adverse Effect on the Acquired Companies either individually or in the aggregate; (b) any entry into, or any amendment, termination or receipt of notice of termination of, any Contract which is required to be disclosed in Section 4.10 of Sellers’ Disclosure Schedule, or any material transaction; (c) any sale, assignment, conveyance, transfer, lease, or other disposition of any material asset or property or imposition of any Encumbrance (other than Permitted Encumbrances) on any material asset or property; or (d) any material revaluation of any assets, including, without limitation, any write off or write down of notes or accounts receivable.

4.12	Compliance with Laws and Permits.

(a)   Except as set forth in Section 4.12(a) of Sellers’ Disclosure Schedule, each Acquired Company is in compliance in all material respects with and, has not received any notice of any material violation or delinquency with respect to, any applicable Laws, except for any non-compliance that would not have a Material Adverse Effect on the Acquired Companies either individually or in the aggregate.

(b)   To the Knowledge of Sellers, except as would not have a Material Adverse Effect on the Acquired Companies either individually or in the aggregate, each Acquired Company (as applicable) possesses or, as of immediately prior to the Core Portfolio Closing, will possess all material governmental licenses, permits, registrations, filings, orders, qualifications, approvals and authorizations (collectively, “Permits”) which are required in order to conduct its business as conducted presently in all material respects and as of immediately prior to the Core Portfolio Closing and to own and lease its respective assets and properties as such assets and properties are owned and leased by each Acquired Company as of the date hereof and immediately prior to the Core Portfolio Closing.  For the avoidance of doubt, the term “Permits” shall not be deemed to include any permits or licenses obtained or required to be obtained to operate a senior housing or assisted living facility on the applicable Acquired Property or permits addressed in Section 4.13(a)(ii).

(c)           Sellers have provided to the Buyer true, accurate and complete copies of all such Permits in their possession or control, all of which are listed on Section 4.12(c) of Sellers’ Disclosure Schedule.

(d)           Except as set forth on Section 4.12(d) of Sellers’ Disclosure Schedule and except as would not have a Material Adverse Effect on the Acquired Companies either individually or in the aggregate, each Permit is valid and in full force and effect, no Acquired Company is in default or violation of any of the Permits, and:  (i) no Permit has been revoked, suspended, subject to non-renewal, terminated or impaired in any material respect, (ii) no Acquired Company is subject to any pending or threatened Proceeding seeking the revocation, suspension, non-renewal, termination, modification or impairment of any Permit, and (iii) there is no existing condition of any Acquired Company, nor has any Acquired Company received any written notice from any Governmental Entity of any fact or condition, which, if left uncured, would result in the revocation, limitation, modification, termination, suspension, non-renewal or impairment of any Permit.  No Acquired Company is operating under any order or decree by any Governmental Entity or any voluntary agreement with any Governmental Entity which restricts in any material respect any Acquired Company’s authority to do the business authorized pursuant to any applicable Permit or which would prohibit or delay, in any material respect, the consummation of the transactions contemplated hereby.  Subject to obtaining the Seller Consents, none of the Permits will be subject to revocation, limitation, modification, termination, suspension, non-renewal or impairment as a result of the consummation of the transactions contemplated hereby.

4.13	Environmental.

(a)   Except as disclosed on Section 4.13 of Sellers’ Disclosure Schedule:

(i)   Each Acquired Company, Casablanca Holdings, the Acquired Properties  is and, except for matters that have been resolved without further liability to the Acquired Company or to Casablanca Holdings, has been in material compliance with all applicable Environmental Laws and has received no written notice of any actual, threatened, or potential liability, violation or noncompliance arising under  Environmental Law.

(ii)      Each Acquired Company and Casablanca Holdings has obtained and is in material compliance, or as of immediately prior to the Core Portfolio Closing, will have obtained and be in material compliance, with all governmental licenses, permits, registrations, filings, orders, approvals and authorizations required under Environmental Laws (“Environmental Permits”) for the conduct of the business of each Acquired Company or of Casablanca Holdings as conducted presently.  Each Environmental Permit remains in full force and effect, is not the subject of any appeal or any pending or threatened Proceedings and complete applications for all new, modified or renewed Environmental Permits that are presently due or pending have been submitted on a timely basis and no Seller has received any written notice that any such Environmental Permit will not be issued or renewed with terms and conditions that are consistent with the present or proposed conduct of the business of each Acquired Company or Casablanca Holdings and the ownership and/or use of the Acquired Properties.  None of the Environmental Permits is or has been the subject of any Environmental Claim by any Person.

(iii)     There is no Environmental Claim pending or, to the Knowledge of Sellers, threatened against any Seller with respect to any Acquired Property or against any Acquired Company or Casablanca Holdings.  To Sellers’ Knowledge, there are no past or present actions, activities, circumstances, conditions, facts, events or incidents, including, without limitation, the Release, emission, discharge, presence or disposal of any Hazardous Materials, that would reasonably be expected to:  (i) form the basis of any material Environmental Claim relating to any Acquired Property against any Acquired Company or Casablanca Holdings, respectively; or (ii) prevent any Acquired Company’s or Casablanca Holdings’ continued material compliance with applicable Environmental Laws or Environmental Permits.

(iv)     None of the Acquired Properties, the Acquired Companies or Casablanca Holdings are required or reasonably expects to be required to incur material cost or expense within the next five years in order to cause its operations as of immediately prior to the Core Portfolio Closing to achieve or maintain material compliance with applicable Environmental Laws or Environmental Permits.

(v)      To the Knowledge of Sellers, there has been no Release or threatened Release of any Hazardous Material at any Acquired Property or at any other property formerly owned or leased by the Acquired Companies or Casablanca Holdings which could reasonably be expected to give rise to any material liability on the part of any Acquired Company or Casablanca Holdings.

(vi)     There has not been any claim against any Acquired Company arising out of any lead-containing or asbestos-containing material or, in each case, the exposure to or Release thereof.  To Sellers’ Knowledge, any and all asbestos-containing material or lead-based paint at any of the Acquired Properties is contained or managed in material compliance with all applicable Environmental Laws.  Each Acquired Company has made all notices or disclosures related to asbestos-containing material or lead-based paint which are required pursuant to any Environmental Law.

(vii)     No Acquired Company nor Casablanca Holdings has any current obligation under any written agreement with any Person or pursuant to an order or notice of a Governmental Entity to conduct any investigation or remediation pursuant to any Environmental Law.

(b)           To the Knowledge of Sellers, copies of all environmental site assessment reports, investigations, remediation or compliance studies, audits, assessments or similar documents which are in the possession, custody or control of the Sellers or any Acquired Company and relate to the Acquired Properties have been made available to the Buyer.

(c)           Notwithstanding any other provision of this Agreement, this Section 4.13 sets forth Sellers’ sole and exclusive representations and warranties with respect to Environmental Laws, Hazardous Materials, and Environmental Permits.

4.14	Transactions With Affiliates.

(a)   Section 4.14(a) of Sellers’ Disclosure Schedule sets forth every material Contract, agreement, undertaking, understanding or compensation arrangement of any Acquired Company with any Affiliate thereof and any material interest of any Affiliate in any property, real, personal or mixed, tangible or intangible, that is owned, leased or used by any Acquired Company, in each case that will not terminate or otherwise be of no further force or effect as of the Core Portfolio Closing. Sellers have provided to the Buyer true, accurate and complete copies of each Contract, agreement, undertaking, understanding or compensation arrangement listed in Section 4.14 of Sellers’ Disclosure Schedule.

(b)   Section 4.14(b) of Sellers’ Disclosure Schedule sets forth an accurate summary of every financing relationship of any Tenant or any Facility Operator, on the one hand, and any Seller or any Affiliate of any Seller, on the other hand, involving any Indebtedness of such Tenant or such Facility Operator that is owed to any Seller or any Affiliate of any Seller (“Seller/Tenant Indebtedness”).

4.15	Insurance.

As of immediately prior to the Core Portfolio Closing, the Acquired Properties are covered by various insurance policies as required under the Property Leases, including policies providing coverage for casualty, boiler and machinery, earthquake, windstorm, flood, general liability (the amounts of which may not be in conformity with the requirements of the applicable Property Leases), professional liability (the amounts of which may not be in conformity with the requirements of the applicable Property Leases), business interruption, and workers compensation as required in the applicable Property Lease except as set forth in Section 4.15 of Sellers’ Disclosure Schedule.  Section 4.15 of Sellers’ Disclosure Schedule also sets forth all other insurance policies maintained by the Acquired Companies.  Sellers have, or as of not less than three (3) Business Days prior to the Core Portfolio Closing will have, provided to the Buyer a true, accurate and complete summary of each such insurance policy listed in Section 4.15 of Sellers’ Disclosure Schedule.  Each Acquired Company is either a named insured or an additional insured as to all such insurance policies and, where appropriate or permitted under the policies, is the loss payee under such insurance policies.   To the Knowledge of Sellers, Sellers, each Acquired Company, each Tenant, and each Facility Operator has complied in all material respects with all terms and conditions of such policies, including premium payments and such policies are in full force and effect. Neither any Seller nor any Acquired Company has received: (a) any written notice of cancellation of any policy or binder of insurance required to be identified in Section 4.15 of Sellers’ Disclosure Schedule or refusal of coverage thereunder; (b) any written notice that any issuer of such policy or binder has filed for protection under applicable bankruptcy or insolvency laws or is otherwise in the process of liquidating or has been liquidated; or (c) any other indication that any such policy or binder may no longer be in full force or effect or that the issuer of any such policy or binder may be unwilling or unable to perform its obligations thereunder.  To the Knowledge of Sellers, there is no claim pending by or on behalf of any Seller, any Acquired Company, any Tenant or any Facility Operator against any of the insurance carriers under any of such policies with respect to the Acquired Companies or the Acquired Properties and there has been no actual or alleged occurrence of any kind which would be reasonably expected to give rise to any such claim. Neither any Seller nor any Acquired Company has made any claims under any such policy with respect to the Acquired Companies or the Acquired Properties at any time since its respective date of formation or organization.

4.16	Indebtedness.

(a)   Section 4.16 of Sellers’ Disclosure Schedule sets forth a list (including each related Contract (as amended and in effect), the principal amount, the interest rate, the maturity date, the identity of all guarantors thereof, the collateral or security thereunder and the administrative agent or Person serving in a similar capacity thereunder) of all Indebtedness of each Acquired Company outstanding as of September 30, 2009, and shall disclose whether any interest rate swap, cap, collar or other derivative Contract relating thereto is applicable thereto, including the type of such Contract, the name of the counterparty, the principal economic terms thereof and whether such Contract contains any collateral requirements.  The Sellers have provided to the Buyer true, accurate and complete copies of each such Contract listed in Section 4.16 of Sellers’ Disclosure Schedule and, subject to obtaining the Seller Consents, neither any Seller nor any Acquired Company is in material breach or material default with respect to any such Contract and, to the Knowledge of each Seller, no other party thereto is in breach or default with respect to any such Contract.  Except as set forth on Section 4.16 of Sellers’ Disclosure Schedule, no Acquired Company has (i) failed to pay any principal or interest, regardless of amount, due in respect of any Indebtedness, when and as the same became due and payable beyond any applicable grace period, which failure remains uncured or (ii) failed to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any Indebtedness of any Acquired Company in excess of $100,000 individually or in the aggregate, nor has any event or condition occurred nor does any exist, if the effect of any failure referred to in this clause (ii), or any such event or condition, is or would be to cause, or to permit the holder or holders of such Indebtedness or a servicer, trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory purchase by any Acquired Company.  Except as set forth on Section 4.16 of Sellers’ Disclosure Schedule, neither any Seller nor any Acquired Company has received any notice of any breach or default with respect to any such Contract which remains uncured. As of immediately prior to the Core Portfolio Closing, no Acquired Company will have, or will otherwise be liable in any respect for, any Indebtedness other than Assumed Indebtedness (if any).

(b)           CSE Mortgage has consented to the execution of the existing Property Lease with respect to each of the CSE Mortgage Loan Facilities.  No default or Event of Default exists under any of the CSE Mortgage Loans.

(c)           The maturity dates of the Casablanca Senior Loan and the Casablanca Mezzanine Loan have both been duly extended to April 9, 2010.  No default or Event of Default exists under the Casablanca Senior Loan, the Casablanca Mezzanine Loan or the Subordinated Loan.

4.17	Operator Matters.

(a)   Without duplication of the representations and warranties contained in Section 4.12, to the Knowledge of Sellers, each Facility Operator has been issued and is, or as of immediately prior to the Core Portfolio Closing, will have been issued and will be, in good standing with respect to any and all Provider Agreements and Permits (including, without limitation, any of the same issued by a Health Department) that are necessary for the current conduct of its business and/or the current use and operation (the “Primary Use”) of each of the Acquired Properties as a nursing facility, assisted living facility and/or rehabilitation hospital (collectively, the “Operator Licenses”).  To the Knowledge of the Sellers, neither any Seller, any Acquired Company, any Facility Operator or any Acquired Property is the subject of any Proceeding, examination or investigation by any Health Department or other Governmental Entity concerning an actual or alleged material violation of any Laws, including, but not limited to, any billing regulations or governmental guidance or any Operator Licenses other than in the ordinary course and for which plans of correction that are acceptable to the Health Department or such other Governmental Entity, as the case may be, have been submitted thereto.  To the Knowledge of Sellers, the Operator Licenses apply to the Acquired Properties and will not be transferred to any location other than the applicable Acquired Property.  As used herein, “Health Departments” shall mean departments of health and/or any Governmental Entities of the state where any applicable Acquired Property is located which have jurisdiction over the licensing, ownership and/or operations of such Acquired Property as an assisted living and/or nursing facility and/or rehabilitation facility being operated or proposed to be operated on the property leased pursuant to the Property Leases.

(b)   Neither any Seller, any Acquired Company nor, to the Knowledge of the Sellers, any Facility Operator is involved in any Proceeding or investigation by or with any Person or Governmental Entity which, if determined or resolved adversely, would have a material adverse impact on the conduct by any Acquired Company or any Facility Operator of its business or on any Acquired Property.  Except as set forth on Section 4.17(b) of Sellers’ Disclosure Schedule, to the Knowledge of Sellers, none of the Acquired Properties is subject to any current, ongoing or open investigation or survey by a Governmental Entity including, without limitation, the Centers for Medicare and Medicaid Services or other third party payor, whether a standard periodic survey or a survey initiated by a complaint and no Facility Operator has received any notice of any such pending or threatened investigations or surveys.

(c)   Sellers have provided to the Buyer summaries of all of the census information provided by the Tenants with respect to each Facility Operator, for 2008 and through June 30, 2009, concerning the number of licensed beds and/or units occupied by bona fide residents, rent rolls, monthly financial statements and other reports, materials and information concerning the Acquired Companies, the Acquired Properties and the Facility Operators’ respective business operations and compliance with Laws and Operator Licenses relating to the Primary Use of the Acquired Properties for the periods set forth therein, which summaries accurately reflect in all material respects the information provided by each Tenant to any Seller or Acquired Company.  To Sellers’ Knowledge there are no material defects or material deficiencies to or with respect to any Acquired Property cited in any survey or inspection report provided, submitted or made by or to any Governmental Entity under any Law that remain uncured that would have a material adverse impact on the ownership or operations of the applicable Acquired Property.

(d)           To the Knowledge of Sellers, no Facility Operator or Acquired Property is the subject of any Proceeding, and no written notice of any violation has been issued, by a Governmental Entity that would, directly or indirectly, (i) have a Material Adverse Effect on any Facility Operator’s ability to accept and/or retain residents or to operate a Facility at any Acquired Property as contemplated by the Primary Use of such Acquired Property or result in the imposition of a material fine or payment, or (ii) result in the modification, limitation, annulment, transfer, suspension or revocation of any Operator License.

(e)           To the Knowledge of Sellers, no written statement of charges or deficiencies has been made or penalty enforcement action has been undertaken against or with respect to any Seller, the Acquired Companies, the Acquired Properties or any Facility Operator or against any officer, trustee or director (or Persons in similar positions) of any Seller or the Facility Operators by any Governmental Entity which remains uncured.

(f)            No Seller or Acquired Company or, the Knowledge of Sellers, Acquired Property has received any written notification from any Governmental Entity seeking to enforce the Governmental Entity’s right to recover funds by reason of the advance of governmental funds.

(g)           To the Knowledge of Sellers, there is no suspension, ban or limitation upon the admission of residents to any Acquired Property by any Governmental Entity or pursuant to any applicable Law.

(h)           To the Knowledge of Sellers, no Governmental Entity has (i) made a determination that any Acquired Property is not in compliance in all material respects with any applicable regulatory requirements which has not been cured; or (ii) taken adverse regulatory action with respect to any Acquired Property that is material in significance and has not been cured.

(i)            To the Knowledge of Sellers, each of the Acquired Properties and its related services are duly licensed as applicable pursuant to the laws of the state in which such Acquired Property is located for the number of beds indicated on Section 4.17(i) of Sellers’ Disclosure Schedule.

4.18	Intellectual Property.

There is no material intellectual property owned or used by any Acquired Company.

4.19	Medicare, Medicaid and Participation.

To the Knowledge of Sellers, the Facility Operators located on the Acquired Properties that are skilled nursing facilities are duly certified for participation in the Medicare and Medicaid programs except as set forth on Section 4.19 of Sellers’ Disclosure Schedule, and each Facility Operator located on an Acquired Property has a current and valid provider contract with the Medicare and Medicaid programs.  To the Knowledge of Sellers, except as set forth on Section 4.19 of Sellers’ Disclosure Schedule, there has not been since September 30, 2009, any admission or payment bans or holds, civil monetary penalties or citations of “Level G” or higher imposed against any of the Facility Operators on the Acquired Properties.

4.20	Health Care Compliance.

No Acquired Company or, to the Knowledge of Sellers, no Facility Operator:  (a) is a party to a corporate integrity or similar agreement with the Office of Inspector General of the Department of Health and Human Services; (b) has reporting obligations pursuant to any settlement agreement entered into with any Governmental Entity; (c) is the subject or target of any government payor program investigation conducted by any federal or state enforcement agency; (d) is a defendant in any qui tam or False Claims Act litigation; or (e) has been served with or received any currently effective search warrant or subpoena (except in connection with medical services provided to third-parties who may be defendants or the subject of investigation into conduct unrelated to the operation of the healthcare businesses conducted by the Facility Operators).  No Acquired Company or, to the Knowledge of Sellers, no Facility Operator, nor any director, employee, contractor, agent or representative of any Acquired Company or, to the Knowledge of Seller, any Tenant or Facility Operator is or has been (i) suspended, excluded, barred or sanctioned by Medicare, Medicaid, or any other state or federal health care program (or notified of any such action), or (ii) convicted of or indicted for any criminal offense related to health care.

4.21	Investment Representations and Ownership of Buyer Common Stock.

Sellers (a) have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of its investment decision with respect to the Stock Consideration; (b) acknowledge that the Stock Consideration has not been registered under the Securities Act or any state securities laws and may not be transferred unless subsequently registered thereunder or pursuant to a valid exemption from registration; and (c) are “accredited investors” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Sellers beneficially own less than 0.5% of the Buyer Common Stock outstanding as of October 31, 2009, other than the Buyer Common Stock issued or to be issued pursuant to the Transaction Documents.

4.22	Brokers.

No Person acting on behalf of any Seller, any Acquired Company or any Affiliate thereof or under the authority of any of the foregoing is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee with respect to which the Buyer, or any of Buyer’s Affiliates will be liable in connection with any of the transactions contemplated by this Agreement.

4.23	St. Petersburg Property.

Sellers are discussing the possible sale to a third party of the property located at 3479 54th Avenue North, St. Petersburg, Florida and known as “Long Term Care Institute of St. Petersburg” (the “St. Petersburg Property”).  The St. Petersburg Property was closed in December, 2008 and is being held for sale without any licensed beds.  The approximate value of the St. Petersburg Property is set forth in Section 4.23 of Sellers’ Disclosure Schedule.

SECTION 5.	REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to the Sellers to enter into and perform their respective obligations under this Agreement, the Buyer hereby represents and warrants to Sellers as of the date hereof and as of the Core Portfolio Closing Date as follows:

5.1	Organization and Good Standing.

The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland, and has all requisite corporate power and authority to conduct its business as presently conducted and to own and lease the properties and assets used in connection therewith.

5.2	Power and Authorization.

The Buyer has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and under any other Transaction Document to which it is a party.  The execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all necessary corporate action on the part of the Buyer.  This Agreement has been duly and validly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms and, when executed and delivered as contemplated herein, each of the Transaction Documents to which the Buyer is a party will constitute the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with its terms, in each case, subject to applicable bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally, general equitable principles, the discretion of courts in granting equitable remedies and matters of public policy.

5.3	Validity of Contemplated Transactions.

Except as set forth on Section 5.3 of Buyer’s Disclosure Schedule, the execution, delivery and performance of this Agreement and any other Transaction Document to which the Buyer is a party, and the consummation by the Buyer of the transactions provided for herein or therein, do not and will not (with or without the passage of time or the giving of notice):  (i) violate or conflict with the articles of incorporation or bylaws of Buyer, (ii) violate or conflict with any Law binding upon, or any permit, license, order, judgment or decree applicable to, Buyer or its Subsidiaries or their respective properties, (iii) conflict with, violate, result in a breach of or default or otherwise cause any loss of benefit under any material contract or agreement to which the Buyer is a party or by which it or its Subsidiaries or their assets are bound, (iv) result in the creation of an Encumbrance on the Buyer Common Stock issued as the Stock Consideration (except for restrictions imposed generally by applicable securities Laws) or give rise to any penalty, acceleration of any remedies, right of termination or otherwise cause any alteration of any rights or obligations of any party under any material contract or agreement (except for the Buyer Consents) to which the Buyer is a party or by which it or its Subsidiaries or their assets are bound or (v) require any consent, notice, authorization, waiver of filing with any Governmental Entity or other Person except in the case of (ii), (iii) or (iv) above, for such violations, conflicts, breaches, defaults or losses as would not adversely affect the Buyer’s ability to consummate the transactions contemplated hereby in any material respect.

5.4	Consents.

Except for the consents, authorizations, waivers and filings set forth in Section 5.4 of the Buyer’s Disclosure Schedule (the “Buyer’s Consents”), no consent, authorization, waiver by or filing with any Governmental Entity or other Person is required in connection with the execution or performance of this Agreement and the other Transaction Documents by the Buyer or the consummation by the Buyer of the transactions contemplated hereby and thereby except for such consents, authorizations, waivers or filings, as to which the failure to obtain would not adversely affect the Buyer’s ability to consummate the transactions contemplated hereby or thereby in any material respect.

5.5	Litigation.

As of the date hereof, there is no material Proceeding that has been commenced or, to the Knowledge of the Buyer, threatened against the Buyer or any Affiliate of Buyer that, individually or in the aggregate, may have the effect of preventing, delaying, or making illegal the transactions contemplated herein.

5.6	Sufficient Funds.

As of the applicable Closing Date, the Buyer will have sufficient funds and authorized and unissued shares of common stock to consummate the transactions contemplated by this Agreement and the Transaction Documents to be consummated at such Closing Date, including the payment of the Cash Consideration, the issuance of any stock consideration, the making of any note and all related fees and expenses.

5.7	Capitalization; Stock Consideration.

(a)   As of the date hereof, the authorized shares of capital stock of the Buyer consist of 220,000,000 shares, consisting of 200,000,000 shares of Buyer Common Stock, $0.10 par value per share, of which 85,112,754 shares were issued and outstanding as of October 30, 2009, and 20,000,000 shares of preferred stock, $1.00 par value per share, of which 4,739,500 shares of Series D Preferred Stock are issued and outstanding.

(b)   The shares of Buyer Common Stock constituting the Stock Consideration, when issued in accordance with the terms of this Agreement, will (i) be duly authorized, validly issued, fully paid and nonassessable, (ii) not be subject to preemptive rights and (iii) be free and clear of Encumbrances (except for restrictions imposed generally by applicable securities Laws).

5.8	SEC Documents; Financial Statements.

(a)   The Buyer has timely filed with the Securities and Exchange Commission (the “SEC”) all reports, schedules, forms, statements and other documents required to be filed with the SEC by the Buyer since January 1, 2009 (collectively, the “SEC Documents”). As of its respective filing date, each SEC Document complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and the Securities Act, as the case may be, as and to the extent applicable thereto, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Document. Except to the extent that information contained in any SEC Document filed and publicly available prior to the date of this Agreement has been revised or superseded by a later filed SEC Document, none of the SEC Documents contains, or will contain (with respect to SEC Documents filed after the date hereof), any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)   The consolidated financial statements of the Buyer included in the SEC Documents complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of the Buyer and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

5.9	Existing Condition.

Since September 30, 2009, there has not occurred with respect to Buyer or its Subsidiaries any Material Adverse Effect or any event, change or effect that would reasonably be expected to have a Material Adverse Effect on the Buyer or its Subsidiaries or the ability of the Buyer to perform its obligations (taken as a whole) or pay, issue, make or deliver any of the consideration under the Transaction Documents.

5.10	Brokers.

No Person acting on behalf of the Buyer or any of its Affiliates or under the authority of any of the foregoing is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee with respect to which any Seller or any of their respective Affiliates will be liable in connection with any of the transactions contemplated by this Agreement.

5.11	Taxes.

(a)   The Buyer and its Subsidiaries have timely filed all Tax Returns (including all federal and state Income Tax Returns) required to be filed by them with the appropriate Governmental Entity (taking into account all validly and duly obtained extensions of time to file), and such Tax Returns are true, correct, and complete in all material respects other than Tax Returns the Tax on which would not have a Material Adverse Effect on the Buyer or its Subsidiaries.

(b)   The Buyer and its Subsidiaries have timely paid all Taxes (including all federal and state Income Taxes) required to be paid by them (whether or not shown on such filed Tax Returns) other than Taxes which would not have a Material Adverse Effect on the Buyer or its Subsidiaries.  The Buyer and its Subsidiaries have withheld and paid all withholding Taxes required to be withheld or paid by it other than Taxes which would not have a Material Adverse Effect on the Buyer or its Subsidiaries.

(c)           Neither the Buyer nor any of its Subsidiaries is the subject of any audit, examination, or similar Proceeding or claim in respect of any Taxes or assessment, and to the Knowledge of the Buyer, no audit, examination or other Proceeding or claim in respect of any additional Taxes or assessment against the Buyer or any of its Subsidiaries is pending.

(d)   Commencing with the Buyer’s first taxable year ended December 31, 1992, (i) the Buyer has been subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”) and has satisfied all requirements to qualify as a REIT, and has so qualified, for each of its taxable years, (ii) has operated in a manner that will permit it to qualify as a REIT for the taxable year or years that include the date hereof and the Core Portfolio Closing Date, HUD Portfolio Closing Date and Casablanca Option Closing Date, and (iii) intends to continue to operate in such a manner as to permit it to continue to qualify as a REIT for the taxable year or years that includes the Core Portfolio Closing Date, HUD Portfolio Closing Date and Casablanca Option Closing Date.

(e)           Each of the Buyer’s Subsidiaries (or other entity in which the Buyer owns, directly or indirectly, greater than 10% of such entity’s outstanding securities) that is a corporation or has elected to be treated as a corporation for U.S. federal Tax purposes qualifies as a “qualified REIT subsidiary”, within the meaning of Section 856(i) of the Code, or as a “taxable REIT subsidiary”, within the meaning of Section 856(l) of the Code.

(f)            Except as set forth in Section 5.11(f) of Buyer’s Disclosure Schedule, neither the Buyer nor its Subsidiaries has requested a private letter ruling, technical advice memorandum, or other written determination from the Internal Revenue Service or comparable rulings or determination from any other taxing authority, or has entered into or is currently negotiating any “closing agreement” as described in Section 7121 of the Code or any similar agreement with any other taxing authority.

(g)   Neither the Buyer nor its Subsidiaries holds any asset (or interest in an asset) the disposition of which would be subject, under Treasury Regulation Section 1.337(d)-6 or Treasury Regulation Section 1.337(d)-7, to rules similar to Section 1374 of the Code, other than assets the dispositions of which would result in a Tax liability that would not have a Material Adverse Effect on the Buyer or its Subsidiaries.

(h)   Neither the Buyer nor its Subsidiaries has engaged in any action or transaction that likely would result in, or has otherwise incurred, any liability for Taxes under Sections 856(c)(7), 857(b), 857(f), 860(c) or 4981 of the Code that have not previously been paid, other than Taxes that would not have a Material Adverse Effect on the Buyer or its Subsidiaries.  Neither the Buyer nor its Subsidiaries (other than a “taxable REIT subsidiary” or any Subsidiary of a “taxable REIT subsidiary”) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code, other than transactions the Tax liability with respect to which would not have a Material Adverse Effect on the Buyer or its Subsidiaries.  Neither the Buyer nor its Subsidiaries has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code.  No event has occurred, and no condition or circumstances exists, which presents a risk that any Tax described in the preceding sentences will be imposed on the Buyer or any of its Subsidiaries other than transactions the Tax liability with respect to which would not have a Material Adverse Effect on the Buyer or its Subsidiaries.

5.12   Operator Matters.

The Buyer acknowledges that it has been advised by Sellers that (a) none of Sellers or any of the Acquired Companies or any of their Affiliates have ever operated or managed a nursing facility, assisted living facility and/or rehabilitation hospital, (b) none of Sellers or any of the Acquired Companies or any of their Affiliates are associated or affiliated with Facility Operators other than through the respective Property Leases, and (c) Sellers provide the representations and warranties in Sections 4.17 (Operator Matters), 4.19 (Medicare, Medicaid and Participation) and 4.20 (Health Care Compliance) insofar as such representations and warranties relate to Tenants and Facility Operators, solely for purposes of indemnification and risk allocation.

SECTION 6.	COVENANTS OF THE PARTIES

For purposes of this Section 6, any reference to “Acquired Company” shall include in addition to the Acquired Companies, the HUD Companies and (until the Core Portfolio Closing Date), Casablanca Holdings and the Casablanca Subsidiaries and each Subsidiary of an Acquired Company, any reference to “Acquired Property” shall include each HUD Property and (until the Core Portfolio Closing Date), each Casablanca Property and any reference to “Acquired Company Securities” shall include the HUD Company Securities and (until the Core Portfolio Closing Date), the Casablanca Units, in each case unless the context specifically provides otherwise.

6.1	Conduct of Business Pending Closing.

(a)   Except (i) as set forth in Schedule 6.1(a), (ii) as otherwise expressly provided in this Agreement or any Transaction Document, (iii) as required by applicable Law, (iv) as necessary to consummate the transactions contemplated by the Transaction Documents or (v) as required by sound business practice, between the date hereof and each Closing with respect to the Acquired Companies and the Acquired Properties not yet sold to Buyer between the date hereof and the HUD Portfolio Closing Date solely with respect to the HUD Companies and the HUD Properties, and between the date hereof and the Casablanca Option Closing Date solely with respect to Casablanca Holdings, the Casablanca Subsidiaries, the Casablanca Units and the Casablanca Properties, without the prior written consent of the Buyer (not to be unreasonably withheld, delayed or conditioned), Sellers shall cause each Acquired Company to, operate, in all material respects, its respective business only in the ordinary course consistent with past practices and to use commercially reasonable efforts to preserve intact its respective business organization and goodwill in all material respects, including, without limitation, the goodwill and relationships of each Acquired Company with Tenants, vendors, Facility Operators and other Persons having a business relationship with any Acquired Company and, without limiting the foregoing, to:

(i)       maintain its respective existence, and discharge debts, liabilities and obligations as they become due, and operate in the ordinary course in a manner consistent with past practice and, except as would not have a Material Adverse Effect on the Acquired Companies, in compliance in all respects with all applicable Laws, authorizations, and Contracts (including, without limitation, those identified in the Sellers’ Disclosure Schedule);

(ii)      enforce obligations set forth on Property Leases that the Tenant thereunder maintain the facilities and assets of the Acquired Company in the same state of repair, order and condition as on the date hereof, reasonable wear and tear excepted;

(iii)     maintain, in all material respects, its respective books and records in accordance with past practice, and with respect to accounting records, GAAP, and use commercially reasonable efforts to maintain in full force and effect all authorizations and all insurance policies and binders;

(iv)     maintain in full force and effect all Permits, except for such Permits the failure of which to maintain in full force and effect would not have a Material Adverse Effect on the Acquired Companies;

(v)  file, when due or required (after giving effect to any applicable and valid extension), federal, state, foreign and other Tax Returns and other reports required to be filed and pay when due all Taxes, assessments, fees and other charges lawfully levied or assessed against them, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted; and

(vi)     consistent with past practice, enforce the terms of the Property Leases in all material respects.

(b)   Except (i) as set forth in Schedule 6.1(b), (ii) as otherwise provided in this Agreement or the Transaction Documents, (iii) as required by applicable Law, (iv) as necessary to consummate the transactions contemplated by the Transaction Documents, or (v) as required by sound business practice, between the date hereof and the Core Portfolio Closing, solely with respect to the Acquired Companies and the Acquired Properties, between the date hereof and the HUD Portfolio Closing Date with solely respect to the HUD Companies and the HUD Properties, and between the date hereof and the Casablanca Option Closing Date solely with respect to the Casablanca Holdings, the Casablanca Subsidiaries and the Casablanca Properties; provided, however, that the provisions of Sections 6.1(b)(iv)(B), (v), (vi), (vii) and (viii) shall not apply with respect to Casablanca Holdings, any Casablanca Subsidiary or any Casablanca Property, without the prior written consent of the Buyer (not to be unreasonably withheld, delayed or conditioned), Sellers shall cause each Acquired Company not to:

(i)       make any change in, or purchase, redeem or retire, or otherwise grant any option, warrant or other right to purchase or acquire, any Acquired Company’s authorized, issued or outstanding equity interests or other securities, or declare or pay any dividend or other distribution (other than cash dividends or distributions) upon any equity interest or other securities of any Acquired Company;

(ii)  amend (as applicable) in any material respect the declaration of trusts, articles or certificate of incorporation, articles or certificate of formation or organization, limited liability company operating agreement, partnership agreement or other organizational document of any Acquired Company;

(iii)  fail to pay or discharge when due any material liability or obligation of the Acquired Companies, except any such liability or obligation that shall be contested in good faith or except as would not adversely affect the ability of any Seller or Acquired Company to consummate the transactions contemplated hereby;

(iv)  (A) make or enter into any Contract which obligates any Acquired Company from and after the Closing unless otherwise permitted by this Section 6.1, to terminate any Contract set forth in Section 4.10 of Sellers’ Disclosure Schedule or (B) enter into, assume, amend, modify or waive any provision of any material Contract, in excess of $100,000 or outside the ordinary course of business;

(v)  other than the sale, assignment, transfer or conveyance of personal property by a Tenant pursuant to the terms of a Property Lease, make any sale, assignment, transfer, abandonment or other conveyance of any Acquired Property;

(vi)  subject any of the Acquired Properties to any Encumbrance, other than a Permitted Encumbrance;

(vii)     enter into any real property lease, sublease or occupancy agreement or assign or sublet any existing real property lease, sublease or occupancy agreement, except with respect to an Acquired Property that is not currently subject to a Property Lease, any such Property Lease being subject to the consent of the Buyer;

(viii)    make any material alteration to any Acquired Property, except in accordance with the terms of the applicable Property Lease;

(ix)      incur or otherwise become liable for any Indebtedness (whether as primary obligor, guarantor or otherwise), or agree to any amendment or modification of any Indebtedness;

(x)       make any voluntary prepayments on the Indebtedness of the Acquired Companies that will constitute Assumed Indebtedness; or

(xi)  agree or commit to do any of the foregoing.

6.2	Access.

(a)   Between the date of this Agreement and the Core Portfolio Closing Date, HUD Portfolio Closing Date or the Casablanca Option Closing Date, as applicable, Sellers will, and will cause each Acquired Company to, afford to the authorized representatives and agents of the Buyer free and reasonable access to and the right to inspect the assets, properties, books and records thereof and their respective Affiliates to the extent related to any Acquired Company or any Acquired Property, and will furnish, or cause to be furnished to, the Buyer such additional financial and operating data and other information regarding the same as the Buyer may from time to time reasonably request and is available to Sellers or any Acquired Company.  Sellers will, and will cause each Acquired Company to, make reasonably available for conference any of their respective officers and employees and will attempt to make available their respective agents vendors or suppliers who are involved in the business conducted at any Acquired Property as reasonably requested by the Buyer and will supply, or cause to be supplied, to the Buyer all other information that the Buyer deems necessary to review the Acquired Property as is available to Sellers or any Acquired Company.  The Buyer and the Buyer’s agents, representatives and designees will also have the continuing right until the appropriate closing date to enter in and upon the Acquired Properties to inspect, examine, survey and make any borings, soil bearing tests, monitoring wells, or other physical tests and any other engineering, structural, building system, environmental, architectural or landscaping test, drawings, investigations, analyses or surveys which the Buyer deems necessary or appropriate, subject to the prior written approval of Seller, which approval shall not be unreasonably withheld.  Any access pursuant to this Section 6.2(a) shall be subject to the terms of the applicable Property Lease.

(b)   The Buyer will cooperate with Sellers to conduct the inspections, examinations, surveys, tests, drawings, investigations, analyses, surveys, reviews and interviews contemplated in this Section 6.2 in such a manner as to cause as little disruption to the business conducted at the Acquired Properties as possible, and the Buyer will indemnify, defend and save the Sellers harmless from any Damages incurred by the Sellers to the extent such Damages are caused by Buyer’s or its employees, contractors or representatives in the performance of such inspections, examinations, surveys, analyses, tests, drawings, investigations, surveys, reviews and interviews, except that in no event shall Buyer be liable for any Damages based solely on its discovery of pre-existing conditions.

6.3	Consents and Cooperation.

Prior to the Core Portfolio Closing, HUD Portfolio Closing or the Casablanca Option Closing Date, as applicable, Sellers and Buyers shall use commercially reasonable efforts to obtain all Seller Consents and Buyer Consents, respectively. Without limiting, and in furtherance of, the foregoing, prior to the appropriate closing, the Buyer will submit applicable licensure applications for a change of ownership for the Acquired Companies with the appropriate state licensure authorities (the “License Authorities”) and provide notice of any such submissions to the Sellers concurrently with the making of such submissions.  Each of Sellers and the Buyer shall reasonably assist and cooperate with the other in preparing and filing all documents required to be submitted by the Buyer or the Sellers to any Governmental Entity in connection with such transactions and in obtaining any relevant Buyer Consents and Seller Consents (which assistance and cooperation shall include, without limitation, the timely furnishing to the Buyer or Sellers, as applicable, of all information concerning Buyer or Sellers or any Acquired Company that counsel to the Buyer determines is required to be included in such documents or would be helpful in obtaining any such Buyer Consents and Seller Consents).  Each of the parties hereto shall use all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by the Transaction Documents.  In connection therewith, if any administrative or judicial action or proceeding is instituted challenging the transactions contemplated by the Transaction Documents as violative of any applicable Law, each of the parties hereto shall cooperate and use all commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”), that is in effect and that prohibits, prevents, or restricts consummation of such transactions, unless by mutual agreement the Buyer and Sellers decide that litigation is not in their respective best interests.  The Buyer and Sellers shall each use all commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the applicable Laws with respect to the transactions contemplated by the Transaction Documents as promptly as possible after the execution of this Agreement.  Notwithstanding anything to the contrary herein, (i) none of the Buyer, any of its Subsidiaries or any Affiliate thereof shall (a) be required to divest any of its or its Subsidiaries’ or Affiliates’ businesses or assets, or (b) to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Buyer, any of its Subsidiaries or any Affiliates thereof or the Acquired Companies (or any of them) from and after the Core Portfolio Closing Date and (ii) none of Sellers or any Affiliate thereof shall (x) be required to divest any of their respective businesses, or assets, or (y) to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on the Acquired Companies or a material adverse effect on any of its Subsidiaries or any Affiliates thereof or any Seller or any of their respective Affiliates from and after the Core Portfolio Closing Date.  Without limiting, and in furtherance of, the foregoing, Sellers shall, and shall cause each Acquired Company to, fully cooperate with the Buyer in connection with the Buyer obtaining title policies (and customary endorsements thereto), surveys, zoning reports or certificates and any other property-level inquiries or undertakings sought by the Buyer with respect to the Acquired Properties, and Sellers shall, and shall cause each Acquired Company to, subject to the last sentence of Section 6.2(a), grant access to the Acquired Properties and execute and deliver any certificates or affidavits reasonably requested in connection therewith (including any title affidavit and indemnity relating to customary non-imputation endorsements) at or prior to Closing.

6.4	No Solicitation.

During the period commencing on the date hereof and ending on the Termination Date, except for the matters set forth on Schedule 6.1(b):

(a)   Neither any Seller, any Acquired Company nor any of its or their respective Affiliates shall, and each of the foregoing shall not allow any Person acting on its behalf to, directly or indirectly, continue, initiate, encourage, solicit or participate in discussions or negotiations with, or provide any nonpublic information to, any Person (other than the Buyer and its representatives in connection with the transactions contemplated by this Agreement or the other Transaction Documents) concerning (i) any sale of assets of any Acquired Company (other than in the ordinary course of its business and consistent with past practice), (ii) any sale of any securities of any Acquired Company including, without limitation, the Acquired Company Securities, the HUD Company Securities or the Casablanca Units, (iii) any other transaction including, without limitation, a merger, consolidation, recapitalization, liquidation or similar transaction, directly involving any Acquired Company (collectively, an “Acquisition Transaction”) or (iv) enter into any agreement, understanding or arrangement with respect to an Acquisition Transaction.  In addition to the foregoing, no Seller shall agree to engage in any Acquisition Transaction unless the terms thereof expressly exclude the Acquired Companies and the transactions contemplated by the Transaction Documents.  Sellers shall advise their financial advisors of Sellers’ obligations pursuant to this Section 6.4 and instruct such advisors not to take any action in contravention hereof.

(b)   Sellers shall, and each of them, shall cause each Acquired Company to, promptly communicate to the Buyer within three (3) Business Days following receipt the terms of any proposal that any of its officers, directors or Persons serving in similar capacities may receive after the date of this Agreement in respect of an Acquisition Transaction.  Any notification under this Section 6.4(b) shall include the identity of each Person making such proposal, the terms of such proposal and any other information with respect thereto as the Buyer may reasonably request.

(c)   Sellers hereby agree that a monetary remedy for a breach of the agreements set forth in this Section 6.4 will be inadequate and impracticable, and that any such breach would cause the Buyer and its Affiliates irreparable harm.  In the event of a breach of this Section 6.4, in addition to any other remedies available to the Buyer, without the requirement of posting any bond or other security, the Buyer shall be entitled to seek equitable remedies in a court of competent jurisdiction regarding this Section 6.4, including, without limitation, the equitable remedy of specific performance with respect to the provisions of this Section 6.4, and shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, as a court of competent jurisdiction shall determine with respect to any such breach of the agreements set forth in this Section 6.4; provided; however, that, in the event that the Buyer terminates this Agreement pursuant to Section 10.1(a)(iii), the Buyer’s sole and exclusive remedy in respect of such termination (including any breach by Sellers, any Acquired Company or any of their respective Affiliates of the agreements set forth in this Section 6.4) shall be to pursue an action against Sellers for Damages as provided in Section 10.2, and neither any Seller, any Acquired Company nor any of their respective Affiliates shall have any further obligations or liabilities under this Agreement except as otherwise provided in Section 10.2.

(d)   For the avoidance of doubt, any breach by a Seller, any Acquired Company or any of their respective Affiliates of any provision of Section 6.4(a) that is not cured within five (5) Business Days shall be deemed to be a material breach of this Agreement and, for purposes of the exercise by the Buyer of its termination rights pursuant to Section 10.1(a)(iii), after such cure period such breach shall be deemed incapable of being cured prior to the Termination Date.

6.5	Disclosure Schedule.

Simultaneously with the execution and delivery of this Agreement, Sellers delivered to the Buyer a disclosure schedule (the “Sellers’ Disclosure Schedule”), and the Buyer delivered to Sellers, a disclosure schedule (the “Buyer’s Disclosure Schedule,” the Sellers’ Disclosure Schedule and the Buyer’s Disclosure Schedule collectively referred to as the “Disclosure Schedule”) containing exceptions to the representations and warranties of Sellers and the Buyer, as applicable, set forth in this Agreement and disclosures and responses relating to certain covenants and agreements contained in this Agreement.  Subject to the provisions set forth in the Disclosure Schedule, each exception set forth in the Disclosure Schedule and each other disclosure and response to this Agreement set forth in the Disclosure Schedule shall be in reasonable detail and identified by reference to, or shall be grouped under a heading referring to, a specific individual section or subsection (as applicable) of this Agreement.  The inclusion of any information in the Disclosure Schedule shall not be deemed an admission or acknowledgement, in and of itself or solely by virtue of the inclusion of such information in the Disclosure Schedule, that such information is required to be set forth therein or that such information is material to Sellers, any Acquired Company, the Buyer or their respective business, assets or liabilities.  Any item disclosed on any section in the Disclosure Schedule shall be deemed to be disclosed with respect to all other sections under which such item may be relevant to the extent that such section is reasonably cross-referenced or the relevance to such other section is readily apparent on the face of the disclosure.  Capitalized terms used and not otherwise defined in the Disclosure Schedule shall have the respective meanings ascribed to them in this Agreement.

6.6	Notices of Certain Events.

(a)   From the date hereof until the Core Portfolio Closing Date, HUD Portfolio Closing Date or Casablanca Option Closing Date, as applicable, or termination of this Agreement pursuant to Section 10, Sellers shall, promptly, and in any event within five (5) Business Days, after obtaining Knowledge of any of the following, notify the Buyer, in writing, of: (i) any notice or communication to any Seller from any Person alleging that the consent of such Person is required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication to any Seller from any Governmental Entity in connection with the transactions contemplated by this Agreement; (iii) (A) any fact or condition that causes or constitutes a breach of any of the representations or warranties made by any Seller pursuant to this Agreement such that the condition set forth in Section 7.2 would not be satisfied and (B) any changes or events which have had or would reasonably be expected to have a Material Adverse Effect or otherwise result in any representation or warranty of any Seller being materially inaccurate as of the date of such changes or events such that the condition set forth in Section 7.2 would not be satisfied; and (iv) the occurrence of any default or event of default under any Property Lease and the exercise (or receipt of notice of intent to exercise) by any Tenant of any renewal option contained in any Property Lease.

(b)   From the date hereof until the Core Portfolio Closing Date, HUD Portfolio Closing Date or Casablanca Option Closing Date, as applicable, or termination of this Agreement pursuant to Section 10, Buyer shall, promptly, and in any event within five (5) Business Days, after obtaining Knowledge of any of the following, notify Sellers, in writing, of: (i) any notice or communication to Buyer from any Person alleging that the consent of such Person is required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication to Buyer from any Governmental Entity in connection with the transactions contemplated by this Agreement; (iii) (A) any fact or condition that causes or constitutes a breach of any of the representations or warranties made by Buyer pursuant to this Agreement such that the condition set forth in Section 8.2 would not be satisfied and (B) any changes or events which result in any representation or warranty of Buyer being materially inaccurate as of the date of such changes or events such that the condition set forth in Section 8.2 would not be satisfied.

6.7	Seller Releases.

(a)   Effective as of the Core Portfolio Closing Date, HUD Portfolio Closing Date or Casablanca Option Closing Date, as applicable, in consideration of the mutual covenants and agreements contained herein, including the consideration to be received by Sellers, each Seller, in its capacity as a selling equityholder, hereby irrevocably releases and forever discharges each Acquired Company, for the benefit of each such Acquired Company and the Buyer and their respective Affiliates, Subsidiaries and predecessors and their respective past and present managers, directors, officers, employees and agents, and each of their respective successors, heirs, assigns, executors and administrators (collectively, the “Released Persons”) of and from all manner of action and actions, cause and causes of action, suits, rights, debts, dues, sums of money, accounts, bonds, bills, covenants, Contracts, controversies, omissions, promises, variances, trespasses, damages, liabilities, judgments, executions, claims and demands whatsoever, in law or in equity against the Released Persons which each Seller ever had, now has or which it hereafter can, shall or may have, whether known or unknown, suspected or unsuspected, matured or unmatured, fixed or contingent, for, upon or by reason of any matter or cause arising at any time on or prior to the applicable closing date referenced above; provided, however, that nothing herein shall operate to release any obligation of any Acquired Company or the Buyer under the Transaction Documents or the Assumed Indebtedness or Assumed HUD Portfolio Indebtedness; provided, further, that the rights waived with respect to the Acquired Companies shall only relate to the Acquired Companies, the HUD Companies, Casablanca Holdings and the Casablanca Subsidiaries as the same are actually purchased and sold as of the Core Portfolio Closing Date, the HUD Portfolio Closing Date and the Casablanca Option Closing Date, as applicable.  No Seller has assigned any such claim set forth in this Section 6.7(a).

(b)   Each Seller hereby covenants not to sue or to institute or cause to be instituted any action in any federal, state or local agency or any court or other tribunal against the Released Persons that is related directly or indirectly to any of the matters released in Section 6.7(a).  If any Seller sues or otherwise institutes any such action, that action shall be dismissed upon presentation of this Agreement to the applicable agency, court or tribunal.

6.8	Datasite Materials and Portfolio Records.

(a)   Sellers shall deliver DVDs containing copies of all materials posted on the Datasite as of the date of this Agreement and at the Core Portfolio Closing Date and the HUD Portfolio Closing Date hereunder (without duplication) as promptly as practicable thereafter, and, in any case, within ten (10) Business Days of the Core Portfolio Closing Date or the HUD Portfolio Closing Date, as applicable.

(b)   From and after each Closing Date hereunder, Sellers will provide the Buyer with the originals (or copies when originals are not available) of all documents, instruments, correspondence, analyses and similar matters that are reasonably available and are in Sellers’ possession or control (the “Portfolio Records”) relating to any Acquired Company, Tenant or Facility Operator to the extent such Portfolio Records are not contained on the Datasite materials referred to in Section 6.8(a).

6.9	Property Financial Statements.

(a)   Sellers shall use their commercially reasonable efforts to prepare and deliver to the Buyer as soon as reasonably practicable, promptly following the date of this Agreement and in no event later than December 18, 2009, audited financial statements for the year ended December 31, 2008 (together with the report thereon of Ernst & Young LLP) and unaudited interim financial statements for the nine months ended September 30, 2009 for (i) the Acquired Properties (for the avoidance of doubt, excluding the HUD Properties and Casablanca Properties) and (ii) the HUD Properties (the “Property Financial Statements”).

(b)   Sellers shall use their commercially reasonable efforts to prepare and deliver to the Buyer no later than March 11, 2010, (i) audited financial statements for the year ended December 31, 2009, together with the report thereon of Ernst & Young LLP, for (A) the HUD Properties, and (B) if the Core Portfolio Closing Date has not occurred on or before December 31, 2009, the Acquired Properties (the “2009 Property Financial Statements”) and (ii) if the HUD Portfolio Closing occurs after May 1, 2010, unaudited interim financial statements for the most recent year-to-date interim period within 45 days after the end of such quarter (the “Updated HUD Financial Statements”).

(c)   The Property Financial Statements, 2009 Property Financial Statements and Updated HUD Financial Statements shall comply in all material respects with the applicable accounting requirements with respect to acquired real estate operations, shall be prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) and SEC Regulation S-X to the extent applicable to the acquired properties, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and subject, in the case of unaudited statements, to normal year-end audit adjustments) and shall fairly present, in accordance with the applicable requirements of GAAP, the information set forth therein.

6.10	Public Announcements.

The parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with a national securities exchange or trading system to which any of the parties is a party.

6.11	Confidentiality.

All confidential information obtained by the Buyer or any Seller in connection with the transactions contemplated by this Agreement shall be kept confidential in accordance with (a) the confidentiality agreement, dated October 9, 2009, by and between the Buyer and CapitalSource and (b) the confidentiality agreement dated November 6, 2009, by and between the Buyer and CapitalSource (collectively, the “Confidentiality Agreement”).

6.12	Right of First Refusal.

(a)   Sellers have advised the Buyer that the LCT SE Texas Holdings LLC (“LCT”), the tenant under that certain Master Lease dated as of August 1, 2006 between LCT as tenant and the Acquired Companies known as CSE Corpus North LLC, CSE Jacinto City LLC, CSE Spring Branch LLC and CSE The Village LLC (collectively, the “Mayer Landlords”), as landlord (the “Mayer Lease”) has a right of first refusal to purchase the various properties subject to the Mayer Lease (the “Mayer Properties”) on the terms and conditions set forth in the Mayer Lease.

(b)   Promptly after the execution and delivery hereof, Sellers agree to give notice to LCT as required by Section 22.1 of the Mayer Lease (the “Mayer Notice”).  In the event that, upon receipt of said notice, LCT elects to purchase the Mayer Properties and the Mayer Landlords and LCT enter into a purchase agreement for the Mayer Properties pursuant to Section 22.1 of the Mayer Lease, then the Buyer shall not acquire the Mayer Landlords (and the Mayer Landlords shall not be deemed Acquired Companies) and the Mayer Properties shall be not be deemed Acquired Properties and the provisions Section 6.12(c) below shall apply.  Sellers and the Buyer agree the purchase price for the Mayer Properties to be set forth in the Mayer Notice shall be the amount set forth for the Mayer Properties on Schedule 2.1(a).

(c)   In the event the Mayer Properties are to be conveyed to LCT pursuant to Section 6.12(b) above, this Agreement shall be deemed amended, without any further action on any parties’ part as follows with respect to the Mayer Properties:

(i)       The definition of Acquired Property or Acquired Properties shall not include the Mayer Properties except to the extent that any provision that is stated to survive the termination of this Agreement would be applicable to the Mayer Properties with respect to this Section 6.12(c) to the extent necessary to implement this Section 6.12(c);

(ii)      No covenant, representation or warranty shall be deemed made with respect to the Mayer Properties and the Mayer Landlords and the Buyer shall not have any rights or obligations under this Agreement with respect to the Mayer Properties and the Mayer Landlords;

(iii)     The amount set forth in Section 2.1(a) shall be reduced by the amount set forth for the Mayer Properties on Schedule 2.1(a) (the “Release Price”), the General Indemnification Cap shall be ratably reduced based on the proportion that the Release Price for the Mayer Properties bears to the Purchase Price.

6.13	Estoppel Certificates.

Sellers shall use their commercially reasonable efforts to deliver to the Buyer an Estoppel Certificate substantially in the form of Exhibit C executed by each Tenant.

6.14	Intercreditor Arrangements.

With respect to any Tenant or Facility Operator set forth on Section 4.14(b) of Sellers’ Disclosure Schedule that is a party to any Seller/Tenant Indebtedness, Sellers (or the appropriate Affiliate of Sellers) shall enter into an agreement at or before the Core Portfolio Closing Date, HUD Portfolio Closing Date or Casablanca Option Closing Date, as applicable, in the form attached hereto as Exhibit D (the “Intercreditor Agreements”), pursuant to which Sellers (or such Affiliates) agree, among other things, that any exercise of any rights or remedies arising under, pursuant to or in connection with any such Contract, shall in no way terminate, impair, alter, extinguish or otherwise affect the terms or conditions of any Property Lease between any Acquired Company and such Tenant or Facility Operator.

6.15	Title Searches; Title Commitments.

(a)   Existing Title Policies.  For any Acquired Properties with respect to which the applicable Acquired Company is the named insured under an existing policy of title insurance covering such Acquired Property (an “Insured Property”), as soon as reasonably practicable after the date of this Agreement, Sellers shall cause title searches (the “Title Searches”) covering the Acquired Properties from the date the applicable Acquired Company acquired its interest in the applicable Insured Property through the most recent date the applicable real estate records can be searched to be issued by the title insurer, together with copies of all documents evidencing the items referred to as exceptions in the Title Searches.  Sellers shall be obligated to cure any title encumbrances with respect to (i) deeds of trust, mortgages, assignments of leases and rents, fixture filings and security interests and encumbrances securing money borrowed from a financial institution (such as a bank, savings and loan, insurance company, or the like) securing obligations other than the Assumed Indebtedness, and (ii) other liens, that can be cured solely by the payment of a liquidated amount, in each case from the closing proceeds payable to Sellers or otherwise.

(b)   No Title Policy.  For any Acquired Properties with respect to which the applicable Acquired Company is not the named insured under an existing policy of title insurance covering such Acquired Property (an “Uninsured Property”), as soon as reasonably practicable after the date of this Agreement, Sellers shall cause title insurance commitments (the “Title Commitments”) covering the Uninsured Properties to be issued by a nationally recognized title insurer reasonably acceptable to Buyer, committing the title insurer to issue its current form of ALTA owner’s or leasehold title insurance policy to the Acquired Company in the amount of the Final Purchase Price allocated to each Uninsured Property (each a “Title Policy”), together with copies of all documents evidencing the items referred to as exceptions in the Title Commitments.  Sellers shall be obligated to cure any title encumbrances with respect to (i) deeds of trust, mortgages, assignments of leases and rents, fixture filings and security interests and encumbrances securing money borrowed from a financial institution (such as a bank, savings and loan, insurance company, or the like) securing obligations other than the Assumed Indebtedness, and (ii) other liens that can be cured solely by the payment of a liquidated amount,  in each case from the closing proceeds payable to Sellers or otherwise.  Notwithstanding the foregoing, for any Uninsured Property for which an affiliate of an Acquired Company is the insured under an existing policy of title insurance, Sellers shall be permitted to obtain an endorsement to such title policy from the issuer thereof changing the insured to the applicable Acquired Company; upon the issuance of such endorsement, such Acquired Property shall thereafter be an Insured Property for all purposes of this Agreement.

6.16	Seller Cooperation with Transaction Financing.

Prior to the earlier of (A) the Casablanca Option Closing Date and (B) the termination of the Casablanca Option, Sellers shall provide, and shall use their commercially reasonable efforts to cause their officers and employees to provide, on a timely basis, all reasonable cooperation requested by the Buyer and that is customary for sellers to provide in connection with the arrangement of the financing to be incurred by the Buyer (the “Financing”) in connection with the transactions contemplated hereby and by the Transaction Documents (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Sellers or their Affiliates), including using its commercially reasonable efforts to (i) facilitate the provision of guarantees and pledge of collateral (effective as of the Core Portfolio Closing Date, HUD Portfolio Closing Date or Casablanca Option Closing Date, as applicable), (ii) provide financial and other pertinent information regarding the Acquired Companies and the Acquired Properties as may be reasonably requested in writing by the Buyer, (iii) to the extent not previously provided provide copies of the most recent appraisals, environmental reports, evidence of title (including copies of deeds, lease documentation, title insurance policies and/or commitments for title insurance, title opinions, surveys, and similar information currently maintained on the data site), and similar information as may be reasonably requested by the Buyer with respect to Acquired Properties and (iv) assist the Buyer and its financing sources as may be reasonably requested in the preparation of all agreements (including review of schedules for completeness) for the Financing insofar as such materials relate to the properties to be acquired by the Buyer, it being understood and agreed that information and documents provided by Sellers may be delivered to agents and lenders (subject to customary arrangements for confidentiality that are substantially similar to the provisions in the Confidentiality Agreement or reasonably acceptable to the Sellers); provided, however, that no certificate, document or instrument referred to above shall be effective until the Core Portfolio Closing Date, HUD Portfolio Closing Date or Casablanca Option Closing Date, as applicable, and none of the Sellers (nor prior to the applicable closing date, the Acquired Companies, HUD Companies or Casablanca Subsidiaries) shall be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with the Financing.  Buyer shall promptly, upon request by the Sellers, reimburse Sellers for all out-of-pocket costs (including attorneys’ fees) incurred by the Sellers in connection with the cooperation of Sellers contemplated by this Section 6.16 and the Buyer.  The Buyer shall promptly, upon request by Sellers, reimburse Sellers for all out-of-pocket costs (including attorneys’ fees) incurred by Sellers or the Acquired Companies in connection with the cooperation of Sellers contemplated by this Section 6.16 and shall indemnify and hold harmless Sellers and their respective directors, officers, employees and representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith.  For the avoidance of doubt, if all or part of the Financing (or any alternative financing) has not been obtained, the Buyer shall continue to be obligated to consummate the acquisition of the Acquired Company Securities and the HUD Company Securities upon the terms and conditions set forth in this Agreement and by the applicable Transaction Documents.

6.17	HUD Audits.

(a)   Sellers shall use commercially reasonable efforts to prepare and file such audits of the HUD Properties that are subject to HUD Financing for the year ending December 31, 2009 as are required pursuant to the HUD Financing thereon and shall promptly provide a copy thereof of the Buyer (except where prohibited by applicable Law).

(b)   Sellers shall promptly provide the Buyer with such financial information, trial balances and other information relating to the HUD Properties through the date of the HUD Closing as the Buyer may reasonably request in connection with the Buyer’s preparation of the audit of the HUD Properties for the year ending December 31, 2010.

6.18	Deferred Closing Option.

(a)   In the event that the conditions to the Core Portfolio Closing set forth in Section 7.5 are not satisfied with respect to any of the Acquired Companies on or before the Core Portfolio Closing Date, the Buyer shall notify the Sellers thereof and such notice must include a reasonably detailed description of which conditions were not satisfied and the Acquired Companies affected thereby.  Following receipt of such notice, either Sellers or Buyer shall have the right to delay the Core Portfolio Closing with respect to such Acquired Companies or any other Acquired Company covered by the same Property Lease (the “Deferred Closing Option”), pursuant to this Section 6.18.  In such event, the Buyer shall not have the right to terminate this Agreement based on the failure of such condition to be satisfied.

(b)   If, pursuant to Section 6.18(a), Sellers or the Buyer elect the Deferred Closing Option, Sellers must notify the Buyer within five (5) Business Days of receipt of the Buyer’s notice pursuant to Section 6.18(a) above, which notice shall identify which Acquired Companies will be excluded from the Core Portfolio Closing on the Core Portfolio Closing Date; (“Delayed Acquired Company”).

(c)   Subject to all other terms and conditions of this Agreement, Sellers and Buyer shall consummate the Core Portfolio Closing with respect to the Acquired Companies other than the Delayed Acquired Companies, the Base Purchase Price payable shall be reduced in the manner specified by Sellers by the amounts of the purchase price allocated for the Delayed Acquired Companies set forth on Schedule 2.1(a) and the dollar amounts set forth in Section 2.1(a)(iii) and Section 2.1(c) with respect to such Acquired Properties shall be reduced by an amount designated by Sellers in writing (the “Delayed Debt Amount”).

(d)   In the event the conditions set forth in Section 7.5 are subsequently satisfied for all or any of the Delayed Acquired Companies (or, in the case of Acquired Properties subject to a master lease, all Delayed Acquired Companies which are landlords under the applicable master lease) subsequent to the Core Portfolio Closing, the closings for such Delayed Acquired Companies shall occur simultaneously with the HUD Portfolio Closing and the consideration payable at such closing shall be increased by the amounts of the purchase price allocated for such Delayed Acquired Companies as set forth on Schedule 2.1(a) and the dollar amounts set forth in Sections 3.1(a)(i)(C), Section 3.1(a)(ii)(C), Section 3.1(c)(i) and Section 3.1(c)(ii) shall be increased by the Delayed Debt Amount.

6.19	Synthetic Debt.

(a)           With respect to each CSE Mortgage Loan, prior to the Core Portfolio Closing:  (i) CSE Mortgage and the CSE Mortgage Loan Borrower or CSE Mortgage Loan Borrowers that are borrower under such CSE Mortgage Loan shall enter into a First Amendment to Term Loan and Security Agreement substantially in the form attached hereto as Exhibit K-1, and (ii) each CSE Mortgage Loan Borrower shall execute and deliver for the benefit of CSE Mortgage a mortgage, deed of trust, deed to secure debt or local equivalent and an assignment of leases and rents substantially in the forms attached hereto as Exhibit K-2 and Exhibit K-3 respectively.  The Buyer hereby approves the execution and delivery of such documents by the CSE Mortgage Loan Borrowers.  CSE shall be permitted to record such mortgages, deeds of trust, deeds to secure debt, assignment of leases and rents or other such documents in the applicable land records, and shall be permitted to record and file UCC financing statements in connection therewith, with the expenses of mortgage recordation and title insurance premiums to be split equally between the Buyer and Sellers.

(b)           In addition, at the Core Portfolio Closing, the Buyer (i) shall cause each entity that, immediately following the Core Portfolio Closing will be the owner of all of the membership interests in a CSE Mortgage Loan Borrower to execute and deliver for the benefit of CSE Mortgage with respect to each CSE Mortgage Loan a pledge agreement in the form attached hereto as Exhibit K-4 (“Pledge Agreement”)  and (ii) shall execute and deliver to CSE Mortgage with respect to each CSE Mortgage Loan a guaranty in the form attached hereto as Exhibit K-5 (the “Buyer Guaranty”) pursuant to which the Buyer guaranties the repayment such CSE Mortgage Loan.

6.20	HUD Portfolio Loan.

In the event that the HUD Portfolio Closing occurs and the New HUD Indebtedness has not been obtained, the HUD Portfolio Note shall be executed and delivered by certain HUD Companies and shall be secured by mortgage liens on the HUD Properties granted by such HUD Companies to Sellers or an Affiliate and the repayment of the HUD Portfolio Note shall be guaranteed by the Buyer.  Sellers shall designate the HUD Properties that secure the HUD Portfolio Note, which shall not be HUD Properties that secure HUD Financing that is outstanding on the date hereof.  The documentation for such liens and guaranty shall be similar to the documentation (including any existing loan agreements) for the CSE Mortgage Loans as reasonably determined by Sellers (and shall include pledges of the equity of the HUD Companies granting such mortgage liens).  The HUD Properties designated by Sellers to secure the HUD Portfolio Note shall have an aggregate value, as set forth on Schedule 2.1(a), of not greater than 150% of the original principal amount of the HUD Portfolio Note.  At the HUD Portfolio Closing, the Buyer shall cause the applicable HUD Companies to execute all such documentation and the Buyer shall execute such guaranty.  In addition, at Sellers’ election, such financial obligations of such HUD Companies may be set forth in a loan agreement and Sellers may forgo a note.

6.21	Qualifications.

Sellers shall cause each of the entities that are not currently in good standing or its local equivalent in the jurisdictions set forth in clause (i) of Section 4.1 of the Sellers’ Disclosure Schedule to be restored to good standing or its local equivalent.

6.22	Delivery of Purchase Price.

From the date hereof until the HUD Portfolio Closing Date, Buyer hereby covenants and agrees not to take or fail to take any commercially reasonable action within its control that would prevent Buyer from delivering the Final Purchase Price or HUD Portfolio Final Purchase Price in accordance with the terms of this Agreement.

SECTION 6A        TAX COVENANTS

6A.1           Tax Matters – Pre-Closing Periods.

(a)   The Buyer will meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2009, and the Buyer will use its best efforts to continue to qualify for taxation as a REIT under the Code thereafter.

(b)   Sellers agree that either:

(i)       an Acquired Company shall qualify as either (A) a disregarded entity that is not subject to Income Tax separately from its owner within the meaning of Treasury Regulation Section 301.7701-3(b)(1)(ii), (B) a partnership within the meaning of Treasury Regulation Section 301.7701-3(b)(1)(i), or (C) a qualified REIT subsidiary within the meaning of Code Section 856(i)(2), and not as a corporation or an association taxable as a corporation through the applicable Closing Date; or

(ii)      if at the applicable Closing Date, an Acquired Company is treated as a corporation for federal Income Tax purposes, at Buyer’s option, Seller and such Acquired Company shall join with Buyer in making an election under Code §338(h)(10) (and any corresponding state or local Tax election) with respect to the purchase and sale of the Acquired Companies hereunder by filing (or causing to be filed) properly executed IRS Forms 8023 and 8883 (or any successor forms), and any comparable forms required for purposes of any comparable election under state or local law.  Buyer and the applicable Seller shall cooperate in the completion and timely filing of such forms in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-1 (or any comparable provisions of state, local or foreign Tax Law) or any successor provision. Seller shall include any income, gain, loss, deduction, or other Tax item resulting from such election on its Tax Returns to the extent required by applicable Law.

6A.2           Acquired Companies Tax Compliance Matters.

(a)   Pre-Closing Tax Periods.  “Pre-Closing Tax Periods” shall mean with respect to an Acquired Company any Tax period ending on or before the applicable Closing Date for such Acquired Company.  “Pre-Closing Taxes” and “Pre-Closing Tax Returns” shall have the correlative meanings.

(i)       All Pre-Closing Tax Returns shall be prepared and filed by the Sellers.  If Seller deems necessary, Buyer shall provide to Seller any signature or authorization for signature with respect to any such Pre-Closing Tax Return within five (5) Business Days of receiving a request therefor from Seller.

(ii)      All Pre-Closing Taxes, including Straddle Period Taxes allocated to the Sellers under Section 6A.2(c)(ii), collectively, “Sellers’ Taxes,” (whether reported on a Tax Return or the result of subsequent assessment) shall be the sole responsibility of the applicable Seller and Buyer shall have no liability for any Pre-Closing Taxes.

(b)   Post-Closing Tax Periods.  “Post-Closing Tax Periods” shall mean with respect to an Acquired Company all Tax periods beginning after the applicable Closing Date.  “Post-Closing Taxes” and “Post-Closing Tax Returns” shall have the correlative meanings.

(i)       All Post-Closing Tax Returns shall be prepared and filed by the Buyer.

(ii)      All Taxes (whether reported on a Tax Return or the result of subsequent assessment) due and payable with respect to Post Closing Tax Returns shall be the sole responsibility of the Buyer and Seller shall have no liability for any Post-Closing Taxes.

(c)   Straddle Periods.  “Straddle Periods” shall mean with respect to an Acquired Company any Tax period beginning before the applicable Closing Date and ending after the Closing Date.  “Straddle Period Taxes” and “Straddle Period Tax Returns” shall have the correlative meanings.

(i)   All Straddle Period Tax Returns shall be prepared and filed by the Sellers.

(ii)      Straddle Period Taxes with respect to an Acquired Company shall be the sole responsibility of the applicable Seller to the extent such Straddle Period Taxes are allocable to any portion of such Period ending on or before the applicable Closing Date and Buyer shall have no liability for any such Taxes.

(iii)     Straddle Period Taxes with respect to an Acquired Company shall be the sole responsibility of the Buyer to the extent that such Straddle Period Taxes are allocable to any portion of such Straddle Period following the applicable Closing Date and Seller shall have no liability for any such Taxes.

(iv)     Straddle Period Taxes

A.  based upon or related to income or receipts;

B.   imposed on gain or profit recognized in connection with the sale or other transfer or assignment of property (real or personal, tangible or intangible); or

C.   that are employment, social security or other similar taxes, shall be allocated between the applicable Seller and Buyer assuming that the Straddle Period actually consists of a Tax period closing on the applicable Closing Date (which taxes shall be allocated to the Seller) and a Tax period beginning after the applicable Closing Date (which taxes shall be allocated to the Buyer).

(v)   Straddle Period Taxes imposed on a periodic basis with respect to any assets or otherwise measured by the level of any item, shall be allocated to the applicable Seller in an amount equal to the total Tax liability for such Tax, multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the applicable Closing Date and the denominator of which is the number of calendar days in the entire period.  The remainder of such Straddle Period Tax shall be allocated to Buyer.  For the avoidance of doubt, any Taxes due resulting from or as a consequence of the making of an election under Section 6A.1(b)(ii) shall be treated as Sellers’ Taxes under this Section 6A.

(vi)      The applicable Seller shall submit each Straddle Period Tax Return to the Buyer for the Buyer’s reasonable comment no later than twenty (20) Business Days before the due date for such Straddle Period Tax Return (including extensions).  Such Seller’s failure to submit any Straddle Period Tax Return to Buyer, will not relieve Buyer of any liability that it may have for Taxes due with respect to such Straddle Period Tax Return.  The Buyer shall promptly notify such Seller of any comments that the Buyer has regarding a Straddle Period Tax Return within five (5) Business Days of receipt of such Straddle Period Tax Return.

(vii)     If the Buyer and the applicable Seller are unable to agree regarding any material aspect of the Straddle Period Tax Return, the matter shall be submitted for final determination by the accounting firm designated in Section 2.2.(b) (whose fees shall be paid one-half (1/2) by each party) so that such final determination shall be received not later than five (5) Business Days before the due date for any such Straddle Period Tax Return.

(viii)    Not later than five (5) Business Days before the due date for any such Straddle Period Tax Return, the Buyer shall remit to Seller the Buyer’s portion of the Straddle Period Taxes as determined pursuant to this Section 6A.2(c) and provide any authorized signature or authorization for signature requested by Sellers with respect to such Straddle Period Tax Return.

(d)   The Taxes and Tax Returns addressed in Section 9.4 (Transfer Taxes) of this Agreement shall be allocated as provided in Section 9.4 and shall not be subject to any other subsection of this Section 6A.2.

(e)   Tax Contests.  The Buyer shall promptly notify Sellers in writing upon receipt by the Buyer of any notice of any audits, examinations, adjustments or assessments (“Tax Action”) received by the Buyer relating to Pre-Closing Tax Periods or Straddle Tax Periods and provide to Sellers a copy of any such notice of Tax Action.  The Buyer’s failure to notify Sellers will not relieve any of the Sellers of any liability that they may have, except to the extent the defense of such Tax Action is actually prejudiced as a direct result of the Buyer’s failure to give such notice.  Sellers may elect within fifteen (15) Business Days of receiving notice of such Tax Action to represent the party to such Tax Action (a “Sellers’ Tax Contest”), and to employ counsel of its choice at the Sellers’ expense, provided that (i) the Buyer shall be entitled to participate at its sole expense in such Sellers’ Tax Contest, and (ii) the Seller may not agree to settle any Seller’s Tax Contest without the Buyer’s prior written consent, which consent shall not be unreasonably conditioned, withheld or delayed.

(f)   Tax Return Amendments.  Unless otherwise required by the applicable Law, without Sellers’ prior written consent (which consent shall not be unreasonably conditioned, withheld or delayed), the Buyer shall not amend or cause or permit the amendment of any Pre-Closing Tax Returns or Straddle Period Tax Returns or extend or permit the extension of any statute of limitations with respect to a Pre-Closing Tax Period or Straddle Period.

(g)          Tax Refunds.  Any Tax refunds or rebates relating to Pre-Closing Taxes or Straddle Period Taxes paid by Sellers that are received by or on behalf of any Acquired Company, and any amounts credited against Pre-Closing Taxes paid by Sellers on behalf of any Acquired Company, shall be for the account of Sellers, and shall be paid over to Sellers within five (5) Business Days after receipt or entitlement thereto unless such amount of Taxes was included in the Closing Adjustments as an increase to the Final Purchase Price.

(h)          Cooperation.  For purposes of this Section 6A.2, Sellers and the Buyer shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, proceeding, or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return for a period covered by this Section 6A.2.  Without limiting the generality of the foregoing, the parties shall retain, and shall cause their respective subsidiaries to retain, until the expiration of the applicable statutes of limitations or as otherwise required by Law, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending before or including the applicable Closing Date and shall not destroy or otherwise dispose of any such records without first providing the Buyer with a reasonable opportunity to review and copy the same.

6A.3           Terms.

For purposes of this Section 6A, any reference to “Acquired Company” shall include in addition to the Acquired Companies, the HUD Companies, Casablanca Holdings and the Casablanca Subsidiaries and each Subsidiary of the foregoing and the term “Acquired Company Securities” shall have the correlative meaning.  In addition, for purposes of this Section 6A, the term “Closing Date” shall mean with respect to any Acquired Company, the date on which the ownership of the such Acquired Company Securities is transferred by the applicable Seller to Buyer pursuant to this Agreement.

SECTION 7.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS – CORE PORTFOLIO CLOSING

Unless waived by the Buyer in writing on or prior to the Core Portfolio Closing Date, the obligation of the Buyer to consummate the transactions contemplated hereunder is subject to the fulfillment, prior to or at the Core Portfolio Closing, of each of the following conditions:

7.1	Deliveries at the Core Portfolio Closing.

Sellers shall have delivered, or caused to have been delivered, to the Buyer all items required pursuant to Section 9.2, it being acknowledged and agreed that any certificate required thereunder or under any other provision of this Agreement shall be without personal liability on the part of any individual who signs such certificate.

7.2	Representations and Warranties.

The representations and warranties of Sellers contained in this Agreement shall be true and correct at and as of the Core Portfolio Closing Date in all respects (without giving effect to any qualifiers relating to “materiality,” “Material Adverse Effect,” “in all material respects” or similar qualifications) as though such representations and warranties were made at and as of the Core Portfolio Closing Date, except for representations and warranties made as of a specified date, which shall be true and correct in all respects (without giving effect to any qualifiers relating to “materiality,” “Material Adverse Effect,” “in all material respects” or similar qualifications) as of the specified date, except in each case to the extent that the failure of any such representations and warranties to be so true and correct as of such times shall not have had a Material Adverse Effect on the Acquired Companies taken as a whole.  The Buyer shall have received from Sellers certificates, each dated the Core Portfolio Closing Date, to that effect signed on behalf of each Seller by an authorized officer thereof.

7.3	Performance of Covenants.

Each Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Core Portfolio Closing, and the Buyer shall have received from each Seller  certificates, each dated the Core Portfolio Closing Date, to that effect signed, on behalf of each Seller, by an authorized officer thereof.

7.4	No Material Adverse Effect.

Since the date hereof, there shall not have occurred any event or condition that has had and is continuing to, or would reasonably be expected to have, a Material Adverse Effect on the Acquired Companies taken as a whole or on the ability of any Seller to consummate the transactions contemplated by the applicable Transaction Documents to be consummated at the Core Portfolio Closing, and the Buyer shall have received from each Seller certificates, each dated the Core Portfolio Closing Date, to that effect signed on behalf of each Seller by an authorized officer.

7.5	Approvals.

Subject to Section 6.18, the consents and approvals set forth on Schedule 7.5 shall have been obtained in form and substance reasonably satisfactory to the Buyer and shall be in full force and effect on the Core Portfolio Closing Date.

7.6	Legal Matters.

No Order shall exist that prohibits or restrains the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to be consummated on the Core Portfolio Closing Date and no Proceeding shall have been commenced by any Governmental Entity (and be pending) seeking to prohibit or restrain the consummation of the transactions contemplated by this Agreement to be consummated on the Core Portfolio Closing Date.

7.7	Outstanding Indebtedness.

No Acquired Company shall have any Indebtedness or otherwise be liable for any Indebtedness other than the Assumed Indebtedness, and as evidence thereof the Buyer shall have received (a) a certificate from an officer of each Seller certifying the same with respect to each Acquired Company beneficially owned by such Seller and (b) confirmation from a nationally recognized title insurance company that such title insurance company is prepared to issue title insurance policies to the Buyer with respect to the Acquired Properties being purchased by the Buyer indicating that each such Acquired Property is free and clear of all Encumbrances other than Permitted Encumbrances and (c) such payoff letters, releases or other further assurances thereof from third parties as the Buyer may reasonably request.

7.8	Title Insurance.

With respect to any Acquired Property that is an Uninsured Property, a nationally recognized title insurance company shall have issued or shall be prepared to issue upon payment of the applicable premiums therefor, title policies in customary form and substance and with endorsements reasonably acceptable to the Buyer, including, without limitation, comprehensive, and zoning and non-imputation endorsement, to the extent applicable.  With respect to any Acquired Property that is an Insured Property, the issuer of the title insurance policy relating thereto shall have issued or be prepared to issue upon payment of the applicable premiums therefor, a so-called date down endorsement and a non-imputation endorsement with respect to such Insured Property, in each case, to the extent available; provided, that Sellers, in lieu of providing such endorsements, may provide, at their expense,  a new title insurance policy that satisfies the requirements of the first sentence of this Section 7.8.

SECTION 7A:      CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS – HUD PORTFOLIO CLOSING

Unless waived by the Buyer in writing on or prior to the HUD Portfolio Closing Date, the obligation of the Buyer to consummate the purchase of the HUD Company Securities contemplated hereunder is subject to the fulfillment, prior to or at the HUD Portfolio Closing, of each of the following conditions:

7A.1           Deliveries at HUD Portfolio Closing.

Seller shall have delivered, or caused to have been delivered, to the Buyer all items required pursuant to Section 9.2A, it being acknowledged and agreed that any certificate required thereunder or under any other provision of this Agreement shall be without personal liability on the part of any individual who signs such certificate.

7A.2           Representations and Warranties.

The representations and warranties of Sellers contained in this Agreement relating to the Sellers, the HUD Companies and the HUD Properties shall be true and correct at and as of the HUD Portfolio Closing Date in all respects (without giving effect to any qualifiers relating to “materiality,” “Material Adverse Effect,” “in all material respects” or similar qualifications) as though such representations and warranties were made at and as of the HUD Portfolio Closing Date, except for representations and warranties made as of a specified date, which shall be true and correct in all respects (without giving effect to any qualifiers relating to “materiality,” “Material Adverse Effect,” “in all material respects” or similar qualifications) as of the specified date, except in each case to the extent that the failure of any such representations and warranties to be so true and correct as of such times shall not have had a Material Adverse Effect on the HUD Companies taken as a whole.  The Buyer shall have received from Sellers certificates, each dated the HUD Portfolio Closing Date, to that effect signed on behalf of each Seller by an authorized officer thereof.  Notwithstanding anything to the contrary set forth in this Agreement, for purposes of this Section 7A.2, references in the representations and warranties to the Core Portfolio Closing Date shall be deemed instead to refer to the HUD Portfolio Closing Date.

7A.3           Performance of Covenants.

Each Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the HUD Portfolio Closing, and the Buyer shall have received from each Seller certificates, each dated the HUD Portfolio Closing Date, to that effect signed on behalf of each Seller by an authorized officer thereof.

7A.4           No Material Adverse Effect.

Since the date hereof, there shall not have occurred any event or condition that has had and is continuing or would reasonably be expected to have a Material Adverse Effect on the HUD Companies taken as a whole or on the ability of any Seller to consummate the transactions contemplated by the applicable Transaction Documents to be consummated at the HUD Portfolio Closing, and the Buyer shall have received from each Seller certificates, each dated the HUD Portfolio Closing Date, to that effect signed on behalf of each Seller by an authorized officer.

7A.5           Approvals.

All consents and approvals referred to on Schedule 7A.5 shall have been obtained in form and substance reasonably satisfactory to the Buyer and shall be in full force and effect on the HUD Portfolio Closing Date.

7A.6           Legal Matters.

No Order shall exist that prohibits or restrains the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to occur on the HUD Portfolio Closing Date and no Proceeding shall have been commenced by any Governmental Entity (and be pending) seeking to prohibit or restrain the consummation of any such transactions to be consummated on the HUD Portfolio Closing Date.

7A.7           Outstanding Indebtedness.

No HUD Company shall have any Indebtedness or otherwise be liable for any Indebtedness other than the Assumed HUD Portfolio Indebtedness, and as evidence thereof the Buyer shall have received (a) a certificate from an officer of each Seller certifying the same with respect to each HUD Company beneficially owned by such Seller and (b) confirmation from a nationally recognized title insurance company that such title insurance company is prepared to issue title insurance policies to the Buyer with respect to the HUD Properties being purchased by the Buyer indicating that each such HUD Property is free and clear of all Encumbrances other than Permitted Encumbrances and (c) such payoff letters, releases or other further assurances thereof from third parties as the Buyer may reasonably request.

7A.8           HUD Financing.

The necessary consents by HUD and all other Governmental Entities and third parties to the transfer of the HUD Company Securities to the Buyer shall have been received and the terms and conditions of the New HUD Indebtedness shall be substantially consistent in all material respects with the terms and conditions set forth in the documents previously prepared and submitted by Sellers or their Affiliates in connection with obtaining the New HUD Indebtedness, copies of which have been provided to Buyer.

7A.9           Title Insurance.

With respect to any HUD Portfolio Property that is an Uninsured Property, a nationally recognized title insurance company shall have issued or shall be prepared to issue upon payment of the applicable premiums therefor, title policies in customary form and substance and with endorsements reasonably acceptable to the Buyer, including, without limitation, comprehensive, zoning and non-imputation endorsement, to the extent applicable.  With respect to any HUD Portfolio Property that is an Insured Property, the issuer of the title insurance policy relating thereto shall have issued or be prepared to issue upon payment of the applicable premiums therefore, a so-called date down endorsement and a non-imputation endorsement with respect to such Insured Property, in each case, to the extent available; provided, that Sellers, in lieu of providing such endorsements, may provide, at their expense,  a new title insurance policy that satisfies the requirements of the first sentence of this Section 7A.10.

SECTION 8.	CONDITIONS PRECEDENT TO SELLERS’ OBLIGATIONS – CORE PORTFOLIO CLOSING

Unless waived by Sellers in writing on or prior to the Core Portfolio Closing Date, the obligation of Sellers to consummate the transactions contemplated hereunder is subject to the fulfillment, prior to or at the Core Portfolio Closing, of each of the following conditions:

8.1	Deliveries at Closing.

The Buyer shall have delivered, or caused to have been delivered, to Sellers all items required pursuant to Section 9.3, it being acknowledged and agreed that any certificate required thereunder or under any other provision of this Agreement shall be without personal liability on the part of any individual who signs such certificate.

8.2	Representations and Warranties.

The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all respects (without giving effect to any qualifiers relating to “materiality,” “Material Adverse Effect,” “in all material respects” or similar qualifications) at and as of the Core Portfolio Closing Date as though such representations and warranties were made at and as of the Core Portfolio Closing Date, except for representations and warranties made as of a specified date, which shall be true and correct in all respects as of the specified date (without giving effect to any qualifiers relating to “materiality,” “Material Adverse Effect,” “in all material respects” or similar qualifications), except in each case to the extent that the failure of any such representations and warranties to be so true and correct as of such times shall not have had a Material Adverse Effect on the Buyer and its Subsidiaries taken as a whole, and Sellers shall have received a certificate dated the Core Portfolio Closing Date to that effect, signed, on behalf of the Buyer, by an authorized officer of the Buyer.

8.3	Performance of Covenants.

The Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Core Portfolio Closing, and Sellers shall have received a certificate dated the Core Portfolio Closing Date to that effect signed, on behalf of the Buyer, by an authorized officer of the Buyer.

8.4	[Intentionally Omitted].

8.5	Legal Matters.

No Order shall exist that prohibits or restrains the consummation of the transactions contemplated by this Agreement or the other Transaction Documents and no Proceeding shall have been commenced by any Governmental Entity (and be pending) seeking to prohibit or restrain the consummation of the transactions contemplated by this Agreement or the Transaction Documents to be consummated on the Core Portfolio Closing Date.

8.6	Assumed Indebtedness.

The Sellers and their respective Affiliates shall have been released and discharged from any and all obligations under the Assumed Indebtedness.

8.7	Registration Rights Agreement.

The Registration Rights Agreement shall be in full force and effect and no party thereto shall be in breach thereof.

SECTION 8A        CONDITIONS PRECEDENT TO SELLERS’ OBLIGATIONS – HUD PORTFOLIO CLOSING

Unless waived by Sellers in writing on or prior to the HUD Portfolio Closing Date, the obligation of Sellers to consummate the transactions contemplated hereunder is subject to the fulfillment, prior to or at the HUD Portfolio Closing, of each of the following conditions:

8A.1           Deliveries at HUD Portfolio Closing.

The Buyer shall have delivered, or caused to have been delivered, to Sellers all items required pursuant to Section 9A.3, it being acknowledged and agreed that any certificate required thereunder or under any other provision of this Agreement shall be without personal liability on the part of any individual who signs such certificate.

8A.2           Representations and Warranties.

The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all respects (without giving effect to any qualifiers relating to “materiality,” “Material Adverse Effect,” “in all material respects” or similar qualifications) at and as of the HUD Portfolio Closing Date as though such representations and warranties were made at and as of the HUD Portfolio Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct in all respects as of the specified date without giving effect to any qualifiers relating to “materiality,” “Material Adverse Effect,” “in all material respects” or similar qualifications), except in each case to the extent that the failure of any such representations and warranties to be so true and correct as of such times shall not have had a Material Adverse Effect on the Buyer and its Subsidiaries taken as a whole, and Sellers shall have received a certificate dated the HUD Portfolio Closing Date to that effect, signed, on behalf of the Buyer, by an authorized officer of the Buyer.

8A.3           Performance of Covenants.

The Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the HUD Portfolio Closing, and Sellers shall have received a certificate dated the HUD Portfolio Closing Date to that effect signed, on behalf of the Buyer, by an authorized officer of the Buyer.

8A.4           Approvals.

All consents and approvals referred to on Schedule 8A.4 shall have been obtained in form and substance reasonably satisfactory to Sellers and shall be in full force and effect on the HUD Portfolio Closing Date.

8A.5           Legal Matters.

No Order shall exist that prohibits or restrains the consummation of the transactions contemplated herein to occur on the HUD Portfolio Closing Date and no Proceeding shall have been commenced by any Governmental Entity (and be pending) seeking to prohibit or restrain the consummation of such transactions.

8A.6           Assumed HUD Portfolio Indebtedness.

The Sellers shall have been released and discharged from any and all obligations under the Assumed HUD Portfolio Indebtedness.

SECTION 9.	CORE PORTFOLIO CLOSING

9.1	Time and Place of the Core Portfolio Closing; Extension.

The closing of the purchase and sale of the Acquired Company Securities and the Casablanca Option (the “Core Portfolio Closing”) pursuant to this Agreement and the Transaction Documents shall take place at the offices of Bryan Cave LLP, 1155 F Street, NW, Washington, D.C. 20004, within five (5) Business Days following the satisfaction or waiver of the conditions to the Core Portfolio Closing set forth in Section 7 and Section 8 but in any event no earlier than December 31, 2009, unless otherwise agreed to by the Buyer and Sellers (the date on which the Core Portfolio Closing occurs, the “Core Portfolio Closing Date”).

9.2	Deliveries at the Core Portfolio Closing by Sellers.

At the Core Portfolio Closing, in addition to the other actions contemplated elsewhere herein, Sellers shall deliver or cause to be delivered to the Buyer (or its designee):

(a)   all certificates and other instruments evidencing or otherwise representing the Acquired Company Securities and the Casablanca Option, free and clear of all Encumbrances (other than Permitted Securities Encumbrances), accompanied, if applicable, by powers duly executed in blank and sufficient to convey to the Buyer good and valid title in and to the Acquired Company Securities and the Casablanca Option, together with all accrued benefits and rights attaching thereto;

(b)   a certificate, dated the Core Portfolio Closing Date, executed, on behalf of each Seller, by an authorized officer of each Seller certifying as of the Core Portfolio Closing Date the following:  (i) copies of the articles or certificate of incorporation or formation or declaration of trust of each Seller and each Acquired Company and all amendments thereto, certified by the Secretary of State of the relevant jurisdiction of formation as of a date not more than 30 days prior to the Core Portfolio Closing Date; (ii) a copy of the bylaws, limited liability company operating agreements, partnership agreements of each Seller and each Acquired Property, as amended and in effect as of the Core Portfolio Closing Date; (iii) copies of resolutions of the board of directors (or similar body) of each Seller authorizing the execution, delivery and performance of the Transaction Documents to which such Seller is a party and any other agreement, instrument or other document necessary for such Seller to consummate the transactions contemplated hereby; (iv) the due authorization of each Seller to execute and deliver the Transaction Documents to which such Seller is a party and any other agreement, instrument or other document necessary for such Seller to consummate the transactions contemplated hereby; and (v) the name, title and incumbency of, and bearing the signatures of, the officers of each Seller authorized to execute and deliver the Transaction Documents to which such Seller is a party and any other agreement, instrument or other document necessary for such Seller to consummate the transactions contemplated hereby;

(c)          Sellers shall have delivered to the Buyer payoff letters, and to the extent applicable, releases and lien discharges, each in a form and substance reasonably acceptable to the Buyer, with respect to all Indebtedness of the Acquired Companies outstanding as of the Core Portfolio Closing Date other than Assumed Indebtedness;

(d)          a legal opinion from counsel to Sellers, substantially in the form attached as Exhibit E hereto, executed by such counsel;

(e)   the certificates, evidence and other deliverables required under Sections 7.2 (Representations and Warranties), 7.3 (Performance of Covenants), 7.4 (No Material Adverse Effect), 7.7 (Outstanding Indebtedness) and 7.9 (Property Financial Statements), as conditions to the Buyer’s obligation to effect the Core Portfolio Closing;

(f)   Sellers shall have delivered to Buyer the written consents of third parties or Governmental Entities required pursuant to Section 4.4 that Sellers have obtained with respect to the Core Portfolio Closing;

(g)          the managers and officers of each Acquired Company shall have tendered resignation letters in form and substance reasonably acceptable to the Buyer on or prior to the Core Portfolio Closing, such resignation letters to be effective upon the Core Portfolio Closing;

(h)          the Registration Rights Agreement, Intercreditor Agreements and Casablanca Option duly executed by Sellers or their Affiliates;

(i)   to the extent in the possession or control of Sellers or any Acquired Company, all of the keys, passcodes, keycards, and similar items for all locks (for doors, cabinets and any other locked item) within, on or about each of the Acquired Properties;

(j)   delivery of the Property Financial Statements in accordance with Section 6.9;

(k)          for each Acquired Property that is an Insured Property, (i) the original to the extent available, or a copy if Sellers also provide a written acknowledgement from the applicable title insurer that the original policy is not required to be produced in order to enforce the policy, of the existing title insurance policy, (ii) a “date down” endorsement to the existing owner’s title policy bringing the date of the title insurance policy to the Core Portfolio Closing Date subject only to Permitted Encumbrances, and (iii) a non-imputation endorsement to the existing owner’s title policy in accordance with Section 7.8;

(l)   for each Acquired Property that is an Uninsured Property, a Title Policy subject only to Permitted Encumbrances with endorsements reasonably acceptable to the Buyer, including, without limitation comprehensive, zoning, and non-imputation endorsements, to the extent available in accordance with Section 7.8;

(m)         all deposits and reserves set forth on Section 4.6(e) of Sellers’ Disclosure Schedule and pertaining to the Acquired Properties, including all original letters of credit;

(n)          a schedule of all bank accounts of the Acquired Companies as of the Core Portfolio Closing Date, together with such documents as are necessary or appropriate to change the signatories on the accounts to designees of Buyer; and

(o)          joint notices to Tenants regarding the consummation of the transaction and instructions as to the payment of rent and other amounts payable under the applicable Property from and after the Core Portfolio Closing Date.

9.3	Deliveries at the Core Portfolio Closing by the Buyer.

At the Core Portfolio Closing, in addition to the other actions contemplated elsewhere herein, the Buyer shall deliver or cause to be delivered to Sellers:

(a)   the Final Purchase Price in accordance with Sections 2.1 and 2.2;

(b)   a certificate, dated the Core Portfolio Closing Date, executed, on behalf of the Buyer, by the Secretary of the Buyer certifying as of the Core Portfolio Closing Date the following:  (i) copies of the certificate of incorporation of the Buyer and all amendments thereto, certified by the Secretary of State of the State of Maryland as of a date not more than 30 days prior to the Core Portfolio Closing Date; (ii) a copy of the bylaws of the Buyer, as amended and in effect as of the Core Portfolio Closing Date; (iii) copies of resolutions of board of directors of the Buyer authorizing the execution and delivery of the Transaction Documents to which the Buyer is a party and any other agreement, instrument or other document necessary for the Buyer to consummate the transactions contemplated hereby and thereby; (iv) the due authorization of the Buyer to execute and deliver the Transaction Documents to which the Buyer is a party and any other agreement, instrument or other document necessary for the Buyer to consummate the transactions contemplated hereby and thereby; and (v) the name, title and incumbency of, and bearing the signatures of, the officers of the Buyer authorized to execute and deliver the Transaction Documents to which the Buyer is a party and any other agreement, instrument or other document necessary for the Buyer to consummate the transactions contemplated hereby;

(c)   the certificates required under Sections 8.2 (Representations and Warranties) and 8.3 (Performance of Covenants) as a condition to Seller’s obligation to effect the Core Portfolio Closing;

(d)   The Buyer shall have delivered to Sellers the written consents of third parties or Governmental Entities required pursuant to Section 5.4 that Buyer has obtained with respect to the Core Portfolio Closing;

(e)   the Registration Rights Agreement, duly executed by the Buyer;

(f)   certificate(s) representing the Stock Consideration;

(g)   a legal opinion to Sellers from counsel to the Buyer, substantially in the form of Exhibit F hereto;

(h)   a legal opinion to Sellers from Bryan Cave, or other counsel to the Buyer reasonably satisfactory to the Sellers, substantially in the form attached as Exhibit G-1 hereto, dated as of the date of the Core Portfolio Closing Date.  Such opinion shall be based upon and subject to the factual representations of the Buyer set forth in the representation letter in the form attached hereto as Exhibit G-2.  The forms of opinion and representation letters set forth on these exhibits shall be subject to changes or modifications deemed necessary or appropriate by such counsel rendering the opinion, provided that any changes must be satisfactory to Sellers;

(i)   with respect to each CSE Mortgage Loan, the Buyer Guaranty and Pledge Agreement required by Section 6.19; and

(j)   the Intercreditor Agreement required by Section 6.14 with respect to the applicable Acquired Properties.

9.4	Transfer Taxes.

All transfer and recording taxes, filing fees and other similar expenses arising in connection with the conveyances contemplated by this Agreement that are due upon or as a result of the consummation of the transactions contemplated hereby shall be paid one-half by Sellers and one-half by Buyer.  In connection with each of the Core Portfolio Closing, and the HUD Portfolio Closing,  Sellers and Buyer shall file with the relevant Governmental Entities all transfer tax returns, affidavits and other similar instruments, if any, required in connection with the payment of the foregoing expenses, or, to the extent not filed contemporaneously with the Core Portfolio Closing, shall escrow sufficient funds with the title insurer (or other third party reasonably acceptable to Sellers and the Buyer) to cover such taxes or Buyer shall receive a credit for Sellers’ share of such taxes and Buyer shall pay such taxes or cause such taxes to be paid.  Notwithstanding anything in this Agreement to the contrary, the obligations of Sellers and the Buyer under this Section 9.4 shall survive the Core Portfolio Closing and the HUD Portfolio Closing indefinitely and the indemnity obligations of Sellers or the Buyer, as applicable under this Agreement with respect to the obligations under this Section 9.4 shall not be subject to any threshold, in Section 11.2(c)(i), the Deductible, or other limitation.

SECTION 9A        HUD PORTFOLIO CLOSING

9A.1           Time and Place of HUD Portfolio Closing; Extension.

The closing of the purchase and sale of the transactions contemplated to occur on the HUD Portfolio Closing Date (the “HUD Portfolio Closing”) pursuant to this Agreement and the applicable Transaction Documents shall take place at the offices of Bryan Cave LLP, 1155 F Street, NW, Washington, D.C. 20004 within five (5) Business Days following the satisfaction or waiver of the conditions to the HUD Portfolio Closing set forth in Section 7A and Section 8A, but, in any event no earlier than April 1, 2010 unless otherwise agreed to by Buyer and Seller (the date on which such HUD Portfolio Closing occurs, the “HUD Portfolio Closing Date”).

9A.2           Deliveries at the HUD Portfolio Closing by Sellers.

At the HUD Portfolio Closing, in addition to the other actions contemplated elsewhere herein, Sellers shall deliver or cause to be delivered to the Buyer (or its designee):

(a)   all certificates and other instruments evidencing or otherwise representing the HUD Company Securities, free and clear of all Encumbrances except for Permitted Securities Encumbrances, accompanied, if applicable, by powers duly executed in blank and sufficient to convey to the Buyer good and valid title in and to the HUD Company Securities, together with all accrued benefits and rights attaching thereto;

(b)   a certificate, dated the HUD Portfolio Closing Date, executed, on behalf of each Seller, by an authorized officer of each Seller certifying as of the HUD Portfolio Closing Date the following: (i) copies of the articles or certificate of incorporation or formation or declaration of trust of each Seller and each HUD Company and all amendments thereto, certified by the Secretary of State of the relevant jurisdiction of formation as of a date not more than 30 days prior to the HUD Portfolio Closing Date; (ii) a copy of the bylaws, limited liability company operating agreements, partnership agreements of each Seller and each HUD Company, as amended and in effect as of the HUD Portfolio Closing Date; (iii) copies of resolutions of the board of directors (or similar body) of each Seller authorizing the execution, delivery and performance of the Transaction Documents executed and delivered at the HUD Portfolio Closing (the “HUD Transaction Documents”) to which such Seller is a party and any other agreement, instrument or other document necessary for such Seller to consummate the transactions contemplated to occur on the HUD Portfolio Closing Date; (iv) the due authorization of each Seller to execute and deliver the HUD Transaction Documents to which such Seller is a party and any other agreement, instrument or other document necessary for such Seller to consummate the transactions contemplated to occur on the HUD Portfolio Closing Date; and (v) the name, title and incumbency of, and bearing the signatures of, the officers of each Seller authorized to execute and deliver the HUD Transaction Documents to which such Seller is a party and any other agreement, instrument or other document necessary for such Seller to consummate the transactions contemplated to occur on the HUD Portfolio Closing Date;

(c)   Sellers shall have delivered to the Buyer payoff letters, and to the extent applicable, releases and lien discharges, each in a form and substance acceptable to the Buyer, with respect to all Indebtedness of the HUD Companies outstanding as of the HUD Portfolio Closing Date other than Assumed HUD Portfolio Indebtedness.

(d)   the certificates, evidence and other deliverables required under Sections 7A.2 (Representations and Warranties), 7A.3 (Performance of Covenants), 7A.4 (No Material Adverse Effect) and 7A.7 (Outstanding Indebtedness), as conditions to the Buyer’s obligation to effect the HUD Portfolio Closing;

(e)   the Company shall have obtained and delivered to Buyer the written consents of third parties or Governmental Entities required pursuant to Section 4.4 that Sellers have obtained with respect to the HUD Properties and the related Assumed HUD Portfolio Indebtedness;

(f)   the managers and officers of each HUD Company shall have tendered resignation letters in form and substance reasonably acceptable to the Buyer on or prior to the HUD Portfolio Closing, such resignation letters to be effective upon HUD Portfolio Closing;

(g)   to the extent in the possession or control of Sellers or any HUD  Company, all of the keys, passcodes, keycards, and similar items for all locks (for doors, cabinets and any other locked item) within, on or about each of the HUD Properties;

(h)   for each HUD Property that is an Insured Property, (i) the original, if available, or a copy if Sellers also provide a written acknowledgement from the applicable title insurer that the original policy is not required to be produced in order to enforce the policy, of the existing title insurance policy, (ii) a “date down” endorsement to the existing owner’s title policy bringing the date of the title insurance policy to the closing date subject only to Permitted Encumbrances, and (iii) a non-imputation endorsement to the existing owner’s title policy in accordance with the requirements of Section 7A.10 in the case of (ii) and (iii) to the extent available;

(i)   for each HUD Property that is an Uninsured Property, a Title Policy subject only to Permitted Encumbrances with endorsements reasonably acceptable to the Buyer, including, without limitation comprehensive, zoning, and non-imputation endorsements, to the extent available, in accordance with the requirements of Section 7A.10;

(j)   all deposits and reserves set forth on Section 4.6(e) of the Disclosure Schedule and pertaining to the HUD Properties, including all original letters of credit and other documents and instruments comprising such deposits and reserves;

(k)   the Updated HUD Financial Statements with respect to the HUD Companies pursuant to Section 6.9; and

(l)   a schedule of all bank accounts of the Acquired Companies as of the HUD Closing Date, together with such documents as are necessary or appropriate to change the signatories on the accounts to designees of Buyer;

(m)   joint notices to Tenants regarding the consummation of the transaction and instructions as to the payment of rent and other amounts payable under the applicable Property from and after the HUD Closing Date;

(n)   the Intercreditor Agreements required by Section 6.14 with respect to the applicable HUD Properties.

9A.3           Deliveries at the HUD Portfolio Closing by the Buyer.

At the HUD Portfolio Closing, in addition to the other actions contemplated elsewhere herein, the Buyer shall deliver or cause to be delivered to Sellers:

(a)   the HUD Portfolio Final Purchase Price in accordance with Sections 3.l and 3.2;

(b)   certificates representing the HUD Portfolio Stock Consideration;

(c)   the HUD Portfolio Note, including all loan and security documents with respect thereto required by Section 6.20;

(d)   the HUD Portfolio Adjustment Note, including all loan and security documents with respect thereto required by Section 6.20.

(e)   a certificate, dated the HUD Portfolio Closing Date, executed, on behalf of the Buyer, by the Secretary of the Buyer certifying as of the HUD Portfolio Closing Date the following: (i) copies of the certificate of incorporation of the Buyer and all amendments thereto, certified by the Secretary of State of the State of Maryland as of a date not more than 30 days prior to the HUD Portfolio Closing Date; (ii) a copy of the bylaws of the Buyer, as amended and in effect as of the HUD Portfolio Closing Date; (iii) if one of the Buyer’s Subsidiaries is to assume the Subordinated Loans, (A) copies of the articles or certificate of incorporation or formation or declaration of trust of such Subsidiary and all amendments thereto, certified by the Secretary of State of the relevant jurisdiction of formation as of a date not more than 30 days prior to the HUD Portfolio Closing Date, and (B) a copy of the bylaws, limited liability company operating agreements, partnership agreements of such Subsidiary, as amended and in effect as of the HUD Portfolio Closing Date; (iv) copies of resolutions of board of directors of the Buyer and any such Subsidiary, authorizing the execution and delivery of the HUD Transaction Documents to which the Buyer and such Subsidiary are respectively a party and any other agreement, instrument or other document necessary for the Buyer and any such Subsidiary to consummate the transactions contemplated to occur on the HUD Portfolio Closing Date; (v) the due authorization of the Buyer and any such Subsidiary to execute and deliver the HUD Transaction Documents to which the Buyer and such Subsidiary are respectively a party and any other agreement, instrument or other document necessary for the Buyer and such Subsidiary to consummate the transactions contemplated to occur on the HUD Portfolio Closing Date; and (vi) the name, title and incumbency of, and bearing the signatures of, the officers of the Buyer and any such Subsidiary authorized to execute and deliver the HUD Transaction Documents to which the Buyer and any such Subsidiary are respectively a party and any other agreement, instrument or other document necessary for the Buyer and any such Subsidiary to consummate the transactions contemplated to occur on the HUD Portfolio Closing Date;

(f)   the certificates required under Sections 8A.2 (Representations and Warranties) and 8A.3 (Performance of Covenants) as a condition to Sellers’ obligation to effect the HUD Portfolio Closing;

(g)   the Buyer shall have delivered to Sellers the written consents of third-parties or Governmental Entities required pursuant to Section 5.4 that the Buyer has obtained;

(h)           a legal opinion to Sellers from counsel to the Buyer, substantially in the form attached as Exhibit F hereto (but limited to the HUD Transaction Documents and the transactions consummated on the HUD Portfolio Closing Date);

(i)   a legal opinion to Sellers from Bryan Cave, or other counsel to the Buyer reasonably satisfactory to the Sellers, substantially in the form attached as Exhibit G-1 hereto, dated as of the date of the HUD Portfolio Closing Date (but limited to the HUD Transaction Documents and the transactions consummated on the HUD Portfolio Closing Date).  Such opinion shall be based upon and subject to the factual representations of the Buyer set forth in the representation letter in the form attached hereto as Exhibit G-2 and delivered on the HUD Portfolio Closing Date.  The forms of opinion and representation letters set forth on these exhibits shall be subject to changes or modifications deemed necessary or appropriate by such counsel rendering the opinion, provided that any changes must be satisfactory to Sellers;

(j)   with respect to each CSE Mortgage Loan, the Buyer Guaranty and Pledge Agreement required by Section 6.19; and

(k)   the Intercreditor Agreements required by Section 6.14 with respect to the applicable HUD Properties.

SECTION 10.	TERMINATION AND ABANDONMENT

10.1	Termination.

(a)   This Agreement may be terminated upon written notice thereof to each of the other parties hereto and the transactions contemplated herein may be abandoned at any time prior to the Core Portfolio Closing Date:

(i)       by either the Buyer or Sellers if the Core Portfolio Closing has not occurred on or before  February 28, 2010 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(a) shall not be available to any party hereto whose failure to perform any of its obligations under this Agreement materially contributed to the failure of the Core Portfolio Closing to be consummated by such date;

(ii)  by mutual written consent of the Buyer and Sellers;

(iii)     by the Buyer, if it is not in material breach of its obligations under this Agreement, and if (A) any of the representations and warranties of Sellers herein are or become untrue or incorrect such that the condition set forth in Section 7.2 would be incapable of being satisfied by the Termination Date, or (B) there has been a breach on the part of the Sellers of any of its covenants or agreements herein such that the condition set forth in Section 7.3 would be incapable of being satisfied by the Termination Date; provided, however, that notwithstanding the foregoing, the Buyer may immediately terminate this Agreement upon a breach by Sellers or their Affiliates of Section 6.4(d);

(iv)     by Sellers, if Sellers are not in material breach of their respective obligations under this Agreement, and if (A) any of the representations and warranties of Buyer herein are or become untrue or incorrect such that the condition set forth in Section 8.2 would be incapable or being satisfied by the Termination Date, or (B) there has been a breach on the part of the Buyer of any of its covenants or agreements herein such that the condition set forth in Section 8.3 would be incapable of being satisfied by the Termination Date; or

(v)  by either the Buyer or Sellers if the Closing has not occurred by the Termination Date as a result of a Non-Appealable Matter.

(b)   from and after the Core Portfolio Closing Date, the obligation to consummate the HUD Portfolio Closing may be terminated upon written notice thereof to each of the other parties hereto and the transactions contemplated herein to be consummated at the HUD Portfolio Closing may be abandoned at any time prior the HUD Portfolio Closing Date:

(i)       by either the Buyer or Sellers if the HUD Portfolio Closing has not occurred on or before December 31, 2010 (the “HUD Termination Date”); provided, however, that the right to terminate the obligation to consummate the HUD Portfolio Closing pursuant to this Section 10.1(b) shall not be available to any party hereto whose failure to perform any of its obligations under this Agreement materially contributed to the failure of the HUD Portfolio Closing to be consummated by such date;

(ii)      by mutual written consent of the Buyer and Sellers;

(iii)     by the Buyer, if it is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of Sellers herein are or become untrue or incorrect such that the condition set forth in Section  7A.2 would be incapable of being satisfied by the HUD Termination Date, or (ii) there has been a breach on the part of the Sellers of any of its covenants or agreements herein such that the condition set forth in Section 7A.3 would be incapable of being satisfied by the HUD Termination Date; provided, however, that notwithstanding the foregoing, the Buyer may immediately terminate this Agreement upon a breach by Sellers or their Affiliates of Section 6.4(d);

(iv)     by Sellers, if Sellers are not in material breach of their respective obligations under this Agreement, and if (i) any of the representations and warranties of Buyer herein are or become untrue or incorrect such that the condition set forth in Section 8.2 would be incapable or being satisfied by the HUD Termination Date, or (ii) there has been a breach on the part of the Buyer of any of its covenants or agreements herein such that the condition set forth in Section 8.3 would be incapable of being satisfied by the Termination Date; or

(v)  by either the Buyer or Sellers if the HUD Portfolio Closing has not occurred by the HUD Termination Date as a result of a Non-Appealable Matter.

10.2	Effect of Termination.

(a)   In the event of the termination of this Agreement pursuant to Section 10.1 hereof, (i) this Agreement shall forthwith become void and of no further force or effect, without any liability on the part of the Buyer, Sellers or any of their respective directors, officers, employees, partners, stockholders or members and all rights and obligations of any party hereto shall cease except for Buyer’s indemnification obligations under Section 6.2(b) and the provisions of Section 6.10 (Public Announcements), Section 6.11 (Confidentiality), this Section 10.2 and Section 14 (General Provisions), which shall remain in full force and effect and survive any termination of this Agreement; provided, however, that nothing contained in this Section 10.2 shall relieve any party hereof from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement, and (ii) except as otherwise set forth herein, such termination shall be without liability of any party to any other party; further provided, that if the transactions contemplated hereby fail to close as a result of a breach of the provisions of this Agreement by any party which gave rise to the right of the other parties hereto to terminate this Agreement, such breaching party shall be fully liable for any and all Damages incurred or suffered by the terminating parties as a result of all such breaches, including any reasonable transaction costs.

(b)   In the event of the termination of the obligation to consummate the HUD Portfolio Closing pursuant to Section 10.1(b) hereof, (i) the parties shall have no further obligations with respect to the HUD Companies or the HUD Properties, (ii) except as otherwise set forth herein, such termination shall be without liability of any party to any other party; further provided, that if the HUD Portfolio Closing fails to close as a result of a breach of the provisions of this Agreement by any party which gave rise to the right of the other parties hereto to terminate the obligation to consummate the HUD Portfolio Closing, such breaching party shall be fully liable for any and all Damages incurred or suffered by the terminating parties as a result of all such breaches, including any reasonable transaction costs and (iii) the General HUD Portfolio Indemnification Cap shall be ratably reduced.

SECTION 11.	INDEMNIFICATION

11.1	Survival.

All representations and warranties contained in this Agreement shall be made as of the date or dates thereof as indicated herein and, in the case of the Acquired Companies, the Acquired Properties and the Acquired Company Securities, not any date after the Core Portfolio Closing Date, and shall survive until the first anniversary of the Core Portfolio Closing Date, and, in the case of the HUD Companies, the HUD Properties and the HUD Company Securities, not any date after the HUD Portfolio Closing Date, and shall survive until the first anniversary of the HUD Portfolio Closing Date.  Notwithstanding the foregoing, (a) the representations and warranties contained in Sections 4.12 (Compliance with Laws and Permits), as applicable, and 4.13 (Environmental) shall survive the Core Portfolio Closing Date or the HUD Portfolio Closing Date, as applicable, until the third anniversary of the Core Portfolio Closing Date or the HUD Portfolio Closing Date, as applicable, (b) the representations and warranties set forth in Sections 4.7 (Taxes) (taking into account the modifications of Section 4.7(a) permitted by and subject to Section 6A.1(b))and 5.11 (Taxes) shall survive the Core Portfolio Closing Date or the HUD Portfolio Closing Date, as applicable, until thirty (30) Business Days following the date on which all claims relating to the subject matter thereof shall have been barred by the relevant statutes of limitations, and (c) the representations and warranties contained in Section 4.1 (Organization and Good Standing), Section 4.2 (Power and Authorization), Section 4.3 (Capitalization), Section 4.4(i) (No Conflicts and Consents),  Section 5.1 (Organization and Good Standing) Section 5.2 (Power and Authorization), Section 5.3(i) (Validity of Contemplated Transactions) and Section 5.7 (Capitalization) shall survive indefinitely.  All covenants and agreements contained herein shall survive until, by their respective terms, they are no longer operative.

11.2	Indemnification.

(a)   Sellers shall, jointly and severally, indemnify and hold the Buyer and its Affiliates and their respective directors (or Persons in similar positions), officers, employees, agents, successors and assigns (collectively, the “Buyer Indemnified Parties”) harmless from and against any Damages arising from or in connection with or otherwise with respect to (i) any inaccuracy in any representation or the breach of any warranty of any Seller under this Agreement or any certificate or other instrument delivered by any Seller at the relevant Closing pursuant to the provisions of Section 7, (ii) the failure of any Seller to duly perform or observe any term, provision, covenant or agreement to be performed or observed by it pursuant to this Agreement, or (iii) any Excluded Liability.

(b)   The Buyer shall indemnify and hold each Seller and its Affiliates and its respective directors (or Persons in similar positions), officers, employees, agents, successors and assigns (collectively, the “Seller Indemnified Parties” and, together with the Buyer Indemnified Parties, the “Indemnified Parties”) harmless from and against any Damages arising from or in connection with or otherwise with respect to (i) any inaccuracy in any representation or the breach of any warranty of the Buyer under this Agreement or any certificate or other instrument delivered by the Buyer at the relevant Closing pursuant to the provisions of Section 8, (ii) the failure of the Buyer to duly perform or observe any term, provision, covenant or agreement to be performed or observed by it pursuant to this Agreement, or (iii) any Assumed Indebtedness or Assumed HUD Portfolio Indebtedness.

(c)           Notwithstanding anything herein to the contrary, other than with respect to any Excluded Liability, (i) no indemnification shall be available to any Buyer Indemnified Party under Section 11.2(a) if the Damages to which the Buyer Indemnified Parties would otherwise be entitled to indemnification with respect to any single breach or inaccuracy are less than $100,000; and (ii) no indemnification shall be available to any Buyer Indemnified Party under Section 11.2(a) unless and until the aggregate amount of the Damages for which the Buyer Indemnified Parties (as applicable) seeks indemnification (excluding Damages not available as a result of clause (i) above) exceeds a one-time deductible amount of $1,000,000 (the “Deductible”), in which case the relevant Buyer Indemnified Parties entitled to such indemnification shall be entitled to recover all such Damages to which such Buyer Indemnified Parties are entitled in excess of such Damages constituting the Deductible.  Other than with respect to any Assumed Indebtedness, Assumed HUD Portfolio Indebtedness or a Limit Violation, (A) no indemnification shall be available to any Seller Indemnified Party under Section 11.2(b) if the Damages to which the Seller Indemnified Parties would otherwise be entitled to indemnification with respect to any single breach or inaccuracy are less than $100,000, and (B) no indemnification shall be available to any Seller Indemnified Parties under Section 11.2(b) unless and until the aggregate amount of the Damages for which the Seller Indemnified Parties (as applicable) seeks indemnification (excluding Damages not available as a result of Section 11.2(c)(i) above) exceeds the one time Deductible, in which case the relevant Seller Indemnified Parties entitled to such indemnification shall be entitled to recover such Damages to which such Seller Indemnified Parties are entitled in excess of that portion of such Damages constituting the Deductible.  The obligations of Sellers pursuant to the indemnification provisions set forth in this Section 11.2, and recourse against the Sellers pursuant to this Section 11.2, shall be limited such that the aggregate liability of Sellers under this Section 11.2 shall not exceed 10% of the Final Purchase Price (in the case of the indemnification obligations arising on the Core Portfolio Closing Date) and 10% of the HUD Portfolio Final Purchase Price (in the case of the indemnification obligations arising on the HUD Portfolio Closing Date (the “General Core Portfolio Indemnification Cap” and the “General HUD Portfolio Indemnification Cap”) in the aggregate).  The obligations of the Buyer pursuant to the indemnification provisions set forth in this Section 11.2, and recourse against the Buyer pursuant to this Section 11.2, shall be limited such that the aggregate liability of the Buyer under this Section 11.2 shall not exceed in the aggregate the General Core Portfolio Indemnification Cap in the case of Buyer’s indemnification obligations that arise on the Core Portfolio Closing Date and the General HUD Portfolio Indemnification Cap in the case of Buyer’s indemnification obligations that arise on the HUD Portfolio Closing Date; provided, however, that, for the avoidance of doubt, the foregoing limitations set forth in this Section 11.2(c), including, without limitation, the Deductible, the General Core Portfolio Indemnification Cap and the General HUD Portfolio Indemnification Cap, shall not apply to (X) any Excluded Liability, and (pursuant to Section 11.2(a)) Sellers shall indemnify and hold the Buyer Indemnified Parties harmless from and against any Damages arising from or in connection with or otherwise with respect to any Excluded Liability from the first dollar of any Excluded Liability and without any cap with respect to the amount thereof and (Y) any Assumed Indebtedness, Assumed HUD Portfolio Indebtedness or Limit Violation, and (pursuant to Section 11.2(b)) Buyer shall indemnify and hold the Seller Indemnified Parties harmless from and against any Damages arising from or in connection with or otherwise with respect to any Assumed Indebtedness, Assumed HUD Portfolio Indebtedness or Limit Violation from the first dollar of any Damages incurred without any cap with respect to the amount thereof.  Notwithstanding anything in this Agreement to the contrary, for purposes of determining the amount of Damages to which an Indemnified Party is entitled under Section 11.2, but not for determining whether or not any inaccuracy or breach has occurred, all of the representations, warranties and covenants set forth in this Agreement that are qualified by “material,” “materiality,” “material respects,” or words of similar import shall be deemed to have been made without any such qualification for purposes of determining the amount of Damages resulting from, arising out of or relating to any such breach or violation of representation, warranty or covenant.

(d)   Each Indemnified Party, upon it or (as applicable) its directors (or Persons in similar positions) or officers becoming aware of any event which gives rise to any indemnification rights such Indemnified Party has or may have under this Section 11.2, shall take reasonable steps to mitigate any Damages in respect of which such indemnification may be sought, including (i) using its commercially reasonable efforts to secure payment from available insurance arrangements, including insurance arrangements maintained by any Tenant with respect to any Acquired Company or Acquired Property that are to provide coverage with respect to such Damages (an “Insurance Payment”) and (ii) using its commercially reasonable efforts to secure reimbursement, indemnity or other payment from any third Person obligated by Contract or otherwise to reimburse, indemnify or pay the Indemnified Party with respect to such Damages (a “Third Party Payment” and, together with an Insurance Payment, a “Mitigation Payment”); provided, however, that no such Indemnified Party shall be required to pursue any potential source of a Mitigation Payment prior to seeking indemnification hereunder or incur any material costs or expenses (unless the Indemnifying Party agrees to reimburse such costs and expenses) or take any action materially adverse to such Indemnified Party in complying with its obligation to mitigate under this Section 11.2(d) and in no event may any Indemnifying Party assert any failure to mitigate by an Indemnified Party as a defense to a claim for indemnification hereunder.

(e)   Any calculation of Damages for purposes of this Section 11.2 shall be net of (i) any Mitigation Payment actually received; provided, however that the Mitigation Payment received or recovered shall be reduced by the amount of any out-of-pocket costs incurred in pursuing such Mitigation Payment; and (ii) Tax benefits actually realized under applicable Law in respect of such Damages, in each case net of all reasonable costs and expenses of recovering any such Tax benefits, whether realized in the year in which payments of Damages are made or thereafter.  In the event a payment is made to an Indemnified Party with respect to any Damages and thereafter the Indemnified Party receives a Mitigation Payment with respect to such Damages, the Indemnified Party shall reimburse the Indemnifying Parties an amount equal to the lesser of (x) the Mitigation Payment and (y) the amount so paid by the Indemnifying Parties.

(f)   Upon receipt by any Indemnified Party of written notice from any third party of any action, suit, proceedings, claim, demand or assessment by such third party against such Indemnified Party which would reasonably be expected to give rise to a claim for Damages hereunder, such Indemnified Party shall as promptly as practicable give written notice thereof to the Buyer or Sellers (as applicable, the “Indemnifying Party”), if indemnification shall be sought therefrom, indicating the nature of such claim and the basis therefor; provided, however, that failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. The Indemnifying Party shall have the right, at its option and expense (and by its own counsel), to assume the defense of any such matter involving the liability of the Indemnified Party asserted by a third party as to which the Indemnifying Party shall have acknowledged its obligation to indemnify the Indemnified Party hereunder. If any Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly notify the Indemnified Party in writing of its intention to do so, and the Indemnified Party will cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such asserted liability; provided, however, that the Indemnifying Party shall not settle any such asserted liability without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed) unless such settlement (x) includes only the payment of monetary damages, (y) does not impose any injunctive or equitable relief upon the Indemnified Party and (z) includes a complete and unconditional release of the Indemnified Party and does not include any admission of wrongdoing by the Indemnified Party.  Notwithstanding any such election to assume the defense of such action or proceeding, such Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action or proceeding, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel (and shall pay such fees, costs and expenses at least quarterly), if the Indemnified Party shall have reasonably concluded that (i) there may be a conflict of interest (including one or more legal defenses or counterclaims available to it or to other Indemnified Parties which are different from or additional to those available to the Indemnifying Party) that would make it inappropriate in the reasonable judgment of such Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, (ii) the claim seeks non-monetary relief which, if granted, could materially and adversely affect such Indemnified Party or its Affiliates (in which case, notwithstanding any other term of this Agreement, the Indemnifying Party shall not have the right to direct the defense of such action or proceeding on behalf of such Indemnified Party), (iii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party within a reasonable time after notice of the institution of such action or proceeding (for the avoidance of doubt, Bryan Cave LLP and Hogan & Hartson LLP shall each be deemed satisfactory counsel) or (iv) the Indemnifying Party shall authorize in writing such Indemnified Party to employ separate counsel at the Indemnifying Party’s expense.

(g)   Sellers, in their sole and absolute discretion, shall have the right to deliver shares of Buyer Common Stock received as Stock Consideration or payment on or conversion of any other consideration received hereunder or under the Casablanca Option Agreement to Buyer Indemnified Parties to satisfy indemnity obligations under this Section 11.2.  Such shares shall be valued at the VWAP on the date immediately preceding the date of delivery to Buyer Indemnified Parties (the “Payment Shares”); provided, however, in no event shall Buyer Indemnified Parties be required to accept Payment Shares in settlement of an indemnity claim under this Section 11.2 in an amount greater than 50% of the total Damages incurred and the aggregate value of the Payment Shares then being delivered to the Buyer shall be reduced by the amount of any dividends paid thereon.

(h)   Unless otherwise required by applicable Law, the parties hereto agree to treat any payment made pursuant to this Section 11.2 as an adjustment to the consideration paid pursuant to this Agreement for all Tax purposes.

(i)   Sellers and the Buyer hereby acknowledge and agree that, from and after the Core Portfolio Closing Date or the HUD Portfolio Closing Date, as applicable, the foregoing indemnification provisions in this Section 11.2 shall be the sole and exclusive rights and remedy of any Indemnified Party with respect to the transactions contemplated by this Agreement, including, without limitation, with respect to (a) any misrepresentation, breach or default of or under any of the representations, warranties, covenants and agreements contained in this Agreement or (b) any failure duly to perform or observe any term, provision, covenant or agreement contained in this Agreement; provided, however, that nothing set forth herein shall be deemed to limit any party’s rights or remedies in the event that the other party has committed fraud in connection herewith.

(j)   Notwithstanding any other provision of this Agreement, Sellers shall have no obligation to indemnify, defend, or hold harmless Buyer Indemnified Parties with respect to Damages related to Remediation of Hazardous Materials if such Damages arise solely from environmental sampling performed by Buyer indiscriminately and for the sole purpose of discovering conditions which would require Remediation under Applicable law.

11.3	Environmental Remediation.

(a)   Any Remediation for which an Indemnified Party seeks indemnification from Sellers under this Section 11 shall be governed by this Section 11.3.

(b)   Buyer Indemnified Parties shall have the right to perform Remediation and seek indemnification from Sellers for related costs or shall, at their sole option, elect to have Sellers perform all or a portion of such Remediation.

(c)           Any Party performing a Remediation the cost of which is the responsibility of Sellers pursuant to Section 11 of this Agreement (“Performing Party”) shall: (i) provide written notification to the other Party (“Other Party”) that it intends to perform Remediation prior to commencing any such Remediation; (ii) shall select a qualified consultant to oversee the Remediation, subject to the approval of the Other Party, whose approval shall not be unreasonably withheld; (iii) provide the Other Party with a reasonable opportunity to comment in advance upon any material written communications, filings, reports, correspondence or other writings given to any Governmental Entity in connection with such Remediation and consider timely provided comments in good faith; (iv) to the extent practical, provide the Other Party with a reasonable opportunity to participate in any meetings with any Governmental Authority regarding the Remediation at such Other Party’s sole cost and expense; (v) comply with applicable Laws; (vi) minimize costs in conducting any Remediation and employ cost-effective Remediation methods that are commercially reasonable under the circumstances; (vii) use risk based clean-up standards and employ deed restrictions and institutional and engineering controls to the extent commercially reasonable; (viii) allow the Other Party or their agents reasonable access to the Acquired Properties and Casablanca Properties for purposes of observing the Remediation so long as such Other Party and its agents do not interfere with the Remediation or the operation of the business conducted thereon; (ix) keep the Other Party reasonably informed of the progress of any such Remediation and the schedule for completing such Remediation; (x) within five (5) Business Days of receipt, use commercially reasonable efforts to provide to the Other Party copies of all material written communications, filings, reports, correspondence or other writings, photographs or materials received from any Person (including any Governmental Authority) in connection with the performance of any such Remediation; and (xi) use commercially reasonable efforts to preserve any rights the Other Party may have against insurers or other third parties.

                                (d)           Buyer shall permit Sellers and their representatives and consultants  access to the applicable real property (i) for purpose of performing the Remediation, to the extent Sellers are performing the Remediation, so long as Sellers use commercially reasonable efforts to minimize interference with the business conducted thereon and (ii) for observing and monitoring the Remediation if Buyer is performing the Remediation, so long as Sellers uses commercially reasonable efforts to minimize interference with Buyer’s Remediation or the business conducted thereon.  Following completion of any Remediation performed by Sellers, Sellers shall promptly return the real property to substantially the same condition in which it existed prior to the commencement of the Remediation (other than with respect to the presence of Hazardous Materials).  Buyer Indemnified Parties shall reasonably cooperate with Sellers with respect to any Remediation performed by Sellers in accordance with this Section 11.3.

SECTION 12.	CERTAIN ADDITIONAL COVENANTS AND AGREEMENTS

12.1	Casualty.

(a)   Sellers shall notify the Buyer as soon as reasonably practicable after obtaining Knowledge of the occurrence of any Force Majeure Event with respect to any Acquired Property and of any material damage or destruction (a “Casualty Event”) by fire or other casualty that is suffered by any Acquired Property on or before the Core Portfolio Closing Date or the HUD Portfolio Closing Date, as applicable, which notice shall include a reasonably detailed description of the extent of such damage or destruction and of the relevant Casualty Event. If, on or prior to the relevant Closing Date, any Acquired Property or HUD Property shall have been damaged or destroyed by a Casualty Event or a Force Majeure Event, then the Buyer shall proceed to effect the relevant Closing in which such Acquired Property or HUD Property is included, in which event the provisions of Sections 12.1(b) shall apply.

(b)   With respect to any Acquired Company or HUD Company that owns an Acquired Property or HUD Property that has been damaged by a Casualty Event or a Force Majeure Event (collectively, the “Damaged Companies”):

(i)       Sellers shall not (A) adjust and settle any insurance claims with respect to such damaged Acquired Property or HUD Property, or (B) enter into any construction or other contract for the repair or restoration of such damaged Acquired Property or HUD Property, in each case, without the Buyer’s prior written consent (except no such consent shall be necessary to repair or restore any emergency or hazardous condition at such damaged Acquired Property or HUD Property), which consent shall not be unreasonably withheld, conditioned or delayed;

(ii)      at the relevant Closing, Sellers shall (A) pay over to the Buyer the amount of any insurance or other proceeds, to the extent collected by Sellers or any Acquired Company or HUD Company, as applicable in connection with such Casualty Event or Force Majeure Event, less the amount of the actual and reasonable unreimbursed expenses incurred by Sellers or any Acquired Company or HUD Company, as applicable in connection with collecting such proceeds and making any repairs to the applicable Acquired Property or HUD Property occasioned by such Casualty Event or Force Majeure Event pursuant to any contract (provided that such contract was reasonably approved by the Buyer as required by this Section 12.1) and (B) assign to the Buyer in form reasonably satisfactory to the Buyer all of Sellers’ right, title and interest in and to (or provide written confirmation from Sellers of an Acquired Company’s or HUD Company’s right to) any insurance proceeds that are uncollected at the time of the subject Closing and that may be paid in respect of such Casualty Event or Force Majeure Event. Sellers shall cooperate with the Buyer in the collection of such proceeds, which obligation shall survive the subject Closing; and

(iii)     The Final Purchase Price or the final HUD Portfolio Purchase Price, as applicable, shall be reduced by the amount by which:

                                                           (1)   the reasonably estimated post-closing cost of repair and restoration of all of the Damaged Companies,

exceeds

           (2)   the remaining balance of the insurance proceeds assigned pursuant to (ii)(A) above plus the uncollected insurance proceeds or tenant contributions to the cure reasonably expected to be collected after the relevant Closing by the Acquired Company or HUD Company and described in (ii)(B) above;

provided, however, that (x) if such amount in the aggregate is less than One Million Dollars ($1,000,000), then (a) no reduction shall be made to the Final Purchase Price or the HUD Portfolio Final Purchase Price, as applicable, and (b) such amount shall count against the Deductible for purposes of indemnification claims under Section 11.2 without regard to the limitations imposed by Section 11.2(c)(i); provided, further, that if the Deductible has otherwise been reached, then such reduction (or a reduction to the extent of the excess over the Deductible) shall be made to the Final Purchase Price or the final HUD Portfolio Purchase Price, as applicable.

12.2	Condemnation Pending Closing.

If, prior to the Closing Date, condemnation or eminent domain proceedings shall be commenced by any competent public authority against any Acquired Property or any portion thereof, Sellers shall promptly (but in no event more than two (2) Business Days after obtaining Knowledge of such proceedings) notify the Buyer thereof, which notice shall include a reasonably detailed description of the nature and extent of such proceedings and of each Acquired Property affected thereby. After notice of the commencement of any such proceedings, the Buyer shall accept title to such Acquired Property subject to such proceedings, whereupon any award payable to Sellers shall be paid to the Buyer and Sellers shall deliver to the Buyer at the Closing all assignments and other documents reasonably requested by the Buyer to vest such award in the Buyer.

12.3	Additional Covenants.

Prior to the Core Portfolio Closing Date, Sellers shall be permitted to cause the Acquired Companies that are borrowers under CSE Mortgage Loans to execute, with respect to such CSE Mortgage Loan, the CSE Mortgage Loan Documentation with respect to such CSE Mortgage Loans to the extent the terms and conditions thereof are reasonably satisfactory to the Buyer.

12.4	St. Petersburg Property.

Subsequent to the execution and delivery hereof, Sellers shall have the right to market and sell the St. Petersburg Property for a period ending on the first anniversary of the Core Portfolio Closing Date on the following terms and conditions:

(a)   The closing of the sale of the St. Petersburg Property (the “St. Petersburg Closing”) may occur prior to or subsequent to the Core Portfolio Closing Date provided that it occurs, in any case, within one (1) year of the Core Portfolio Closing Date.

(b)   In the event the St. Petersburg Closing occurs prior to the Core Portfolio Closing Date, upon and in connection with such closing, (i) Sellers shall be permitted to cause the conveyance of the St. Petersburg Property to the purchaser of the St. Petersburg Property and execute and deliver a deed of conveyance and all other customary closing and other documents, (ii) Sellers shall be permitted to cause the amendment of the LAD I Lease to remove the St. Petersburg Property from the LAD I Lease (provided that the rent payable under such LAD I Lease is not reduced) and (iii) Sellers shall be permitted to take all other actions necessary or appropriate in connection therewith, at no expense to Buyer.

(c)   In the event the St. Petersburg Closing does not occur prior to the Core Portfolio Closing Date, Sellers shall be permitted to market for sale the St. Petersburg Property for the time period set forth above and Buyer shall take and shall cause LAD I Real Estate Company, LLC (“LAD I”) to take the following actions at no expense to Buyer:

(i)       promptly,  upon the request of Sellers, enter into a purchase agreement for the sale of the St. Petersburg Property;

(ii)      promptly, upon the request of Sellers, consummate the sale of the St. Petersburg Property and execute and deliver such documents and take all necessary actions to consummate the transaction contemplated by such purchase agreement, including, without limitation, executing and delivering such warranty deeds, title affidavits and other documents as may be reasonably required or desired in connection with such sale and amend the LAD I Lease to remove the St. Petersburg Property (but not reduce the rent).

(d)   Sellers shall be permitted to retain all of the proceeds of the sale of the St. Petersburg Property, whether such sale occurs prior to or subsequent to the Core Portfolio Closing Date.  Sellers shall reimburse and hold harmless Buyer for all costs, expenses and Damages sustained in connection with the Buyer’s facilitation of the sale of the St. Petersburg Property and the indemnity obligation of Sellers under this Agreement with respect to the obligations under this Section 12.4 shall not be subject to the threshold in Section 11.2(c)(i) or the Deductible.  Between the Core Portfolio Closing Date and the first anniversary thereof, Buyer shall not take any action with respect to the St. Petersburg Property without the prior written consent of Sellers.

12.5	Limit Violations.

From the date hereof through December 31, 2012, the Buyer shall not (a) amend Article V, Section 4 of its articles of incorporation to reduce the maximum permitted ownership limit regarding the ownership of Buyer Common Stock (the “Ownership Limit”) below the current 9.9% limit or (b) repurchase, redeem or acquire shares of Buyer Common Stock if the result thereof would cause or be reasonably expected to cause Sellers to beneficially own more than 9.85% of the issued and outstanding Buyer Common Stock (a “Limit Violation”), taking into account for this purpose, all Buyer Common Stock issued or to be issued to Sellers pursuant to this Agreement.  No Seller or any Affiliate of a Seller,  will, directly or indirectly, acquire beneficial ownership of any Buyer Common Stock other than pursuant to the terms of this Agreement.  The provisions of this Section 12.5 will cease to be of any effect in the event that prior to December 31, 2012, the Buyer amends it articles of incorporation to either (x) eliminate the Ownership Limit or (y) make any Ownership Limit inapplicable to Sellers and all Affiliates of Sellers.

SECTION 13.	DEFINITIONS

As used in this Agreement, the following terms shall have the respective meanings below:

“Accountant” shall have the meaning set forth in Section 2.2(b).

“Accrued Expenses” shall have the meaning set forth in Section 2.2(a).

“Accrued HUD Portfolio Expenses” shall have the meaning set forth in Section 3.2(a).

“Accrued HUD Portfolio Income” shall have the meaning set forth in Section 3.2(a).

“Accrued Income” shall have the meaning set forth in Section 2.2(a).

“Acquired Companies” shall have the meaning set forth in the Recitals.

“Acquired Company Securities” shall have the meaning set forth in the Recitals.

“Acquired Properties” shall have the meaning set forth in the Recitals.

“Acquisition Transaction” shall have the meaning set forth in Section 6.4(a).

“Adjustment Note” shall have the meaning set forth in Section 2.1(d).

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls such Person, and (b) each Person that is controlled by or is under common control with such Person or any Affiliate of such Person. For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Annual Audited Carve-out Financials” shall have the meaning set forth in Section 4.5(c).

“Assumed HUD Portfolio Indebtedness” shall have the meaning set forth in Section 3.1(a).

“Assumed Indebtedness” shall have the meaning set forth in Section 2.1(a).

“Base HUD Portfolio Purchase Price” shall have the meaning set forth in Section 3.1(a).

“Base Purchase Price” shall have the meaning set forth in Section 2.1(a).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by Law or executive order to close.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Common Stock” means the common stock, par value $0.10 per share, of the Buyer.

“Buyer Consents” shall have the meaning set forth in Section 5.4.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 11.2(a).

“Buyer Transaction Costs” means all costs and expenses incurred by the Buyer in connection with the negotiation, documentation, execution, delivery and performance of the Transaction Documents, including, without limitation, the fees and disbursements of counsel, accountants and consultants engaged by the Buyer and any inspection, examination, survey, test boring, soil bearing test or other engineering, structural, building system, environmental, architectural or landscaping test or drawing performed by or at the direction of the Buyer in connection with the transactions contemplated hereby and thereby, and one-half of the cost of any date-down endorsements to existing title insurance policies.

“Buyer’s Disclosure Schedule” shall have the meaning set forth in Section 6.5.

“Buyer Guaranty” shall have the meaning set forth in Section 6.19(b).

“CapitalSource” shall have the meaning set forth in the Preamble.

“Carve-out Financial Statements” shall mean the financial statements attached hereto as Schedule V.

“Casablanca Holdings” shall have the meaning set forth in the Recitals.

“Casablanca Mezzanine Lender” means JER US Debt Finance Company CS LLC, successor to Column Financial, Inc., in its capacity as the holder of the Casablanca Mezzanine Loan, and its permitted successors and assigns in such capacity.

“Casablanca Mezzanine Loan” means that certain mezzanine loan in the original principal amount of $36,140,981, made by Casablanca Mezzanine Lender to CSE Casablanca Holdings II, pursuant to the Casablanca Mezzanine Loan Agreement.

“Casablanca Mezzanine Loan Agreement” means that certain Mezzanine Loan Agreement dated as of July 31, 2007, between the CSE Casablanca Holdings II LLC and the Casablanca Mezzanine Lender, as the same may be amended, extended, renewed or replaced in accordance with the provisions of this Agreement.

“Casablanca Option” shall have the meaning set forth in the Recitals.

“Casablanca Option Agreement” shall have the meaning set forth in the Recitals.

“Casablanca Option Closing Date” means the date established in the Casablanca Option Agreement for the consummation of the transactions contemplated thereby.

“Casablanca Property” and “Casablanca Properties” shall have the meaning set forth in the Recitals.

“Casablanca Senior Lender” means Wells Fargo Bank, N.A., as Trustee  for the Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-TFL2, successor to  Column Financial, Inc., in its capacity as the holder of the Casablanca Senior Loan, and its permitted successors and assigns in such capacity.

“Casablanca Senior Loan” means that certain mortgage loan in the original principal amount of $287,182,422, made by the Casablanca Senior Lender to the Casablanca Senior Loan Borrowers pursuant to the Casablanca Senior Loan Agreement

“Casablanca Senior Loan Agreement” means that certain Amended and Restated Loan Agreement dated as of March 29, 2007, between the Casablanca Senior Loan Borrowers and the Casablanca Senior Lender, as heretofore amended by the Casablanca Senior Loan Modification Agreement, and, as the same may be further amended, extended, renewed or replaced in accordance with the provisions of this Agreement.

“Casablanca Senior Loan Borrowers” means, collectively, the Acquired Companies identified as such on Schedule III, being the borrowers under the Casablanca Senior Loan.

“Casablanca Senior Loan Modification Agreement” means that certain Modification Agreement dated as of July 31, 2007, between the Casablanca Senior Lender and the Casablanca Senior Loan Borrowers.

“Casablanca Subsidiaries” shall have the meaning set forth in the Recitals.

“Casablanca Units” shall have the meaning set forth in the Recitals.

“Cash Consideration” shall have the meaning set forth in Section 2.1(a).

“Casualty Event” shall have the meaning set forth in Section 12.1(a).

“CHR HUD Borrower” shall have the meaning set forth in the Preamble.

“Closing” shall mean that Core Portfolio Closing or HUD Closing, as applicable.

“Closing Adjustments” shall mean those adjustments determined in accordance with Section 2.2(a) that increase or decrease the Base Purchase Price in determining the Final Purchase Price.

“Closing HUD Portfolio Stock Value” shall have the meaning set forth in Section 3.1(d).

“Closing HUD Portfolio Stock Value Amount” shall have the meaning set forth in Section 3.1(d).

“Closing Stock Value” shall have the meaning set forth in Section 2.1(d).

“Closing VWAP” shall have the meaning set forth in Section 2.1(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall have the meaning set forth in Section 6.11.

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Contract” means any contract, undertaking, agreement, arrangement, commitment, indemnity, indenture, instrument, lease (but not including any Property Lease), forbearance agreement, consent, waiver or understanding, including any and all amendments, supplements, and modifications thereto, in each case whether written or oral, to or under which any Acquired Company or any of their respective assets is legally bound.

“Core Portfolio Closing” shall have the meaning set forth in Section 9.1.

“Core Portfolio Closing Date” shall have the meaning set forth in Section 9.1.

“Core Portfolio Closing Date VWAP” shall mean the meaning set forth in Section 2.1(b).

“CSE Indebtedness” shall mean the mortgage loans made prior to the date hereof by CSE Mortgage with an outstanding approximate principal amount of $59,350,000.

“CSE Mortgage” shall have the meaning set forth in the Preamble.

“CSE Mortgage Loan Document” means, with respect to each CSE Mortgage Loan, the loan documents that are Exhibits K-1 through K—5 hereto.

“CSE Mortgage Loans” means, collectively, the mortgage loans made or to be made to the Acquired Companies by CSE Mortgage.

“CSE Mortgage Loan Borrowers” means, collectively, the Acquired Companies identified as such on Schedule 13, being the borrowers under the CSE Mortgage Loans.

 “CSE SLB” shall have the meaning set forth in the Preamble.

“CSH REIT” shall mean CapitalSource Healthcare REIT, a Maryland real estate investment trust.

“Damaged Companies” shall have the meaning set forth in Section 12.1(b).

“Damages” means any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, any Proceeding brought by any Governmental Entity or other Person), including, without limitation, reasonable attorneys’, experts’ and consultants’ fees and costs of investigation or defense.

“Datasite” means the secure website maintained by CapitalSource at https://docs.capitalsource.com for purposes of electronically providing materials to the Buyer and its employees, agents, attorneys and advisors for its review in connection with the Transactions and shall include all materials posted thereto through the Closing Date.

“Delta Notes” means those promissory notes in the aggregate principal amount of $20,000,000 dated November 30, 2006 made by CSE Mortgage LLC to each of REIT Solutions, Inc., SJB No. 2, LLC, Wet One, LLC, DLF No. 3, LLC and JJT No. 1 LLC, as amended, and as assumed by CapitalSource Healthcare REIT.

“Deductible” shall have the meaning set forth in Section 11.2(c).

“Deferred Closing Option” shall have the meaning set forth in Section 6.18.

“Delayed Acquired Company” shall have the meaning set forth in Section 6.18(b).

“Delayed Debt Amount” shall have the meaning set forth in Section 6.18(c).

“Delta Purchase Agreement” means that certain Purchase and Sale Agreement dated as of August 22, 2006 among  CSE Mortgage, CSE SNF Holding II LLC, CSE Pine View LLC, REIT Solutions, Inc., Skyler Jackson, Inc., Skyler Mississippi, Inc. Skyler Waynesboro, Inc., SJB No. 2, LLC, JJT No. 1, LLC, DLF No. 3, LLC, SJB No. 2, LLC, Wet One, LLC, the entities listed on Annex 1 thereto, Scott J. Bell, Dana R. Foster, John J. Tolan and W. Edward Trehern, as amended.

“Disclosure Schedule” shall have the meaning set forth in Section 6.5.

“Employee Benefit Plan” means any of the following (whether written, unwritten or terminated): (a) any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan, dental plan, and sick leave; (b) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit, top hat or deferred compensation plan or any nonqualified deferred compensation or retirement plan or arrangement or any qualified defined contribution or defined benefit plan; or (c) any other plan, policy, program, arrangement or agreement which provides employee benefits or benefits to any current or former employee, dependent, beneficiary, director, independent contractor or like person, including, but not limited to, any severance agreement or plan, personnel policy, vacation time, holiday pay, service award, moving expense reimbursement programs, tool allowance, safety equipment allowance, fringe benefit plan or program, bonus or incentive plan, stock or other equity option, restricted stock or other equity, stock or other equity bonus or deferred bonus plan, salary reduction, change-of-control or employment agreement (or consulting agreement with a former employee).

“Encumbrance” means any mortgage, pledge, security interest, encumbrance, lien, limitation, restriction, assessment, encroachment, defect in title or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other laws, which secures the payment of a debt (including, without limitation, any Tax or Indebtedness) or the performance of an obligation.

“Environmental Claim” means any Proceeding by any Person alleging personal injury, property damage or other potential liability, including, without limitation, any cleanup liability, investigatory or response costs, natural resource damages or penalties arising out of, based on, or resulting from any actual or threatened (a) Release, disposal, or the presence in the environment, including, without limitation, the indoor environment, of any Hazardous Materials at or from any Acquired Property or CSFB Property or by or attributable to any Acquired Company or Casablanca Subsidiary, or any of their respective predecessors, at any location, (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws by or attributable to any Acquired Company or Casablanca Subsidiary or any of their respective predecessors in interest or (c) exposure of any human or the environment to any Hazardous Materials attributable to any Acquired Company or Casablanca Subsidiary or any of their respective predecessors.

“Environmental Laws” means all Laws (a) related to emissions, discharges, spills, Releases or threatened Releases of any Hazardous Materials into or impacting the indoor or outdoor environment, (b) governing the manufacture, processing, distribution, recycling, sale, offer for sale, distribution, use, generation, treatment, storage, disposal, transport, or handling of Hazardous Materials or (c) related to pollution or to the protection of the environment, human health or natural resources. Such Environmental Laws shall include, but are not limited to, the Resource Conservation and Recovery Act, and the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Occupational Safety and Health Act (but only to the extent it relates to exposure to Hazardous Materials), the Clean Water Act, the Clean Air Act, the Safe Drinking Water Act, and the Emergency Planning and Community Right-to-Know Act, each as amended from time to time, the state and local Laws implementing such Laws, and all state, local or foreign analogs.

“Environmental Permits” shall have the meaning set forth in Section 4.13(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or a successor law, and the regulations and rules issued pursuant to that act or to any successor law.

“ERISA Affiliate” means a Person treated together with any Acquired Company, HUD Company or Casablanca Holdings, as applicable, as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Excess Stock Value” shall have the meaning set forth in Section 2.1(d).

“Excluded Liabilities” means any and all liabilities or obligations of any Seller or any Acquired Company or HUD Company, whether accrued, absolute, contingent, known, unknown or otherwise, relating to any period ending on or before the Core Portfolio Closing Date or the HUD Portfolio Closing Date, as applicable, including Seller Taxes; provided, however, that “Excluded Liabilities” shall expressly not include (a) any liability to the extent such Liability is taken into account in the Closing Adjustments or (b) any liability that results from or arises out of any Assumed Indebtedness or Assumed HUD Portfolio Indebtedness or any post-Closing obligation or liability of the Acquired Companies or the HUD Companies unless the result of an inaccurate representation or breach of a warranty or covenant or unless such post-Closing obligation or liability arises from or is related to (i) the environmental condition of any Acquired Properties prior to the Core Portfolio Closing Date or HUD Properties prior to the HUD Portfolio Closing Date, as applicable or (ii) any actions or omissions by Seller or any Acquired Company or HUD Company prior to the Core Portfolio Closing Date or the HUD Portfolio Closing Date, as applicable.

“Facility Operator” means (a) as of the date hereof, each Person identified on Schedule IV hereto as a “Current Facility Operator”, and (b) as of immediately prior to the Closing, each Person identified on Schedule IV hereto as a “Facility Operator Upon Closing”.

“Final HUD Portfolio Stock Value” shall have the meaning set forth in Section 3.1(a).

“Final Purchase Price” shall have the meaning set forth in Section 2.1(a).

“Financial Statements” means, collectively, the financial statements set forth on Schedule V hereto.

“Financing” shall have the meaning set forth in Section 6.16.

“Force Majeure Event” means any riot, act of terrorism, war or hostilities between nations, act of God, fire, explosion, storm damage, tornado damage or flood damage that prevents any of the transactions contemplated by this Agreement from being consummated as a result of the ability of any party thereto, pursuant to and in accordance with the terms hereof, to terminate this Agreement.

“GAAP” means generally accepted accounting principles in the United States of America, applied on a consistent basis and applied to both classification of items and amounts, including without limitation, the official interpretations thereof by the Financial Accounting Standards Board, its predecessors and assigns.

“General Core Portfolio Indemnification Cap” shall have the meaning set forth in Section 11.2(c).

“General HUD Portfolio Indemnification Cap” shall have the meaning set forth in Section 11.2(c).

“Governmental Entity” means any domestic, international, foreign, national, multinational, territorial, regional, state or local governmental authority, quasi-governmental authority, instrumentality, court, commission, arbitrator or tribunal or any regulatory, administrative or other authority or agency, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Materials” means:  (a) any liquid, gaseous or solid material, substance or waste that (from use, handling, processing, storage, emission, disposal, spill, Release or any other activity or for any other reason) (i) is regulated by, forms the basis of liability under, or requires removal, remediation or reporting under any Environmental Law, or is listed, classified, defined, or regulated as a contaminant, pollutant, solid waste, toxic product or substance, “hazardous waste” or “hazardous substance” (or any other similar terms) pursuant to any Environmental Law, (ii) is regulated under Environmental Laws as being toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or (iii) is otherwise hazardous to human health or to the environment; (b) any petroleum product or by-product or fractions thereof, petroleum-derived substances, asbestos, polychlorinated biphenyls, radon, toxic mold, bacteria, lead-based paint, pesticides, defoliants, alcohols, chemical solvents, polybrominated diphenyl ether, or urea formaldehyde; and (c) any medical or radioactive waste, substance or material defined as such in the Occupational Safety & Health Act, the Toxic Substances Act or any Environmental Law.

“Health Department” shall have the meaning set forth in Section 4.17(a).

“HUD Companies” shall have the meaning set forth in the Recitals.

“HUD Company Securities” shall have the meaning set forth in the Recitals.

“HUD Financing” means financing provided by or insured by the United State Department of Housing and Urban Development.

“HUD Portfolio Adjustment Note” shall have the meaning set forth in Section 3.1(d).

“HUD Portfolio Cash Consideration” shall have the meaning set forth in Section 3.1(a).

“HUD Portfolio Closing” shall have the meaning set forth in Section 9A.1.

“HUD Portfolio Closing Adjustments” shall mean those adjustments determined in accordance with Section 3.2 that increase or decrease the Base HUD Portfolio Purchase Price in determining the HUD Portfolio Final Purchase Price.

“HUD Portfolio Closing Date” shall have the meaning set forth in Section 9A.1.

“HUD Portfolio Closing Date VWAP” shall have the meaning set forth in Section 3.1(b).

“HUD Portfolio Excess Stock Value” shall have the meaning set forth in Section 3.1(d).

“HUD Portfolio Final Purchase Price” shall have the meaning set forth in Section 3.1(a).

“HUD Portfolio Note” shall have the meaning set forth in Section 3.1(a)(ii)(D).

“HUD Portfolio Stock Consideration” shall have the meaning set forth in Section 3.1(a).

“HUD Portfolio Stock Price” shall have the meaning set forth in Section 3.1(b).

“HUD Properties” shall have the meaning set forth in the Recitals.

“HUD Transaction Documents” shall have the meaning set forth in Section 9A.2(b).

“Income Tax” means any federal, state, local, or foreign Tax based on or measured by reference to net income, including any interest, penalty, or addition thereto, whether disputed or not.

“Indebtedness” means, with respect to any Acquired Company or Casablanca Subsidiary: (a) any liability for borrowed money, or evidenced by an instrument for the payment of money, or incurred in connection with the acquisition of any property, services or assets (including securities), or relating to a capitalized lease obligation, including, without limitation, accounts payable or any other indebtedness to trade creditors created or assumed by any Acquired Company or Casablanca Subsidiary in the ordinary course of business in connection with the obtaining of materials or services; (b) obligations under exchange rate contracts or interest rate protection agreements; (c) any obligations to reimburse the issuer of any letter of credit, surety bond, performance bond or other guarantee of contractual performance, in each case to the extent drawn or otherwise not contingent; (d) all Indebtedness of others secured by any lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; (e) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) above; and (f) any payments, fines, fees, penalties or other amounts applicable to or otherwise incurred in connection with or as a result of any prepayment or early satisfaction of any obligation described in clauses (a) through (e) above; provided, however, that notwithstanding the foregoing, “Indebtedness” shall not include any obligation or indebtedness of any Acquired Company that consists solely of a pledge of its equity securities that will be released at the Core Portfolio Closing or HUD Portfolio Closing, as applicable.

“Indemnified Parties” shall have the meaning set forth in Section 11.2(b).

“Indemnifying Party” shall have the meaning set forth in Section 11.2(f).

“Initial HUD Portfolio Stock Value” shall have the meaning set forth in Section 3.1(a).

“Initial Stock Value” shall have the meaning set forth in Section 2.1(a).

“Initial VWAP” shall have the meaning set forth in Section 2.1(b).

“Inspection Facility” shall have the meaning set forth in Section 14.14.

“Insurance Payment” shall have the meaning set forth in Section 11.2(d).

“Insured Property” shall have the meaning set forth in Section 6.15(a).

“Intercreditor Agreements” shall have the meaning set forth in Section 6.14.

“Knowledge” means (i) with respect to Sellers, the actual knowledge of the individuals listed on Exhibit H, and (ii) with respect to the Buyer, the actual knowledge of the individuals listed on Exhibit I.

“LAD I” shall have the meaning set forth in Section 12.4(c).

“LAD I Lease” means that certain Master Lease Agreement dated as of October 15, 2004 between LAD I Real Estate Company, LLC, as landlord, and Long Term Care Institute of St. Petersburg LLC as Tenant, as amended.

“Law” means any law (including, without limitation, the Foreign Corrupt Practices Act), common law, statute (including, without limitation, those relating to zoning, land use, the Americans with Disabilities Act, abandoned property and similar laws and regulations), ordinance, regulation, rule, directive, Permit, license, certificate, judgment, order, award, decree or other decision or requirement of any Governmental Entity.

“LCT” shall have the meaning set forth in Section 6.12(a).

“License Authorities” shall have the meaning set forth in Section 6.3.

“Limit Violation” shall have the meaning set forth in Section 12.5.

“Material Adverse Effect” means: (a) when used with reference to Sellers (solely with respect to their ability to consummate the transactions contemplated hereby), the Acquired Companies (which for purposes of this definition shall include the HUD Companies and Casablanca Holdings), the HUD Companies or the Buyer, as the case may be, any event, circumstance, change or effect (any such item, an “Effect”) that is materially adverse to the business, financial condition or results of operations of such person or entity and their Subsidiaries taken as a whole; provided, however, that in no event shall any of the following be deemed, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect:  (i) any Effect that results from changes in general economic conditions or changes in securities markets in general, including any changes in interest rates, (ii) any Effect that results from general changes in the industries in which such party and its Subsidiaries operate, (iii) any Effect related to the public announcement or the pendency or consummation of the transactions contemplated by this Agreement, (iv) any Effect that results from any action taken at the specific request of the other party, (v) any change in the market price or trading volume of the Buyer Common Stock after the date hereof, (vi) any Effect that results from natural disasters, acts of war, sabotage or terrorism, military actions or the escalation thereof, or (vii) any Effects resulting from any change in applicable law or regulation applicable to a party or any of its Subsidiaries; except in the case of clauses (i), (ii), (vi) and (vii), for any Effect that has a significantly disproportionate adverse impact on such party and its Subsidiaries compared to other companies of similar size operating in the principal industries in which such party and its Subsidiaries operate; or (b) when used with reference to Sellers or Buyer; as the case may be, any Effect that is materially adverse to the ability of Sellers or Buyer to perform their obligations under this Agreement or the Option Agreement.

“Mayer Landlords” shall have the meaning set forth in Section 6.12(a).

“Mayer Lease” shall have the meaning set forth in Section 6.12(a).

“Mayer Notice” shall have the meaning set forth in Section 6.12(b).

“Mayer Properties” shall have the meaning set forth in Section 6.12(a).

“Mitigation Payment” shall have the meaning set forth in Section 11.2(d).

“New HUD Indebtedness” means proposed HUD Financing in the principal amount of $129,600,000.

“Non-Appealable Matter” means any final, binding and non-appealable judgment, award, determination, order, writ, injunction or decree of any Governmental Entity of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement or the other Transaction Documents, or pursuant to which such transactions are held by such Governmental Entity to be illegal or unenforceable.

“Note” shall have the meaning set forth in Section 2.1(a)(iv).

“Operator Licenses” shall have the meaning set forth in Section 4.17(a).

“Order” shall have the meaning set forth in Section 6.3.

“Other Party” shall have the meaning set forth in Section 11.3(c).

“Ownership Limit” shall have the meaning set forth in Section 12.5.

“Past Due Rent” shall have the meaning set forth in Section 2.2(a).

“Payment Shares” shall have the meaning set forth in Section 11.2(g).

“Performing Party” shall have the meaning set forth in Section 11.3(c).

“Permits” shall have the meaning set forth in Section 4.12(b).

“Permitted Encumbrance” means any (a) right of way, easement, Encumbrance, written agreement or Law affecting the improvement, use or occupancy or any reservation of an interest in title imposed or promulgated by applicable Law with respect to real property and improvements, including zoning regulations, provided they do not materially and adversely affect the current use of any Acquired Property, HUD Property or Casablanca Property, (b) right of way, easement, Encumbrance, written agreement or Law affecting the improvement, use or occupancy or any reservation of an interest that is disclosed on existing title reports or existing surveys delivered to the Buyer on or before the date hereof, (c) the existing subleases identified in Section 4.6(a) of the Disclosure Schedule (including the rights of subtenants thereunder), copies of which have been made available to the Buyer on or before the date hereof, (d) mechanics’, carriers’, workmen’s, repairmen’s and similar lien incurred in the ordinary course of business and which (i) is not yet due and payable, (ii) is duly budgeted to be paid and (iii) does not materially detract from the value of or materially interfere with the present use of any of the Acquired Property, HUD Property or Casablanca Property subject thereto or affected thereby, (e) Encumbrance for Taxes that are not yet due and payable, (f) agreement to which neither any Seller nor any Acquired Company, HUD Company or any Casablanca Subsidiary is a party that does not affect the use or occupancy of any Acquired Property, HUD Property or Casablanca Property in any material respect or is otherwise not material, (g) the Property Leases (and the rights of tenants thereunder, including any rights of first refusal or purchase options thereunder) and any Property Lease entered into subsequent to the date hereof in accordance with the terms hereof, (h) all Permitted Securities Encumbrances and all Encumbrances securing or otherwise relating to any Assumed Indebtedness or Assumed HUD Portfolio Indebtedness (including any HUD regulatory agreements and CSE Indebtedness), (i) minor imperfections or defects of title or other matters that do not materially detract from the value of or materially interfere with the use of any Acquired Property, HUD Property or Casablanca Property and (j) the Permitted Encumbrances constituting pledges of equity interests to Wachovia Bank, N.A. listed on Section 4.14(a) of Sellers’ Disclosure Schedule, which Encumbrances shall be released at or prior to the Core Portfolio Closing, the HUD Portfolio Closing or the exercise of the Casablanca Option, as applicable.

“Permitted Securities Encumbrances” shall have the meaning set forth in Section 4.3(a).

“Person” means an individual, a partnership (general or limited), a corporation, a limited liability company, an association, a joint stock company, Governmental Entity, a business or other trust, a joint venture, any other business entity or an unincorporated organization.

“Pledge Agreement” shall have the meaning set forth in Section 6.19(b).

“Portfolio Records” shall have the meaning set forth in Section 6.8(b).

“Post-Closing Period” shall have the meaning set forth in Section 2.2(a).

“Post-HUD Portfolio Closing Period” shall have the meaning set forth in Section 3.2(a).

“Pre-Closing Period” shall have the meaning set forth in Section 2.2(a).

“Pre-Closing Taxes” shall have the meaning set forth in Section 6A.2(a).

“Pre-HUD Portfolio Closing Period” shall have the meaning set forth in Section 3.1(b).

“Prepaid Expenses” shall have the meaning set forth in Section 2.2(a).

“Prepaid HUD Portfolio Expenses” shall have the meaning set forth in Section 3.2(a).

“Prepaid HUD Portfolio Income” shall have the meaning set forth in Section 3.2(a).

“Prepaid Income” shall have the meaning set forth in Section 2.2(a).

“Primary Use” shall have the meaning set forth in Section 4.17(a).

“Proceeding” means any action, suit, proceeding, arbitration, claim, complaint, decree, lawsuit or any notice of violation, noncompliance or investigation.

“Property Financial Statements” shall have the meaning set forth in Section 6.9(a).

“Property Lease” means each document comprising, evidencing, securing or entered into in connection with a lease or sublease of all or any portion of the real property compromising any Acquired Property or CSFB Property.

“Provider Agreement” shall mean any provider agreements with respect to any Acquired Property or CSFB Property under which any Person is eligible to receive payment under Title XVIII or Title XIX of the Social Security Act or any other governmental or quasi-governmental third party payor programs or any private or quasi-private healthcare reimbursement or private payor programs (including so-called “HMO” and “PPO” programs) as well as any other agreement, arrangement, program or understanding with any Governmental Entity or private organization pursuant to which the applicable Acquired Property qualifies for payment or reimbursement for medical or therapeutic care or other goods or services rendered or supplied to any resident of such Acquired Property or CSFB Property.

“Registration Rights Agreement” means a Registration Rights Agreement, in the form attached hereto as Exhibit J.

“REIT” shall have the meaning set forth in Section 5.11(d).

“Release” means the intentional or unintentional spilling, emitting, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Material into the indoor or outdoor environment.

“Release Price” shall have the meaning set forth in Section 6.12(c).

“Released Persons” shall have the meaning set forth in Section 6.7(a).

“Remediation” means any abatement, investigation, clean-up, removal action, remedial action, restoration, repair, response action, engineering or institutional controls, corrective action, monitoring, sampling and analysis, installation, reclamation, closure, or post-closure in connection with the suspected, threatened or actual Release of Hazardous Materials.

“SEC” shall have the meaning set forth in Section 5.8(a).

“SEC Documents” shall have the meaning set forth in Section 5.8(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller Consents” shall have the meaning set forth in Section 4.4.

“Seller Indemnified Parties” shall have the meaning set forth in Section 11.2(b).

“Seller Transaction Costs” means all costs and expenses incurred by any Seller and/or any of the Acquired Companies in connection with the negotiation, documentation, execution, delivery and performance of this Agreement and the Transaction Documents, including, without limitation, the fees and disbursements of counsel, accountants and consultants engaged by Sellers, any Acquired Company or any Affiliate thereof, one-half of the fees incurred in connection with obtaining the endorsements to the title insurance policies or endorsements required by Section 4.6.

“Seller/Tenant Indebtedness” shall have the meaning set forth in Section 4.14(b).

“Sellers” shall have the meaning set forth in the Preamble.

“Sellers’ Disclosure Schedule” shall have the meaning set forth in Section 6.5.

“Sellers’ Tax Contest” shall have the meaning set forth in Section 6A.2(e).

“Sellers’ Taxes” means taxes payable by any Seller pursuant to Section 6A of this Agreement.

“SNF Holding” shall have the meaning set forth in the Preamble.

“St. Petersburg Closing” shall have the meaning set forth in Section 12.4(a).

“St. Petersburg Property” shall have the meaning set forth in Section 4.23.

“Stock Consideration” shall have the meaning set forth in Section 2.1(a).

“Straddle Period Tax Return” shall have the meaning set forth in Section 6A.2(c).

“Subsidiary” means any Person (other than an individual) with respect to which any other Person (or any Subsidiary thereof) has the power to vote or direct the voting of sufficient securities or other interests to elect a majority of the directors (or persons in similar positions, including, without limitation, trustees) thereof.

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind, including, without limitation, all net income, gross receipts, ad valorem, value added, transfer, gains, franchise, windfall, profits, inventory, net worth, capital stock, assets, sales, use, license, registration, documentation fees, estimated, withholding (including dividend withholding and withholding required pursuant to Sections 1445 and 1446 of the Code), payroll, premium, capital employment, social security, workers compensation, unemployment, excise, severance, stamp, occupation, customers’ duties, tariffs and property taxes, together with any interest and penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity or Tax authority.

“Tax Action” has the meaning set forth in Section 6A.2(e).

“Tax Return” means any return, report, declaration, statement, extension, form or other documents or information filed with or submitted to, or required to be filed with or submitted to, any governmental body in connection with the determination, assessment, collection or payment of any Tax.

“Tenant” means the tenant under each applicable Property Lease.

“Termination Date” shall have the meaning set forth in Section 10.1(a).

“Third Party Payment” shall have the meaning set forth in Section 11.2(d).

“Title Commitments” shall have the meaning set forth in Section 6.15(b).

“Title Policy” shall have the meaning set forth in Section 6.15(b).

“Title Searches” shall have the meaning set forth in Section 6.15(a).

“Trading Day” means a day on which the Buyer Common Stock is traded on a Trading Market.  If the Common Stock is not traded on a Trading Market, then Trading Day means a Business Day.

“Trading Market” means the following markets or exchanges on which the Buyer Common Stock is listed or quoted for trading on the date in question: the NYSE Amex Equities, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board.

“Transaction Documents” means, collectively, this Agreement, the Registration Rights Agreement, the Casablanca Option Agreement and the certificates and instruments delivered hereby and thereby.

“Uninsured Property” shall have the meaning set forth in Section 6.15(b).

“Updated HUD Financial Statements” shall have the meaning set forth in Section 6.9(b).

“VWAP” shall mean, for any date, the daily volume weighted average price of the Buyer Common Stock for such date (or the nearest preceding date) on the principal Trading Market on which the Buyer Common Stock is then listed or quoted for trading as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)).

“2009 Property Financial Statements” shall have the meaning set forth in Section 6.9(b).

SECTION 14.	GENERAL PROVISIONS

14.1	Construction.

Within this Agreement, the other Transaction Documents and all other documents required to consummate the transactions contemplated hereby, the singular shall include the plural and the plural shall include the singular, and any gender shall include all other genders, all as the meaning and the context of this Agreement shall require.  Unless otherwise specified, references to section numbers contained herein shall mean the applicable section of this Agreement and references to exhibits and schedules shall mean the applicable exhibits and schedules to this Agreement.  The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder and any successor statute or Law thereto, unless the context requires otherwise.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

14.2	Further Assurances.

Each party hereto shall use its commercially reasonable efforts to comply with all requirements imposed hereby on such party and to cause the transactions contemplated herein to be consummated as contemplated herein and shall, from time to time and without further consideration, either before or after the consummation of the transactions contemplated by the Transaction Documents, execute such further instruments and take such other actions as any other party hereto shall reasonably request in order to fulfill its obligations under this Agreement and to effectuate the purposes of this Agreement and to provide for the orderly and efficient transition to the Buyer of the ownership of the Acquired Company Securities, the HUD Company Securities and the Casablanca Units.

14.3	Costs and Expenses.

Sellers shall bear the Seller Transaction Costs and the Buyer shall bear the Buyer Transaction Costs, and to the extent not covered by the foregoing, each party will pay its own costs and expenses.

14.4	Notices.

All notices or other communications permitted or required under this Agreement shall be in writing and shall be sufficiently given if and when hand delivered or sent by facsimile to the Persons set forth below or if sent by documented overnight delivery service or certified mail, postage prepaid, return receipt requested, addressed as set forth below or to such other Person or Persons and/or at such other address or addresses (or facsimile number) as shall be furnished in writing by any party hereto to the others.  Any such notice or communication shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases.

To the Buyer:

Omega Healthcare Investors, Inc.
Suite 3500
200 Independence Circle
Hunt Valley, MD 21030
Attention:                     C. Taylor Pickett
Facsimile:                      (410) 824-3570

With a copy to:

Bryan Cave LLP
One Atlantic Center
14th Floor
1201 West Peachtree Street, N.E.
Atlanta, Georgia  30309-3488
Attention:                     Rick Miller
Telephone:                    (404) 572-6787
Telecopier:                    (404) 420- 0787

To the Sellers:

c/o CapitalSource Inc.
4445 Willard Avenue
12th Floor
Chevy Chase, MD
Attention:                     General Counsel
Facsimile:                      (301) 841-2380

With a copy to:

Hogan & Hartson LLP
Columbia Square
555 Thirteenth Street, NW
Washington, DC  20004
Attention:                     James Showen
       Alexander Cobey
Facsimile:                      (202) 637-5910

Any notice or other communications on the part of Sellers may be made by CapitalSource as agent for all of the other Sellers.

14.5	Assignment and Benefit.

(a)   This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.  Neither this Agreement, nor any of the rights hereunder or thereunder, may be assigned by any party, nor may any party delegate any obligations hereunder or thereunder, without the written consent of the other parties hereto or thereto; provided, that the Buyer may assign its rights hereunder to one or more of its wholly-owned Subsidiaries and, in connection therewith, such wholly-owned Subsidiary shall assume such Assumed Indebtedness or Assumed HUD Portfolio Indebtedness as is related to the rights so assigned (but the Buyer shall not be released from its obligations hereunder upon any such assignment).  Any assignment or attempted assignment other than in accordance with this Section 14.5(a) shall be void ab initio.

(b)   Except as provided in Section 6.7 (Seller Releases) and Section 11.2 (Indemnification), this Agreement shall not be construed as giving any Person, other than the parties hereto and their permitted successors, heirs and assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any of the provisions herein contained, this Agreement and all provisions and conditions hereof being intended to be, and being, for the sole and exclusive benefit of such parties, and their respective permitted successors, heirs and assigns and for the benefit of no other Person or entity.

14.6	Amendment, Modification and Waiver.

The parties hereto may amend or modify, or may waive any right or obligation under, this Agreement in any respect, provided that any such amendment, modification or waiver shall be in writing and executed by the Buyer and Sellers.  No waiver of any breach of any provision of this Agreement shall constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

14.7	Governing Law; Consent to Jurisdiction.

This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State, irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of law.  Any legal action, suit or Proceeding arising out of or relating to this Agreement shall be instituted, heard and determined exclusively in any federal court or in any state court located in Wilmington, Delaware, and each party hereto hereby waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or Proceeding, and hereby irrevocably and unconditionally submits to the jurisdiction of any such court.  Any and all service of process and any other notice in any such action, suit or Proceeding shall be effective against any party hereto if given as provided in Section 14.4.  Nothing herein contained shall be deemed to affect the right of any party to serve process in any other manner permitted by applicable Law.

14.8	Section Headings and Defined Terms.

The section headings contained herein are for reference purposes only and shall not in any way affect the meaning and interpretation of any of the provisions of this Agreement. Except as otherwise indicated, all agreements defined herein refer to the same as from time to time amended or supplemented or the terms thereof waived or modified in accordance herewith and therewith.

14.9	Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

14.10	Counterparts.

This Agreement and the other documents required to consummate the transactions contemplated herein may be executed in one or more counterparts, each of which shall be deemed an original (including facsimile and PDF signatures), and all of which together shall be deemed to be one and the same instrument.  The parties hereto may deliver this Agreement and the other documents required to consummate the transactions contemplated herein by telecopier machine/facsimile or via e-mail and each party shall be permitted to rely upon the signatures so transmitted to the same extent and effect as if they were original signatures.

14.11	Entire Agreement.

This Agreement, the other Transaction Documents, the Disclosure Schedule and the schedules and exhibits hereto constitute the entire agreement between the parties hereto, and supersede all prior agreements and understandings (written or oral), with respect to such subject matter.

14.12	Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.13	Remedies.

Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.  Notwithstanding the foregoing, the rights and remedies contained in this Agreement shall constitute the sole and exclusive means of recourse against Sellers with respect to any current or future environmental conditions at, on, under or emanating from the Acquired Properties or any other real property currently or formerly owned by any Acquired Company or Casablanca Holdings, and the Buyer expressly waives any and all other claims, rights, or causes of action it may have against Sellers, now or in the future, arising under, in connection with or relating to any Environmental Law (whether by statute, regulation, or common law) with respect to such properties.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which the parties are entitled at Law or in equity.  Notwithstanding anything to the contrary in this Agreement, in no event shall either party to this Agreement be liable for the punitive damages, however caused and on any theory of liability, arising out of the performance of, or the failure to perform, any obligation(s) set forth herein.

14.14	Facility Inspections.

(a)   Sellers acknowledge that the Buyer has not yet had an opportunity to complete inspections of the the Acquired Properties, HUD Properties or Casablanca Properties listed on Schedule 14.14 attached hereto (the “Inspection Facilities”).  Buyer agrees to complete the inspections for the Inspection Facilities as soon as reasonably practicable after the date hereof.

(b)   Within ten (10) days after Buyer has completed the inspection of the Inspection Facilities, Buyer shall deliver to Sellers a list of required repairs at any Inspection Facility.   To the extent that the cost of all such repairs for any Inspection Facility exceeds $50,000, Sellers be responsible for all repair costs for such Facility in excess of $50,000, subject to the following: (i) Sellers shall have the right to complete such repairs prior to the applicable Closing, to the extent Sellers do not so, Buyer shall receive a credit at the applicable Closing for the cost of any repairs in excess of $50,000, (ii) to the extent any such repairs are the responsibility of a Tenant under a Property Lease, prior to the applicable Closing, Sellers shall have the right to cause the applicable Tenant to complete such repairs and to the extent the Tenant does not do so, Sellers shall have the right prior to the applicable Closing to seek reimbursement from the Tenant and (iii) to the extent that Sellers and Buyer do not agree as to the cost of or necessity for repairs at any Inspection Facility, Sellers and Buyer shall endeavor to act reasonably and in good faith to resolve such disagreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Securities Purchase Agreement as of the date first written above.

SELLERS:

CAPITALSOURCE INC.

By:	/s/ Jim Pieczynski
Name:	Jim Pieczynski
Title:	President - Healthcare Real Estate Business

CHR HUD BORROWER LLC

By:	/s/ Jim Pieczynski
Name:	Jim Pieczynski
Title:	Vice President

CSE MORTGAGE LLC

By:	/s/ Jim Pieczynski
Name:	Jim Pieczynski
Title:	President - Healthcare Real Estate Business

CSE SLB LLC

By:	/s/ Jim Pieczynski
Name:	Jim Pieczynski
Title:	President

CSE SNF HOLDING LLC

By:	/s/ Jim Pieczynski
Name:	Jim Pieczynski
Title:	Vice President

BUYER:

OMEGA HEALTHCARE INVESTORS, INC.

By:	/s/ C. Taylor Pickett
Name:	C. Taylor Pickett
Title:	Chief Executive Officer